                                                Filed Pursuant to Rule 424(B)(3)
                                                      Registration No. 333-65836


                      COLUMBIA FINANCIAL OF KENTUCKY, INC.
                               2497 DIXIE HIGHWAY
                          FT. MITCHELL, KENTUCKY 41017
                                 (859) 331-2419

                          ----------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 31, 2001


     Notice is hereby given that the special meeting of shareholders of Columbia Financial of Kentucky, Inc., will be held on October 31, 2001, at 11:00 a.m., Eastern Standard Time, at the Holiday Inn, located at 2100 Dixie Highway, Ft. Mitchell, Kentucky. A joint prospectus/proxy statement and proxy card for the special meeting are enclosed. The special meeting will be held for the purpose of considering and voting upon the following matters:

     1. To adopt an amendment to the Articles of Incorporation of Columbia Financial of Kentucky, Inc., to delete Article Seventh;

     2. To approve and adopt an agreement and plan of reorganization, dated as of June 4, 2001, by and among Columbia Financial of Kentucky, Inc., Columbia Federal Savings Bank, Camco Financial Corporation, Camco Acquisition Corp. and Advantage Bank, and the transactions contemplated by that agreement, including the merger of Camco Acquisition Corp. into Columbia Financial, the merger of Columbia Financial into Camco Financial and the merger of Columbia Federal into Advantage Bank, and the exchange of each outstanding share of Columbia Financial, no par value per share, into the right to receive $6.90 and .3681 share of Camco common stock; and

     3. Such other business incident to the conduct of the special meeting as may properly come before the special meeting and any adjournment or postponement of the special meeting, including adjournment of the special meeting to allow for additional solicitation of shareholder votes in order to obtain the required vote to adopt the amendment to the articles of incorporation, to approve and adopt the merger agreement, and to approve the transactions contemplated by the merger agreement.

     The board of directors of Columbia Financial has established September 18, 2001, as the record date for the determination of shareholders entitled to receive notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. Only record holders of Columbia Financial common shares as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

THE COLUMBIA FINANCIAL BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE MATTERS PROPOSED.

                                        By Order of the Board of Directors,


September 20, 2001                      Robert V. Lynch, President

        PROSPECTUS                                   PROXY STATEMENT
 CAMCO FINANCIAL CORPORATION              COLUMBIA FINANCIAL OF KENTUCKY, INC.
  for the issuance of up to              for the Special Meeting of Shareholders
966,613 Shares of Common Stock


     On June 4, 2001, Camco Financial Corporation, Camco Acquisition Corp., Advantage Bank, Columbia Financial of Kentucky, Inc., and Columbia Federal Savings Bank executed a merger agreement that provides for the acquisition of Columbia Financial and Columbia Federal by Camco and Advantage Bank. For tax reasons, the acquisition will involve the merger of Camco Acquisition Corp. into Columbia Financial and the subsequent mergers of Columbia Financial into Camco and Columbia Federal into Advantage Bank.

     We cannot complete the merger unless the holders of at least 1,312,976 Columbia Financial shares, which is a majority of the issued and outstanding Columbia Financial shares, adopt the merger agreement. The Columbia Financial board of directors has scheduled a special meeting for Columbia Financial's shareholders to vote on the merger agreement and a related amendment to Columbia Financial's articles of incorporation. The date, time and place of the special meeting are as follows:

                                OCTOBER 31, 2001
                        11:00 A.M., EASTERN STANDARD TIME
                                   HOLIDAY INN
                               2100 DIXIE HIGHWAY
                             FT. MITCHELL, KENTUCKY

     If we complete the merger, each Columbia Financial shareholder will receive $6.90 in cash and .3681 share of Camco common stock, subject to possible adjustment, in exchange for each Columbia Financial share owned immediately before we complete the merger.

     Camco shares are listed on The Nasdaq National Market under the symbol "CAFI." On September 20, 2001, the date before we printed this prospectus/proxy statement, Camco shares closed at $12.10. Based on that $12.10 price, .3681 share of Camco would be valued at $4.45, and the total value of the Camco stock and cash a Columbia Financial shareholder would receive for each Columbia Financial share would be $11.35.

     This prospectus/proxy statement provides detailed information about the merger. We encourage you to read this entire document carefully.

     AN INVESTMENT IN THE COMMON STOCK OF CAMCO INVOLVES CERTAIN RISKS. FOR A DISCUSSION OF THESE RISKS, SEE "RISK FACTORS" BEGINNING ON PAGE 14 OF THIS DOCUMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE CAMCO STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROSPECTUS/PROXY STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE CAMCO STOCK IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     This prospectus/proxy statement is dated September 20, 2001, and is first being mailed to shareholders of Columbia Financial on or about September 28, 2001.

                      REFERENCES TO ADDITIONAL INFORMATION

     This document incorporates important business and financial information about our companies from documents that we have filed with the Securities and Exchange Commission but have not included in or delivered with this document. If you write to us or call us, we will send you these documents, excluding exhibits, without charge. You can contact us at:

     Camco Financial Corporation            Columbia Financial of Kentucky, Inc.
     6901 Glenn Highway                     2497 Dixie Highway
     Cambridge, Ohio  43725                 Ft. Mitchell, Kentucky 41017
     Attention:  Anita Frencik              Attention:  Robert V. Lynch
     (740) 435-2020                         (859) 331-2419

     TO PERMIT TIMELY DELIVERY, WE SHOULD RECEIVE YOUR REQUEST FOR DOCUMENTS BY OCTOBER 24, 2001. We will mail the documents you request by first class mail, by the next business day after we receive your request.

     See "Where you can find more information" on page 42 for more information about the documents referred to in this prospectus/proxy statement.

                                TABLE OF CONTENTS


Summary...................................................................................................................1
Comparative stock prices and dividends....................................................................................5
Selected consolidated financial data of Camco.............................................................................6
Selected consolidated financial data of Columbia Financial................................................................7
Selected consolidated pro forma data......................................................................................9
Comparative per share data...............................................................................................10
Pro forma unaudited condensed combined consolidated statements
     of financial condition....................................                                                          11
Pro forma unaudited condensed combined consolidated statements of earnings.........................................................................................................12
Sources of information...................................................................................................13
Risk factors.............................................................................................................14
     Fluctuation in the market price of Camco stock will affect the value of the .3681 share of Camco stock....................................................................14
     Camco may fail to realize the anticipated benefits of the merger....................................................14
     Changes in interest rates could reduce Camco's income...............................................................14
Forward looking statements...............................................................................................15
Regulatory approvals required............................................................................................15
The special meeting of Columbia Financial shareholders...................................................................16
   Time, date and place..................................................................................................16
   Purpose of the meeting................................................................................................16
   Shares outstanding and entitled to vote; record date..................................................................16
   Votes required........................................................................................................16
   Voting and solicitation and revocation of proxies.....................................................................17
Dissenters' rights.......................................................................................................18
Proposed amendment to the Columbia Financial articles of incorporation...................................................19
The parties to the merger agreement......................................................................................21
   Camco.................................................................................................................21
   Columbia Financial....................................................................................................21
The merger...............................................................................................................21
   Background and reasons for the merger.................................................................................22
   Opinion of Keefe, Bruyette & Woods....................................................................................24
   Recommendation of the board of directors of Columbia Financial........................................................27
   Merger consideration..................................................................................................27
   Exchange of certificates evidencing Columbia Financial shares.........................................................29
   Employee matters......................................................................................................29
   Representations, warranties and covenants.............................................................................30
   Conduct of business pending the merger................................................................................31
   Conditions............................................................................................................32
   Effective time........................................................................................................33
   Termination and amendment.............................................................................................33
   Interests of directors and officers...................................................................................34
   Resale of Camco common shares.........................................................................................35
   Federal income tax consequences.......................................................................................35
   Accounting treatment..................................................................................................36
Description of Camco shares..............................................................................................36
   Authorized stock......................................................................................................36
   Special meetings......................................................................................................36
   Preemptive rights.....................................................................................................37
   Voting rights.........................................................................................................37
   Board of directors....................................................................................................37
   Antitakeover provisions in the Camco's certificate of incorporation and bylaws........................................37
Comparison of rights of holders of Camco shares and holders of Columbia Financial shares.................................38

   Authorized stock......................................................................................................38
   Director nominations..................................................................................................38
   Indemnification of directors and officers.............................................................................39
   Antitakeover provisions...............................................................................................39
   Antitakeover statutes.................................................................................................40
Legal matters............................................................................................................41
Experts..................................................................................................................42
Proposals for the 2002 annual shareholders' meeting......................................................................42
Where you can find more information......................................................................................42

ANNEX A Agreement of Merger and Plan of Reorganization dated June 4, 2001, by and among Camco Financial Corporation, Camco Acquisition Corp., Advantage Bank, Columbia Financial of Kentucky, Inc., and Columbia Federal Savings Bank

ANNEX B Opinion of Keefe, Bruyette & Woods, Inc. dated September 20, 2001

ANNEX C Rights of dissenting shareholders, Ohio General Corporation Law Section
        1701.85

                                     SUMMARY

     This summary highlights selected information from this prospectus/proxy statement. It does not contain all of the information that is important to you. You should read carefully this entire document and the other documents referred to in this document to fully understand the merger. To obtain more information, see "Where you can find more information" on page 42. Page references are included in this summary to direct you to a more complete description of topics discussed in this document.


THE PARTIES (PAGE 21)

Camco Financial Corporation/Camco Acquisition Corp./Advantage Bank 6901 Glenn Highway
Cambridge, Ohio  43725
(740) 435-2020

     Camco is a savings and loan holding company organized under Delaware law in 1970. Through its wholly-owned subsidiaries, Advantage Bank and Camco Title Insurance Agency, Inc., Camco is engaged in the financial services business in Ohio, Kentucky and West Virginia.

     Camco Acquisition Corp. is a wholly-owned subsidiary of Camco that was incorporated under Ohio law in May 2001 for the sole purpose of facilitating this merger.

     Advantage Bank is an Ohio savings bank. It was incorporated in 1885 as The Cambridge Loan and Building Company, and renamed Advantage Bank in June 2001 when Camco consolidated its four other subsidiary banks into the renamed Advantage Bank. Advantage Bank has its principal office in Cambridge, Ohio, and 20 branch offices located in Ohio, Kentucky and West Virginia.

Columbia Financial of Kentucky, Inc./Columbia Federal Savings Bank 2497 Dixie Highway
Ft. Mitchell, Kentucky 41017
(859) 331-2419

     Columbia Financial is an Ohio corporation that was formed in 1997 in connection with the conversion of Columbia Federal Savings Bank from a mutual savings bank to a stock savings bank.

     Columbia Federal Savings Bank, a federal savings bank, was formed in 1884 and conducts business in northern Kentucky. Columbia Federal Savings Bank is principally engaged in the business of making first mortgage loans and accepting deposits in its primary lending area.


THE MERGER (PAGE 21)

     The merger agreement provides for the merger of Camco Acquisition Corp. into Columbia Financial and the immediate subsequent mergers of Columbia Financial into Camco and Columbia Federal into Advantage Bank. The mergers cannot be completed unless the holders of at least 1,312,976 Columbia Financial shares, which is a majority of the issued and outstanding shares, approve the merger.

     If the merger is completed, each Columbia Financial shareholder will receive $6.90 and .3681 share of Camco common stock for each Columbia Financial share owned. On September 20, 2001, the date before we printed this prospectus/proxy statement, Camco stock closed at $12.10 on Nasdaq. Based on such $12.10 price, .3681 share of Camco stock would be valued at $4.45, and the total value of the Camco stock and cash a Columbia Financial shareholder would receive for each Columbia Financial share would equal $11.35.

     The total value of the merger consideration on the closing date will depend, therefore, on the value of a share of Camco stock on such date. If the market value of Camco stock on the closing date is $9.25, then the value of the stock component would be $3.40 (.3681 multiplied by $9.25) and the total value of the per share merger consideration would be $10.30 ($3.40 in Camco stock plus $6.90 in cash). If the market price of Camco stock falls below $9.25 per share during a measuring period prior to closing, Camco will have the right to increase the per share merger consideration to have a value equal to $10.30. If Camco chooses not to make such an adjustment, Columbia Financial's directors will evaluate the circumstances and, in the exercise of their fiduciary duties, determine whether to terminate the merger agreement. The Columbia Financial board of directors may, without obtaining approval of the shareholders, proceed with the merger despite a reduction in value of the merger consideration. Because the number of Camco shares you will receive is fixed and the market price of Camco common stock will fluctuate, we cannot be sure of the market value of the Camco stock you will receive in the merger. We urge you to obtain current price quotations for the Camco stock before casting your vote regarding the merger. You may obtain current stock quotations for Camco stock, listed under the symbol "CAFI," from newspapers, the Internet or your broker.

     We have attached the merger agreement to this document as Annex A and incorporate it by reference into this prospectus/proxy statement. Please read the merger agreement. It is the legal document that governs the merger.


BACKGROUND AND REASONS FOR THE MERGER (PAGE 22)

     The Columbia Financial board of directors considered several alternatives in an effort to increase shareholder value. After weighing the viable options against expenses that would be incurred to effect them, the Columbia Financial board of directors decided to pursue a merger. Columbia Financial engaged Keefe, Bruyette & Woods to assist in the process. After extensive deliberations and the review of several indications of interest, Columbia Financial's board of directors determined that Camco's offer was in the best interests of Columbia Financial's shareholders.


RISK FACTORS (PAGE 14)

     There are several risks associated with an investment in Camco stock, represented by the adoption of the merger agreement, including the fluctuation of the value of the Camco stock you will receive and the potential that Camco may not realize all of the anticipated benefits of the mergers. Please consider these risks carefully before deciding how you will vote.


AMENDMENT TO THE ARTICLES OF INCORPORATION (PAGE 19)

     Columbia Financial's articles of incorporation contain a provision that prohibits the consummation of the merger. You will be asked to vote on an amendment to the articles to remove this provision.

RECOMMENDATIONS TO SHAREHOLDERS (PAGE 27)

     The board of directors of Columbia Financial believes that the merger is in the best interests of Columbia Financial and its shareholders and unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement and "FOR" the proposal to amend the articles of incorporation.


OPINION OF FINANCIAL ADVISORS (PAGE 24)

     In deciding to approve the merger, the Columbia Financial board of directors considered the opinion of its financial advisor, Keefe, Bruyette & Woods, dated June 4, 2001, that the per share merger consideration was fair to Columbia Financial shareholders from a financial point of view. The opinion, updated as of September 20, 2001, is attached as Annex B to this prospectus/proxy statement. We encourage you to read the opinion.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 35)

     Columbia Financial shareholders may recognize a gain or loss upon the receipt of the cash and Camco stock to be received in the merger. The actual income tax consequences for each Columbia Financial shareholder may be different, and you should contact your tax advisor.


INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS (PAGE 34)

     Some of the directors and executive officers of Columbia Financial and Columbia Federal have interests in the merger that are different from, or in addition to, their interests as shareholders of Columbia Financial. These interests include the following:

     - At the completion of the merger, any outstanding options under the Columbia Financial 1999 Stock Option and Incentive Plan that have not been exercised will be converted into the right to receive a cash payment equal to the difference between the option exercise price per share and the sum of the cash plus the market value of the Camco stock to be received for each Columbia Financial share. The directors and executive officers of Columbia Financial have, in the aggregate, options to acquire 144,600 Columbia Financial shares.

     - At the time the merger agreement was signed, all of the recognition and retention plan awards that were made to Columbia Federal or Columbia Financial directors and executive officers and which were not yet earned, totaling 46,751 shares of Columbia Financial and cash in the aggregate amount of $18,093, became immediately vested and were distributed.

     - Current employees of Columbia Financial or Columbia Federal who are employed by Camco or Advantage Bank after the merger will be covered by Camco's employee benefit plans. Camco may decide to continue Columbia Financial's health insurance plan instead of extending coverage to former Columbia Financial and Columbia Federal employees under Camco's insurance plan.

     - Each of Robert V. Lynch, George J. Raybourne, Edward J. Schwartz, Abijah Adams and Carol S. Margrave has an agreement with Columbia Federal that provides for payments to be made to the employee if his or her employment is terminated in connection with a change in control. As a result, if the employment of any of these individuals is terminated without cause by Columbia Federal or Advantage Bank within six months before or one year after the merger, the individual will be entitled to a payment of up to three times his or her salary, together with benefits, subject to certain limits. Each of these individuals is also entitled to this payment, including benefits, if the individual terminates his or her employment under certain conditions.

     - For a period of three years after the merger is completed, Camco and Advantage Bank will indemnify current and former officers and directors of Columbia Financial and Columbia Federal for their acts and omissions occurring prior to the completion of the merger.


TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT (PAGE 33)

     Camco and Columbia Financial may agree to terminate the merger at any time before the consummation of the merger, even if the Columbia Financial shareholders have voted to approve the merger. The merger agreement allows Camco or Columbia Financial to terminate the merger if:

     - We do not complete the merger by February 28, 2002;

     - We have not satisfied, or have not agreed to waive, conditions listed in the merger agreement; or

     - The representations, warranties or obligations of the other party under the merger agreement cannot be satisfied.

     We may amend the merger agreement in writing at any time before or after the Columbia Financial shareholders adopt the merger agreement. If the shareholders have already adopted the merger agreement, however, we will not amend the merger agreement without their approval if the amendment would materially adversely affect the shareholders.


SPECIAL MEETING OF SHAREHOLDERS (PAGE 16)

     The Columbia Financial special meeting of shareholders will take place at the Holiday Inn, 2100 Dixie Highway, Ft. Mitchell, Kentucky, on October 31, 2001. If you owned Columbia Financial common shares on September 18, 2001, you are entitled to vote at the special meeting. The holders of at least 1,312,976 shares, which is a majority of the outstanding Columbia Financial common shares, must vote in favor of the resolution to adopt the merger agreement. The holders of at least 1,312,976 common shares must also vote in favor of the amendment to the articles of incorporation to adopt the amendment.

     Each of the directors and executive officers of Columbia Financial has agreed to vote all of his or her Columbia Financial common shares for the adoption of the merger agreement. As of September 18, 2001, the directors and executive officers of Columbia Financial, in the aggregate, owned or had voting power with respect to 199,272 Columbia Financial shares, or 7.59% of the outstanding shares, other than shares held in a fiduciary capacity.


DISSENTERS' RIGHTS (PAGE 18)

     Ohio law provides Columbia Financial shareholders with dissenters' rights in the merger. This means that if you strictly comply with the procedures under Ohio law, you have the right to receive payment for your shares of Columbia Financial based upon an independent determination of their fair cash value. In addition to the summary of dissenters' rights beginning on page 18, a copy of the provisions of Ohio law regarding dissenters' rights is attached to this prospectus/proxy statement as Annex C.


PER SHARE MARKET PRICE INFORMATION (PAGE 5)

     Camco common stock is listed on the Nasdaq National Market System. On June 4, 2001, the last full trading day before the public announcement of the proposed merger, Camco stock closed at $12.43. On September 20, 2001, the day before we printed this prospectus/proxy statement, Camco stock closed at $12.10.

     Columbia Financial common shares are listed on the Nasdaq National Market System. On June 4, 2001, the last full trading day before the public announcement of the proposed merger, Columbia Financial shares closed at $8.25. On September 20, 2001, the day before we printed this prospectus/proxy statement, Columbia Financial shares closed at $10.47.

     The market value of .3681 share of Camco stock would be approximately $4.58 based on Camco's June 4, 2001, closing price and $4.45 based on Camco's September 20, 2001 closing price. Because the number of shares of Camco stock you will receive is fixed and the market price of Camco stock will fluctuate, we cannot be certain of the market value of the Camco stock you will receive in the merger. You may obtain current stock quotations for Camco stock from a newspaper, the Internet or your broker.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     Camco common stock is listed on the Nasdaq National Market System under the symbol "CAFI." Columbia Financial shares are listed on the Nasdaq National Market System under the symbol "CFKY."

     As of September 18, 2001, there were 7,035,823.50 shares of Camco stock outstanding and held by approximately 1,154 holders of record. As of September 18, 2001, there were 2,625,950 Columbia Financial shares outstanding and held by approximately 1,251 holders of record. The following table shows the high and low bid prices for Camco stock and Columbia Financial shares on Nasdaq for the first two quarters of 2001, and for each quarter of 2000 and 1999, and the cash dividends per share declared during each of these periods.

                                                   Camco                                       Columbia Financial
                                  -----------------------------------------        --------------------------------------------
                                    Market price                                     Market price
                                  ---------------          Cash dividends          ----------------            Cash dividends
Quarter ended                     High        Low        declared per share        High         Low          declared per share
-------------                     ----        ---        ------------------        ----         ---          ------------------
June 30, 2001                    $12.58     $10.60              $.12               $11.05      $ 7.76               $.07
March 31, 2001                    11.375      9.438              .12                 9.125       7.75                .07

December 31, 2000                 10.62       8.52               .12                 8.625       7.50                .07
September 30, 2000                10.38       8.18               .12                 9.50        8.00                .07
June 30, 2000                      9.64       8.31               .12                10.25        7.75                .07
March 31, 2000                     9.51       7.67               .12                14.50        9.75                .07

December 31, 1999                 12.38       9.56               .12                15.50       10.25                .07
September 30, 1999                13.50      10.31               .12                13.25       13.25                .07
June 30, 1999                     13.33      12.43               .1143              11.50       11.50               3.07
March 31, 1999                    14.88      13.10               .1071              12.75       12.25                .07


     The following table shows the last reported sales prices as of June 4, 2001, the last trading day before the public announcement of the signing of the merger agreement, and as of September 20, 2001, the last trading day before the date of this prospectus/proxy statement, for Camco stock and the Columbia Financial shares. The table also shows the equivalent pro forma price of Columbia Financial shares, determined by adding $6.90 to the market value of
 .3681 share of Camco stock on each date.


                                    Price per                         Price per               Equivalent pro forma price per
                                   Camco share                Columbia Financial share          Columbia  Financial share
June 4, 2001                         $12.43                             $8.25                            $11.48

September 20, 2001                   $12.10                            $10.47                            $11.35

                  SELECTED CONSOLIDATED FINANCIAL DATA OF CAMCO

     The tables below contain information regarding the financial condition and earnings of Camco for the five years ended December 31, 2000, based on the audited consolidated financial statements of Camco which are incorporated into this document by reference, and the six months ended June 30, 2001 and 2000, based on its unaudited consolidated financial statements for those periods which are incorporated into this document by reference. In the opinion of Camco management, Camco has made all adjustments in the unaudited financial statements necessary for a fair presentation of consolidated financial condition and results of operations.

CAMCO CONSOLIDATED                                 At June 30,                               At December 31,
STATEMENT OF FINANCIAL CONDITION DATA:          -----------------         --------------------------------------------------------
                                                2001         2000         2000        1999         1998          1997         1996
                                                ----         ----         ----        ----         ----          ----         ----
                                                   (Unaudited)                                 (In thousands)
Total amount of:
   Assets                                  $1,025,532   $1,031,771   $1,037,856    $813,482     $637,135      $570,170     $517,488
   Interest-bearing deposits in other
     financial institutions                    39,014        2,982        4,916         247       22,609        10,473       10,875
   Investment securities available for
     sale - at market                             309          261          309         273        1,307         3,572        7,177
   Investment securities held to
     maturity - at cost                         6,938       17,436       16,672      16,864       10,962        17,489       21,844
   Mortgage-backed securities available
     for sale - at market                       8,552       10,745        9,850       6,475        3,476         8,447       10,148
   Mortgage-backed securities held to
     maturity - at cost                         6,923        5,560        5,273       5,944        5,019         8,207       10,700
   Loans receivable - net (1)                 891,042      930,345      930,672     726,225      548,669       481,501      420,818
   Deposits                                   661,185      589,671      632,288     461,787      443,227       422,368      398,161
   FHLB advances and other borrowings         271,696      357,410      313,471     279,125      125,483        82,319       58,354
   Stockholders' equity - substantially
     restricted                                80,990       76,196       78,750      62,609       60,139        55,331       51,391

--------------------------

(1)      Includes loans held for sale.



CAMCO CONSOLIDATED                              Six months ended
STATEMENT OF EARNINGS DATA:                         June 30,                                Year ended December
                                                -----------------         --------------------------------------------------------
                                                2001         2000         2000        1999         1998          1997         1996
                                                ----         ----         ----        ----         ----          ----         ----
                                                   (Unaudited)                     (In thousands, except per share data)
Total interest income                      $38,470        $36,623      $75,671       $51,093      $44,283      $41,217      $32,812
Total interest expense                      25,199         23,324       49,609        29,907       24,852       22,778       17,811
                                          --------       --------      -------      --------     --------     --------     --------
Net interest income                         13,271         13,299       26,062        21,186       19,431       18,439       15,001
Provision for losses on loans                  306             292         568           247          250          385          141
                                        ----------      ----------   ---------    ----------   ----------   ----------   ----------
Net interest income after provision
   for losses on loans                      12,965         13,007       25,494        20,939       19,181       18,054       14,860
Other income                                 2,903          2,421        5,536         5,190        7,552        3,945        3,700
General, administrative and other
   expense                                  10,515         10,024       19,530        17,113       16,319       13,733       13,762
                                          --------       --------     --------      --------     --------     --------     --------
Earnings before federal income taxes         5,353          5,404       11,500         9,016       10,414        8,266        4,798
Federal income taxes                         1,683          1,845        3,848         3,076        3,410        2,922        1,588
                                          --------      ---------     --------     ---------     --------    ---------    ---------
Net earnings                               $ 3,670       $  3,559     $  7,652      $  5,940     $  7,004     $  5,344    $   3,210
                                           =======       ========     ========      ========     ========     ========    =========

Earnings per share:
   Basic                                     $0.53          $0.52        $1.11         $1.04        $1.22        $0.93        $0.71
   Number of shares used to calculate
     basic earnings per share            6,947,792      6,898,226    6,915,154     5,730,829    5,751,918    5,736,121    4,492,268
   Diluted                                   $0.52          $0.51        $1.10         $1.02        $1.19        $0.91        $0.70
   Number of shares used to calculate
     diluted earnings per share          7,034,435      6,933,320    6,957,431     5,834,391    5,903,078    5,861,649    4,577,418

                                           At or for the six months
                                               ended June 30, (1)                           Year ended December 31,
                                           ------------------------      --------------------------------------------------------
OTHER DATA:                                    2001         2000         2000         1999         1998         1997         1996
                                               ----         ----         ----         ----         ----         ----         ----
Return on average assets (2)                   0.71%        0.77%        0.83%        0.82%        1.16%        0.98%        0.70%
Return on average equity (2)                   9.19        10.26        10.83         9.68        12.13        10.01         7.52
Average equity to average assets (2)           7.74         7.52         7.64         8.46         9.56         9.81         9.36
Dividend payout ratio (3)                     45.28        46.15        43.24        44.37        31.23        51.34        56.47
--------------------------

(1) Annualized where applicable.
(2) Ratios are based upon the mathematical average of the balances at the beginning and the end of the year.
(3) Represents dividends per share divided by basic earnings per share.


           SELECTED CONSOLIDATED FINANCIAL DATA OF COLUMBIA FINANCIAL

     The tables below contain information regarding the financial condition and earnings of Columbia Financial for the five years ended September 30, 2000, based on the audited consolidated financial statements of Columbia Financial which are incorporated into this document by reference, and the nine months ended June 30, 2001 and 2000, based on its unaudited consolidated financial statements. In the opinion of Columbia Financial management, Columbia Financial has made all adjustments in the unaudited financial statements necessary for a fair presentation of consolidated financial condition and results of operations.


COLUMBIA FINANCIAL CONSOLIDATED                  At June 30,                               At September 30,
STATEMENT OF FINANCIAL CONDITION DATA:        -----------------      -----------------------------------------------------------
                                              2001       2000        2000          1999         1998          1997          1996
                                              ----       ----        ----          ----         ----          ----          ----
                                                (Unaudited)                                 (In thousands)
Total amount of:
   Assets                                   $109,255   $112,093    $111,523      $113,421      $117,800     $104,006       $108,098
   Interest-bearing deposits in other
     financial institutions                   10,061      2,802       4,385         2,504         5,629        6,215          2,498
   Investment securities available for
     sale - at market                              -          -           -             -         4,091        1,003          1,002
   Investment securities held to
     maturity - at cost                       11,822     15,866      14,842        16,999        18,980       13,069         13,995
   Mortgage-backed securities held to
     maturity-at cost                         13,214     17,391      16,637        19,968        22,352       17,862         18,751
   Loans receivable - net                     69,406     71,366      70,682        69,089        62,161       61,578         67,741
   Deposits                                   79,075     75,332      75,462        81,654        79,484       90,195         94,657
   FHLB advances and other borrowings              -      7,000       6,000         1,000             -            -              -
   Shareholders' equity - substantially
     restricted                               29,457     29,037      29,111        30,179        37,718       13,090         12,537

                                             Nine months ended
COLUMBIA FINANCIAL CONSOLIDATED                  June 30,                              Year ended September 30,
STATEMENT OF EARNINGS DATA:                  -------------------       ----------------------------------------------------------
                                              2001         2000        2000         1999         1998          1997          1996
                                              ----         ----        ----         ----         ----          ----          ----
                                                (Unaudited)                      (In thousands, except per share data)
Total interest income                        $5,942      $6,097       $8,141       $8,380       $8,275       $7,996        $8,198
Total interest expense                        2,973       2,815        3,830        3,667        4,191        4,451         4,578
                                            -------     -------       ------       ------       ------       ------        ------
Net interest income                           2,969       3,282        4,311        4,713        4,084        3,545         3,620
Provision for loan losses                          -           -           -            8           74          113             8
                                          ----------  ----------   ---------     --------     --------      -------     ---------
Net interest income after provision for
  loan losses                                 2,969       3,282        4,311        4,705        4,010        3,432         3,612
Non-interest income                              74          96          121          117          111           88            96
Non-interest expense                          2,999       2,588        3,417        3,324        2,997        2,667         3,120
                                            -------     -------      -------       ------       ------       ------        ------
Earnings before federal income taxes             44         790        1,015        1,498        1,124          853           588
Federal income taxes                                        268          345          509          380          300           200
                                          --------     --------      -------      -------      -------       ------       -------
                                                 (4)
Net earnings                              $      48     $   522      $   670      $   989      $   744       $  553       $   388
                                          =========     ========     =======      =======      =======       ======       =======

Earnings per share:
   Basic                                       $0.02       $0.21       $0.27       $0.40         $0.22          N/A(5)        N/A(5)
   Diluted                                     $0.02       $0.21       $0.27       $0.40         $0.22          N/A(5)        N/A(5)
   Number of shares used to calculate
    basic and diluted earnings per share  2,464,328    2,446,431   2,448,000   2,458,000     2,458,000            N/A            N/A


                                             Nine months ended
                                                 June 30,                              Year ended September 30,
OTHER DATA:                                 -------------------       ----------------------------------------------------------
                                              2001         2000        2000         1999         1998          1997          1996
                                              ----         ----        ----         ----         ----          ----          ----
Return on average assets (2)                 0.06%        0.62%       0.59%        0.84%        0.66%          0.53%        0.36%
Return on average equity (2)                 0.22         2.35        2.17         2.81         3.61           4.30         3.10
Average equity to average assets (2)        26.53        26.26       27.25        30.00        18.25          12.22        11.50
Dividend payout ratio (3)                 1050.00       100.00      103.70       820.00(4)     63.64           N/A(5)       N/A(5)

--------------------------

(1) Annualized where applicable.
(2) Ratios are based upon the mathematical average of the balances at the beginning and the end of the year.
(3) Represents dividends per share divided by basic earnings per share.
(4) Includes $3.20 return of capital distribution.
(5) Not applicable as Columbia Financial converted from the mutual form of ownership to the stock form of ownership on April 15, 1998.

                      SELECTED CONSOLIDATED PRO FORMA DATA

     The following table presents selected financial data for Camco and Columbia Financial combined on a pro forma basis for the year ended December 31, 2000, and for the six months ended June 30, 2001, as if the merger had been effective on January 1, 2000. The companies derived the data for the year ended December 31, 2000, based on their audited consolidated financial statements and Columbia Financial's unaudited consolidated financial statements for the three months ended December 31, 2000, which are incorporated into this document by reference, and derived the data for the six months ended June 30, 2001, from their unaudited consolidated financial statements for those periods, which are incorporated into this document by reference. In the opinion of the managements of the companies, all adjustments necessary for a fair presentation have been made.

                                                                      Six months ended                   Year ended
                                                                        June 30, 2001                 December 31, 2000
                                                                      ----------------                -----------------
                                                                                   (Dollars in thousands)
COMBINED CONSOLIDATED
STATEMENT OF FINANCIAL CONDITION DATA (PERIOD END):
  Assets                                                                 $1,117,365                      $1,130,883
  Deposits                                                                  740,260                         708,934
  Loans receivable-net                                                      960,448                         997,608
  Stockholders' equity - substantially restricted                            91,902                          89,325

STATEMENT OF EARNINGS DATA:
  Net interest income                                                        15,804                         $29,502
  Provision for loan losses                                                     306                             568
  Net earnings                                                                3,922                           8,731
  Stockholders' equity to total assets                                         8.22%                           7.90%

                           COMPARATIVE PER SHARE DATA

     Presented below are the book value per share and net earnings per share of
(a) Camco on a historical basis, (b) Columbia Financial on a historical basis,
(c) Camco on a pro forma basis and (d) Columbia Financial on an equivalent pro forma basis adjusted to reflect the completion of the merger as of the beginning of each of the periods indicated. See "Pro forma unaudited condensed combined consolidated statements of financial condition" on page 11 and "Pro forma unaudited condensed combined statements of earnings" on pages 12 and 13. The information in the following table is not necessarily indicative of the results which actually would have been obtained if we had completed the merger before the periods indicated.

                                                              Six months ended                      Year ended
                                                                June 30, 2001                  December 31, 2000 (1)
                                                              -----------------                ---------------------
CAMCO HISTORICAL
Earnings per share:
   Basic                                                           $ 0.53                              $ 1.11
   Diluted                                                           0.52                                1.10
Book value per share                                                11.65                               11.36
Cash dividends paid per share                                        0.24                                0.48

COLUMBIA FINANCIAL HISTORICAL (2)
Earnings per share:
   Basic                                                           $ 0.02                              $ 0.27
   Diluted                                                           0.02                                0.27
Book value per share                                                11.22                               11.09
Cash dividends paid per share                                        0.21                                0.28

CAMCO PRO FORMA
Earnings per share:
   Basic                                                           $ 0.50                              $ 1.11
   Diluted                                                           0.49                                1.11
Book value per share                                                11.66                               11.39
Cash dividends paid per share                                        0.21                                0.42

COLUMBIA FINANCIAL PRO FORMA EQUIVALENT (3)
Earnings per share:
   Basic                                                           $ 0.18                              $ 0.41
   Diluted                                                           0.18                                0.41
Book value per share                                                 4.29                                4.19
Cash dividends paid per share                                        0.08                                0.15

--------------------------------

(1) Columbia Financial earnings per share and dividends are for the fiscal year ended September 30, 2000.
(2) Columbia Financial earnings per share and dividends are for the nine months ended June 30, 2001.
(3) The pro forma equivalent items are calculated by multiplying the Camco pro forma amounts by the exchange ratio. These numbers do not reflect the cash payment of $6.90 per share or any effect on Camco's earnings therefrom.

               PRO FORMA UNAUDITED CONDENSED COMBINED CONSOLIDATED
                        STATEMENTS OF FINANCIAL CONDITION

     The following statement of financial condition is presented for Camco and Columbia Financial on a combined, pro forma basis as of June 30, 2001, as if the merger had been effective on January 1, 2001. The companies derived the data as of June 30, 2001, from their unaudited consolidated financial statements for those periods, which are incorporated into this document by reference. In the opinion of the managements of the companies, all adjustments necessary for a fair presentation have been made.

                                                                                             At June 30, 2001
                                                                           -----------------------------------------------------
                                                                                        Columbia        Purchase       Pro forma
                                                                           Camco        Financial     adjustments      combined
                                                                           -----        ---------     -----------      --------
                                                                                         (Dollars in thousands)
Assets
   Cash and cash equivalents                                           $     59,275     $  10,653      $(17,422)(1)  $    52,506
   Investments designated as available for sale - at market                    309              -             -              309
   Investment securities held to maturity - at cost                          6,938         11,822             -           18,760
   Mortgage-backed securities designated as available for sale - at
     market                                                                  8,552              -             -            8,552
   Mortgage-backed securities held to maturity - at cost                     1,923         13,214             -           20,137
   Loans receivable - net                                                  891,042         69,406             -          960,448
   Loans held for sale - at lower of cost or market                              -              -             -                -
   Office premises and equipment - net                                      13,360          1,425             -           14,785
   Real estate acquired through foreclosure                                  1,115              -             -            1,115
   Federal Home Loan Bank stock - at cost                                   20,143          1,646             -           21,789
   Goodwill-net of accumulated amortization                                  3,028              -             -            3,028
   Other assets                                                             14,847          1,089             -           15,936
                                                                        ----------       --------      --------       ----------
       Total assets                                                     $1,025,532       $109,255      $(17,422)      $1,117,365
                                                                        ==========       ========      ========       ==========

Liabilities
   Deposits                                                                661,185       $ 79,075    $           -    $  740,260
   Advances from Federal Home Loan Bank                                    271,696              -             -          271,696
   Other liabilities                                                         11,661           723        (1,123)(4)       13,507
                                                                        ----------       --------      --------       ----------
       Total liabilities                                                   944,542         79,798        (1,123)       1,025,463

Stockholders' equity
   Common stock                                                              7,081              -          (929)(2)        8,010
   Additional paid-in capital                                               41,733         17,890        (9,983)(2)       51,716
                                                                                                         16,767 (3)
                                                                                                          1,123 (4)
   Employee benefit plans                                                        -         (1,258)       (1,258)(5)            -

   Retained earnings - substantially restricted                             33,553         13,314        13,314 (3)       33,553
   Treasury stock                                                           (1,416)          (489)         (489)(3)       (1,416)
   Accumulated comprehensive income, unrealized gain on securities
     designated as available for sale                                           39              -             -               39
                                                                        ----------       --------      --------       ----------

     Total stockholders' equity                                              80,990        29,457        18,545           91,902
                                                                        ----------       --------      --------       ----------

       Total liabilities and stockholders' equity                       $1,025,532       $109,255      $ 17,422       $1,117,365
                                                                        ==========       ========      ========       ==========

---------------------------

(1) Cash consideration paid by Camco at $6.90 per share.
(2) Common stock issued at fair value.
(3) Elimination of Columbia Financial's capital.
(4) Reduction of shareholders' equity for net transaction costs of $500,000 and employment contract and net benefit buy-outs of $623,000.
(5) Elimination of employee benefit plans.

               PRO FORMA UNAUDITED CONDENSED COMBINED CONSOLIDATED
                             STATEMENTS OF EARNINGS

     The following statements of earnings are for Camco and Columbia Financial on a combined, pro forma basis for the year ended December 31, 2000, and for the six months ended June 30, 2001, as if the merger had been effective on January 1, 2000. The companies derived the data for the year ended December 31, 2000, based on their audited consolidated financial statements and Columbia Financial's unaudited consolidated financial statements for the three months ended December 31, 2000, which are incorporated into this document by reference, and derived the data for the six months ended June 30, 2001, from their unaudited consolidated financial statements for that period, which are incorporated into this document by reference. In the opinion of the managements of the companies, all adjustments necessary for a fair presentation have been made.

                                                                   Six months ended June 30, 2001
                                                      ----------------------------------------------------------
                                                                      Columbia        Acquisition       Pro forma
                                                      Camco        Financial (4)      adjustments       combined
                                                      -----        -------------      -----------       --------
                                                            (Dollars in thousands, except per share data)
Interest income:
   Loans                                             $36,188          $4,310            $     -          $40,498
   Other interest-earning assets                       2,282           1,632                436 (1)        3,478
                                                    --------          ------              -----         --------
     Total interest income                            38,470           5,942                436           43,976

Interest expense:
   Deposits                                           16,189           2,864                  -           19,053
   Borrowings                                          9,010             109                  -            9,119
                                                    --------         -------           --------         --------
     Total interest expense                           25,199           2,973                  -           28,172
                                                     -------          ------           --------          -------

Net interest income                                   13,271           2,969                436           15,804
Provision for losses on loans                            306               -                  -              306
                                                   ---------      ----------           --------       ----------
Net interest income after provision for loan
   losses                                             12,965           2,969                436           15,498

Other income                                           2,903              74                  -            2,977
General, administrative and other expense             10,515           2,999               (750)(2)       12,764
                                                     -------          ------              -----         --------

Earnings before income taxes                           5,353              44               (314)           5,711
Income taxes                                           1,683              (4)               110 (3)        1,789
                                                    --------      ----------             ------        ---------
Net earnings                                         $ 3,670        $     48            $(1,204)        $  3,922
                                                     =======        ========            =======         ========

Earnings per common share
     Basic                                             $0.53           $0.02                               $0.50
     Number of shares used to calculate basic
       earnings per share                          6,947,792       2,464,328                           7,876,972
     Diluted                                           $0.52           $0.02                               $0.49
     Number of shares used to calculate
       diluted earnings per share                  7,034,435       2,464,431                           7,963,435

---------------------------

(1) Loss of revenue on interest-earning assets totaling $17,422 for six months at an assumed yield of 5%.
(2) Expense reductions directly attributable to the merger, consisting of salary and benefit reductions of $625,000 and $125,000 in reduced costs related to maintaining Columbia Financial as a separate entity with registered shares.
(3) Tax effects on assumed net earnings improvement at 35%.
(4) All amounts are for the nine months ended June 30, 2001.

                                                              For the year ended December 31, 2000
                                                      ------------------------------------------------------
                                                                    Columbia      Acquisition      Pro forma
                                                      Camco       Financial(1)    adjustments       Combined
                                                      -----       ---------       -----------       --------
                                                          (Dollars in thousands, except per share data)
Interest income:
   Loans                                              $71,524        $5,780      $      -            $77,304
   Other interest-earning assets                        4,147         2,361           871(2)           5,637
                                                     --------        ------         -----           --------
     Total interest income                             75,671         8,141           871             82,941

Interest expense:
   Deposits                                            28,869         3,478             -             32,347
   Interest on borrowings                              20,740           352             -             21,092
                                                     --------      --------      --------           --------
     Total interest expense                            49,609         3,830             -             53,439
                                                     --------       -------      --------           --------

Net interest income                                    26,062         4,311           871             29,502
Provision for losses on loans                             568             -             -                568
                                                   ----------    -----------    ----------         ---------
Net interest income after provision for loan
  losses                                               25,494         4,311           871             28,934

Other income                                            5,536           121             -              5,657
General, administrative and other expense              19,530         3,417        (1,500)(3)         21,447
                                                     --------       -------        ------           --------

Earnings before income taxes                           11,500         1,015          (629)            13,144
Income taxes                                            3,848           345           220(4)           4,413
                                                    ---------      --------      --------          ---------
Net earnings                                         $  7,652       $   670       $  (409)          $  8,731
                                                     ========       =======       =======           ========

Earnings per common share
   Basic                                            $    1.11       $  0.27                       $    1.11
                                                    =========       =======                       =========
   Number of shares used to calculate basic
     earnings per share                             6,915,154     2,448,000                       7,844,553
   Diluted                                          $    1.10      $   0.27                       $    1.11
                                                    =========      ========                       =========
   Number of shares used to calculate diluted
     earnings per share                             6,957,431     2,448,000                       7,886,830

---------------------------

(1) The historical audited financial statements for Columbia Financial are for the year ended September 30, 2000.
(2) Loss of revenue on interest-earning assets totaling $17,422,000 for one year at an assumed yield of 5%.
(3) Expense reductions directly attributable to the merger consisting of salary and benefit reductions of $1.3 million and $250,000 in reduced costs related to maintaining Columbia Financial as a registrant.
(4) Tax effects on assumed net earnings improvement at 35%.


                             SOURCES OF INFORMATION

     Camco, Camco Acquisition Corp. and Advantage Bank provided all information in this prospectus/proxy statement relating to them, and Columbia Financial and Columbia Federal provided all information in this prospectus/proxy statement relating to them. Each party is responsible for the accuracy of its information.

     YOU SHOULD RELY ONLY ON THE INFORMATION WHICH IS CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

                                  RISK FACTORS

     In considering how to vote on the merger agreement, you should consider carefully all of the information contained in this document, especially the following factors.


FLUCTUATION IN THE MARKET PRICE OF CAMCO STOCK WILL AFFECT THE VALUE OF THE
 .3681 SHARE OF CAMCO STOCK.

     If the merger is completed, each outstanding common share of Columbia Financial will be cancelled on the day of the closing in exchange for $6.90 in cash and .3681 share of Camco common stock, subject to possible adjustment. The total value of the consideration you receive will depend on the market value of a share of Camco on the day of the closing. On September 20, 2001, the date before we printed this prospectus/proxy statement, Camco stock closed at $12.10 on Nasdaq. Based on such $12.10 price, .3681 share of Camco stock would be valued at $4.45, and the total value of the Camco stock and cash a Columbia Financial shareholder would receive for each Columbia Financial share would equal $11.35.

     On the day the merger closes, the market price of a share of Camco stock may be higher or lower than the market price on the date the merger agreement was signed, on the date this document was mailed to you or on the date of the special meeting of shareholders of Columbia Financial. Therefore, you cannot be assured of receiving any specific market value of Camco stock on the date of the closing of the merger.

     The consideration you receive may be adjusted if the market value of a share of Camco stock is less than $9.25 based on the average closing prices of Camco stock for the ten trading days ending five calendar days prior to the date the merger is completed. If the market value of a share of Camco stock on the closing date equals $9.25, then the value of the stock component would be $3.40 (.3681 multiplied by $9.25) and the total value of the per share merger consideration would be $10.30 ($3.40 in Camco stock plus $6.90 in cash). If the average market value is less than $9.25, Camco may increase either the cash portion or the stock portion of the per share merger consideration so that the total value of the per share merger consideration that you will receive is not less than $10.30.

     If the average market value of Camco stock is less than $9.25 per share and Camco chooses not to increase the per share merger consideration so that the total value of the per share merger consideration that you will receive is at least $10.30, the board of directors of Columbia Financial has the right to terminate the merger agreement and abandon the merger. There is no assurance, however, that the board of directors will exercise such right by terminating the merger agreement. If the average market value of Camco stock falls below $9.25 per share and Camco chooses not to increase the per share merger consideration, the board of directors will evaluate the circumstances existing at the time and, in the exercise of the directors' fiduciary duties, determine whether a termination is in the best interests of the Columbia Financial shareholders.


CAMCO MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.

     Camco and Columbia Financial may not be able to integrate their operations without encountering difficulties, including the loss of key employees and customers, the disruption of ongoing business or possible inconsistencies in standards, controls, procedures and policies. Additionally, in determining that the merger is in the best interests of Camco and Columbia Financial, each of the Camco and the Columbia Financial boards of directors considered enhanced earnings opportunities. There can be no assurance, however, that any enhanced earnings will result from the merger.


CHANGES IN INTEREST RATES COULD REDUCE CAMCO'S INCOME.

     Camco's net income depends to a great extent on the difference between the interest rates earned on interest-earning assets, such as loans and investment securities, and the interest rates paid on interest-bearing liabilities, such as deposits and borrowings. These rates are highly sensitive to many factors that are beyond Camco's control, including general economic conditions and the policies of various governmental and regulatory agencies. Changes in interest rates influence the volume of loan originations, the generation of deposits, the yield on loans and investment securities and the cost of deposits and borrowings. Fluctuations in these areas may adversely affect Camco.


                           FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements include the information concerning future results of operations, cost savings and synergies of Camco and Columbia Financial after the merger and those statements proceeded by, followed by or that otherwise include the terms "should," "believe," "expect," "anticipate," "intend," "may," "will," "continue," "estimate" and other expressions that indicate future events and trends. Although Camco and Columbia Financial believe, in making such statements, that their expectations are based on reasonable assumptions, these statements may be influenced by risks and uncertainties which could cause actual results and trends to be substantially different from historical results or those anticipated depending on a variety of factors. These risks and uncertainties include, without limitation:

     - expected cost savings from the merger are not fully realized or realized within the expected time frame;

     - revenues following the merger are lower than expected or deposit withdrawals, operating costs or customer loss and business disruption following the merger are greater than expected;

     - competition among depository and other financial services companies increases significantly;

     - costs or difficulties related to the integration of Camco and Columbia Financial are greater than expected;

     - general economic or business conditions are less favorable than expected;

     - adverse changes occur in the securities market; and

     - legislation or regulatory requirements or changes adversely affect the businesses in which Camco is engaged.

     You should understand that these factors, in addition to those discussed elsewhere in this document and in documents that have been incorporated by reference, could affect the future results of Camco and Columbia Financial, and could cause those results to be substantially different from those expressed in any forward-looking statements. Camco and Columbia Financial do not undertake any obligation to update any forward-looking statement to reflect events or circumstances arising after the date of this document.


                          REGULATORY APPROVALS REQUIRED

     Camco has submitted applications to the Federal Deposit Insurance Corporation, the Ohio Division of Financial Institutions and the Office of Thrift Supervision seeking approval of the merger. We anticipate that those regulatory authorities will approve the merger. Camco and Columbia Financial are not aware of any basis for disapproving the merger, but there can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger to Camco and Columbia Financial that, had such condition or requirement been known, neither Camco nor Columbia Financial, in its reasonable judgment, would have entered into the merger agreement.

             THE SPECIAL MEETING OF COLUMBIA FINANCIAL SHAREHOLDERS

TIME, DATE AND PLACE

     The Columbia Financial special meeting of shareholders will be held at 11:00 a.m., Eastern Standard Time, on October 31, 2001, at the Holiday Inn, 2100 Dixie Highway, Ft. Mitchell, Kentucky.


PURPOSE OF THE MEETING

     At the special meeting of shareholders, you will be asked to consider and vote upon:

     - The following resolution:

       RESOLVED, that the articles of incorporation of Columbia Financial of Kentucky, Inc., as amended, be amended by deleting Article SEVENTH in its entirety and substituting therefor the following:

            SEVENTH: Deleted

     - The following resolution:

       RESOLVED, that the Agreement of Merger and Plan of Reorganization, dated June 4, 2001, by and among Camco Financial Corporation, Camco Acquisition Corp., Advantage Bank, Columbia Financial of Kentucky, Inc., and Columbia Federal Savings Bank, a copy of which is attached to the prospectus/proxy statement of Columbia Financial of Kentucky, Inc., and Camco Financial Corporation dated September 20, 2001, and the transactions contemplated thereby, including the merger of Columbia Financial of Kentucky, Inc., into Camco Financial Corporation, be, and they hereby are, approved and adopted.

     - Any other matters that are properly brought before the special meeting, including adjournment of the special meeting to allow for additional solicitation of shareholder votes in order to obtain the required vote to adopt the merger agreement and to approve the transactions contemplated by the merger agreement. As of the date hereof, the Columbia Financial board of directors knows of no business that will be presented for consideration at the special meeting, other than matters described in this document.


SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     Only shareholders of record on September 18, 2001, will be entitled to notice of and to vote at the special meeting of shareholders. At the close of business on September 18, 2001, there were 2,625,950 Columbia Financial shares issued and outstanding and entitled to vote. The Columbia Financial shares were held of record by approximately 1,251 shareholders. Each Columbia Financial share entitles the holder to one vote on all matters properly presented at the special meeting of shareholders.


VOTES REQUIRED

     The holders of a majority of the outstanding Columbia Financial shares, or 1,312,976 shares, must vote in favor of the merger agreement and the amendment to the articles of incorporation. As of September 18, 2001, the directors and executive officers of Columbia Financial owned or had voting power, in the aggregate, with respect to 199,272 Columbia Financial common shares, or 7.59% of the outstanding Columbia Financial shares, not including shares held by the directors and executive officers in a fiduciary capacity. The directors and executive officers of Columbia Financial have agreed to vote all of their Columbia Financial shares for the adoption of the merger agreement and the amendment to the articles of incorporation.

     A quorum, consisting of the holders of over 50% of the outstanding Columbia Financial common shares, must be present in person or by proxy at the special meeting before any action can be taken.

     Each share of Columbia Financial is entitled to one vote on each of the proposals. The affirmative vote of at least a majority of the shares entitled to vote at the special meeting is required in order to adopt the merger agreement and the amendment to the articles of incorporation. Under Ohio law, only votes cast in favor of a proposal count as being voted for the proposal. Therefore, abstentions and broker non-votes will have the effect of a vote against the amendment to the articles of incorporation and the merger agreement.

     If any other matters incident to the conduct of the special meeting are properly brought before the special meeting for consideration, including a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies or otherwise, shares represented by properly executed proxies will be voted in the discretion of the persons named in the proxy card enclosed herewith in accordance with their best judgment. However, no proxy that is voted against the proposal to approve the merger agreement will be voted in favor of any adjournment of the special meeting to solicit further proxies for such proposal.


VOTING AND SOLICITATION AND REVOCATION OF PROXIES

     Each copy of this prospectus/proxy statement mailed to Columbia Financial shareholders was accompanied by a form of proxy for use at the special meeting of shareholders. This proxy is solicited by the Columbia Financial board of directors. Whether or not you attend the special meeting, the Columbia Financial board of directors urges you to use the enclosed proxy. If you have executed a proxy, you may revoke it at any time before the special meeting by:

     - filing a written notice of revocation with the Secretary of Columbia Financial, at 2497 Dixie Highway, Ft. Mitchell, Kentucky 41017;

     - executing and returning a later-dated proxy received by Columbia Financial prior to a vote being taken at the special meeting; or

     - attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, serve as a revocation of a proxy.

     If you are a Columbia Financial shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote your shares at the special meeting in person.

     We do not expect any matter other than the merger agreement and the amendment to the articles of incorporation to be brought before the Columbia Financial special meeting of shareholders. The persons named as proxies will act at the direction of the Columbia Financial board of directors in voting on any other matters that properly come before the special meeting.

     Columbia Financial will pay its expenses incurred in connection with preparing and mailing this prospectus/proxy statement, the accompanying proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Columbia Financial board of directors. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of Columbia Financial. Columbia Financial will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Columbia Financial common shares not beneficially owned by them, for forwarding the proxy materials to, and obtaining proxies from, the beneficial owners of Columbia Financial common shares entitled to vote at the special meeting of shareholders.


                               DISSENTERS' RIGHTS

     The following is a summary of the steps that you must take if you wish to exercise dissenters' rights with respect to the merger. This description is not complete. You should read Section 1701.85 of the Ohio General Corporation Law for a more complete discussion of the procedures. That section is attached as Annex C to this document. IF YOU FAIL TO TAKE ANY ONE OF THE REQUIRED STEPS, YOUR DISSENTERS' RIGHTS MAY BE TERMINATED UNDER OHIO LAW. If you are considering dissenting, you should consult your own legal advisor.

     To exercise dissenters' rights, you must satisfy five conditions:

     - you must be a Columbia Financial shareholder of record on September 18, 2001;

     - you must not vote your Columbia Financial shares in favor of the merger;

     - you must deliver a written demand for the fair cash value of the dissenting shares within 10 days of the date on which the vote is taken;

     - if Columbia Financial requests, you must send your stock certificates to Columbia Financial within 15 days of the request so that a legend may be added stating that a demand for fair cash value has been made; and

     - if you do not reach an agreement as to the fair cash value of your shares with Columbia Financial, you must file a complaint in court for determination of the fair cash value.

     All demands should be sent to Columbia Financial, 2497 Dixie Highway, Ft. Mitchell, Kentucky 41017, Attention: Secretary.

     "Fair cash value" is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. Fair cash value is determined as of the day before the special meeting, excluding any appreciation or depreciation in market value of your shares resulting from the merger. The fair cash value of your shares may be higher, the same as, or lower than the market value of Columbia Financial shares on the date of the merger. In no event will the fair cash value be in excess of the amounts specified in the dissenting shareholder's demand.

     The following is a more detailed description of the conditions you must satisfy to perfect your dissenters' rights:

     - You must be the record holder of the dissenting shares as of September 18, 2001. If you have a beneficial interest in Columbia Financial shares that are held of record in the name of another person, you must cause the shareholder of record to follow the required procedures.

     - You must not vote in favor of the merger agreement. This requirement is satisfied if:

       - you submit a properly executed proxy with instructions to vote "against" the adoption of the merger agreement or to "abstain" from the vote; or

       - you do not return a proxy or you revoke a proxy and you do not cast a vote at the special meeting in favor of the adoption of the merger agreement.

       IF YOU VOTE IN FAVOR OF THE MERGER AGREEMENT, YOU WILL LOSE YOUR DISSENTERS' RIGHTS. IF YOU SIGN A PROXY AND RETURN IT BUT DO NOT INDICATE A VOTING PREFERENCE ON THE PROXY, THE PROXY

       WILL BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND WILL CONSTITUTE A WAIVER OF DISSENTERS' RIGHTS.

     - You must file a written demand with Columbia Financial on or before the 10th day after the day on which the Columbia Financial shareholders approved the merger. Columbia Financial will not inform you of the expiration of the 10-day period. The written demand must include your name and address, the number of dissenting shares and the amount you claim as the fair cash value of those shares. Voting against the merger does not constitute a written demand as required under Ohio law.

     - If Columbia Financial requests, you must submit your certificates for dissenting shares to Columbia Financial within 15 days after it sends its request so that a legend may be placed on the certificates, indicating that demand for cash value was made. The certificates will be returned to you by Columbia Financial. Columbia Financial intends to make this request to dissenting shareholders.

     - You must file a petition with the court if you do not reach an agreement with Columbia Financial as to the fair cash value of your shares. You must file the petition with the Court of Common Pleas of Hamilton County, Ohio, for a determination of the fair cash value of the dissenting shares within three months after service of your demand to Columbia Financial for fair cash value. The court will determine the fair cash value per share. The costs of the proceeding, including reasonable compensation to appraisers, will be assessed as the court considers equitable.

     Your right to receive the fair cash value of your dissenting shares will terminate if:

     - the merger does not become effective;

     - you fail to make a timely written demand on Columbia Financial;

     - you do not, upon request of Columbia Financial, surrender your Columbia Financial certificates in a timely manner;

     - you withdraw your demand, with the consent of Columbia Financial; or

     - Columbia Financial and you have not come to an agreement as to the fair cash value of the dissenting shares and you have not timely filed a complaint.

     Camco will not be required to complete the merger if the holders of more than 10% of the outstanding Columbia Financial shares exercise dissenters' rights.


     PROPOSED AMENDMENT TO THE COLUMBIA FINANCIAL ARTICLES OF INCORPORATION

     Article SEVENTH of the articles of incorporation of Columbia Financial provides as follows:

       SEVENTH: Until the expiration of five years from the date of the acquisition by the corporation of the capital stock of Columbia Federal Savings Bank (the "Bank") to be issued in connection with the conversion of the Bank from mutual to stock form, no Person (hereinafter defined) shall directly or indirectly Offer (hereinafter defined) to Acquire (hereinafter defined) or Acquire the Beneficial Ownership (hereinafter defined) of more than 10% of any class of any equity security of the corporation; provided, however, that such prohibition shall not apply to the purchase of shares by underwriters in connection with a public offering or the power of trustees to vote shares of the corporation held by an employee stock ownership plan for the benefit of employees of the Bank or the corporation. In the event that any shares of the corporation are Acquired in violation of this Article Seventh, all shares Beneficially Owned by any Person in excess of 10% of any class of equity security of the corporation shall not be counted as shares entitled to vote, shall not be voted by any Person and shall not be counted as voting shares in connection with any matter submitted to the shareholders for a vote. For purposes of this Article Seventh, the following terms shall have the meanings set forth below:

       (A) "Person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint-stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring or disposing of the equity securities of the corporation, but does not include an employee stock ownership plan for the benefit of employees of the Bank or the corporation.

       (B) "Offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

       (C) "Acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

       (D) "Acting in concert" means (i) knowing participation in a joint activity or conscious parallel action toward a common goal, whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

       (E) "Beneficial Ownership" shall include, without limitation, (i) all shares directly or indirectly owned by a Person, by an Affiliate (hereinafter defined) of such Person or by an Associate (hereinafter defined) of such Person or such Affiliate, (ii) all shares which such Person, Affiliate or Associate has the right to acquire through the exercise of any option, warrant or right (whether or not currently exercisable), through the conversion of a security, pursuant to the power to revoke a trust, discretionary account or similar arrangement, or pursuant to the automatic termination of a trust, discretionary account or similar arrangement, and (iii) all shares as to which such Person, Affiliate or Associate directly or indirectly through any contract, arrangement, understanding, relationship or otherwise (including, without limitation, any written or unwritten agreement to act in concert) has or shares voting power (which includes the power to dispose or to direct the disposition of such shares) or both.

       (F) "Affiliate" shall mean a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person.

       (G) "Associate" of a Person shall mean (i) any corporation or organization (other than the corporation or a subsidiary of the corporation) of which the Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which the Person has a substantial beneficial interest or as to which the Person serves as trustee or in a similar fiduciary capacity, except a tax-qualified employee stock benefit plan in which the Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity or a tax-qualified employee stock benefit plan, and (iii) any relative or spouse of the Person, or any relative of such spouse, who has the same home as the Person or is a director or officer of the corporation or any of its parents or subsidiaries.

     The purpose of Article SEVENTH is to discourage changes in control that are deemed by the board of directors of Columbia Financial not to be in the best interests of Columbia Financial or its shareholders. Because the board of directors of Columbia Financial has determined that the adoption of the merger agreement would be in the best interests of the shareholders of Columbia Financial, the board of directors of Columbia Financial unanimously recommends that the Columbia Financial shareholders vote to adopt an amendment to the Columbia Financial articles of incorporation to delete Article SEVENTH in its entirety, thereby removing the prohibition against the offer to acquire or the acquisition of 10% or more of the outstanding Columbia Financial common shares.


                       THE PARTIES TO THE MERGER AGREEMENT

CAMCO

     Camco is a savings and loan holding company that was organized under Delaware law in 1970. Camco owns all of the issued and outstanding shares of Advantage Bank, Camco Title Insurance Agency, Inc. and Camco Acquisition Corp., the entity incorporated to facilitate this merger. Camco has grown from $22.4 million in consolidated assets in 1970 to $1.03 billion in consolidated assets at June 30, 2001. This rate of growth is largely attributable to the acquisitions of Marietta Savings Bank in 1973, First Federal Savings Bank of Washington Court House in 1988, First Federal Bank for Savings in 1996, Germantown Federal Savings Bank in 1998 and Westwood Homestead Savings Bank in 2000.

     In June 2001, Camco completed a restructuring through which all of Camco's five separate bank charters merged into Cambridge Savings Bank, which was renamed Advantage Bank. Advantage Bank is a full-service provider of financial products with 21 offices throughout central and southern Ohio, northeastern Kentucky and northwestern West Virginia. Advantage Bank's primary lending activities include the origination of conventional fixed-rate and variable-rate mortgage loans for the acquisition, construction or refinancing of single-family homes located in Advantage Bank's primary market areas. Advantage Bank also originates mortgage loans on multifamily properties and nonresidential properties, and originates a variety of consumer loans and commercial loans.


COLUMBIA FINANCIAL

     Columbia Financial was incorporated under the laws of the State of Ohio in 1997 as a unitary savings and loan holding company and now owns all of the issued and outstanding shares of Columbia Federal.

     Through its wholly-owned subsidiary, Columbia Federal, Columbia Financial is principally engaged in the business of making permanent first mortgage loans secured by one- to four-family residential real estate located in Columbia Federal's primary lending area. Columbia Federal also originates loans for the construction of residential real estate and loans secured by multifamily real estate (over four units) and nonresidential real estate.

     Columbia Federal conducts business from its main office located in Ft. Mitchell, Kentucky, a branch office in each of the municipalities of Covington, Crescent Springs and Erlanger, which are located in Kenton County, Kentucky, and a branch office in Florence, which is located in Boone County, Kentucky. Columbia Federal's primary market area consists of Boone County and Kenton County, Kentucky.


                                   THE MERGER

     If the holders of at least a majority of the Columbia Financial shares adopt the merger agreement, if all necessary regulatory approvals are received and if all conditions to the completion of the merger are satisfied or waived, the acquisition of Columbia Financial and Columbia Federal will be accomplished through a three-step process. First, Camco Acquisition Corp., a wholly-owned subsidiary of Camco that was created for this merger, will merge into Columbia Financial. As a result of the merger, Columbia Financial will be a wholly-owned subsidiary of Camco. Second, Columbia Financial will merge into Camco, with Camco being the surviving holding company. Finally, Columbia Federal will merge into Advantage Bank, with Advantage Bank being the surviving bank.


BACKGROUND AND REASONS FOR THE MERGER

     CAMCO. Camco's strategic plan is to deliver a wide array of financial products and services through its divisions, which operate under the direction of management personnel who maintain close ties to the communities they serve. Since adopting the holding company structure in 1970, Camco has expanded over the years through several acquisitions of financial institutions.

     In pursuing growth, Camco has paid particular attention to opportunities in geographic areas contiguous to its existing markets, which include portions of central, southwestern and southeastern Ohio, and the corridor from Marietta to Canton, Ohio, which runs along I-77. Camco also has banking locations in northeastern Kentucky and loan production offices in western West Virginia.

     The merger provides Camco the opportunity to strengthen its presence in the Greater Cincinnati-Northern Kentucky market, expanding the presence it established in 2000 with the acquisition of Westwood Homestead Savings Bank. Camco management believes that the economic diversity of the Greater Cincinnati-Northern Kentucky market will lessen the impact on Camco's net earnings in the event of an economic downturn in any individual industry or market.

     With the recent consolidation of Camco's five bank charters into Advantage Bank, Camco's integrated "Advantage Banking" program offers an additional opportunity to expand the lending and deposit relationships Columbia Financial has obtained with its existing customer base and to attract new customers. Camco believes it will be able to maintain and strengthen the relationships that Columbia Financial has fostered with the local community while providing the additional management and administrative support necessary to expand the range of products and services that Columbia Financial branches currently offer.

     COLUMBIA FINANCIAL. In 1998, Columbia Federal converted from a federal mutual savings bank to a federal stock savings bank. In connection with the conversion, Columbia Financial was formed as a savings and loan holding company and issued 2,671,450 common shares to depositors of Columbia Federal. The prospectus dated February 11, 1998, of Columbia Financial used in connection with the conversion offering disclosed as an investment risk factor that the returns on assets and equity of Columbia Federal had historically been low.

     Following the completion of the conversion, the board of directors of Columbia Financial attempted to find ways to increase the returns on both equity and assets. For example, in an effort to reduce excess capital, Columbia Financial purchased a total of 45,500 shares of Columbia Financial in open market transactions in fiscal years 1999 and 2000. In addition, Columbia Financial made distributions in 1999 of $3.28 per share to its shareholders, $3.20 of which constituted a "tax free" return of capital. Despite such efforts, Columbia Financial's returns on assets and equity remained well below levels considered by the board of directors and management to be satisfactory.

     In their long-range planning, the directors considered whether Columbia Financial could increase shareholder value to an adequate level while the industry was becoming more competitive due to significant technological changes, the proliferation of alternative deposit products, increasing competition from independent mortgage lenders and an increased array of financial services permitted to be sold by financial institutions under recent legislation. The addition of various products and services was considered and discussed in relation to such competition, but the directors determined that many were too expensive to implement effectively. Columbia Financial also considered such possibilities as the opening of additional branches and the diversification of the loan portfolio into higher yielding loans. Such possibilities were rejected, however, on the basis that the substantial expense of implementation and the additional credit risk could not be justified as a material increase in shareholder value was unlikely in the foreseeable future.

     In November 2000, the Board of Directors decided that Columbia Financial should retain a financial advisor to advise the directors on methods of enhancing shareholder value. On November 27, 2000, representatives of Keefe, Bruyette & Woods presented to the directors an analysis of potential alternatives to remaining independent, including merger possibilities. Following the consideration of such analysis, as well as the various other matters previously considered by the directors, the Board of Directors decided to engage Keefe, Bruyette & Woods as a financial advisor to help the Board of Directors consider a merger with another financial institution.

     At a meeting of the Board of Directors in February 2001, Keefe, Bruyette & Woods reviewed with the directors information on 30 companies that might be interested in a merger with Columbia Financial. After such review, the directors authorized Keefe, Bruyette & Woods to contact 22 of such companies. Of the companies contacted, 12 expressed an interest in considering a possible merger, signed confidentiality agreements and received books of information about Columbia Financial as prepared by Keefe, Bruyette & Woods. Of the companies receiving the books, four submitted non-binding indications of interest, including Camco.

     On March 28 and March 30, 2001, the Board of Directors met with Keefe, Bruyette and Woods representatives to discuss the four indications. Keefe, Bruyette & Woods provided the directors with information on the proposals, including financial and market analyses and additional relevant information. The information and analyses revealed that the value of Camco's part cash, part stock proposal based on current market values, was substantially higher than the other three proposals. In addition, the Board of Directors noted that one of the three other proposals provided for an all cash transaction at a price less than the Camco proposal and would probably be subject to a substantial risk of non-completion for regulatory and financing reasons. The second of the three other proposals called for a cash acquisition of only some of the assets and the assumption of only some of the liabilities of Columbia Financial, as a result of which Columbia Financial would have to continue to exist in the future to conduct a liquidation of the company. The ultimate proceeds from the liquidation could not be determined until the final winding up of the liquidation, a process which could take years. The third proposal, with a price less than the Camco proposal, was made by an institution that had undergone a substantial reorganization in the recent past, followed by a merger with another institution.

     Following the deliberations on March 28 and 30 over the four proposals, the Board of Directors concluded that the differences between the nominal value of the Camco proposal and the nominal value of the three other proposals, combined with the different uncertainties of the three other proposals, clearly made the Camco proposal the most attractive of the four. Accordingly, the directors decided to invite Camco to perform a due diligence examination of Columbia Financial, including a review of Columbia Financial's books and records, and the Board of Directors of Columbia Financial reviewed publicly available and other information about Camco.

     Upon its completion of due diligence in April 2001, Camco presented a final non-binding proposal. The Camco proposal provided for an exchange of Columbia Financial common shares for a purchase price to be paid in a combination of cash and common shares of Camco. The amount of cash would be fixed at the time an agreement was executed, as would the number of shares of Camco to be received for each share of Columbia Financial. The total value of the purchase price would, therefore, be subject to the movement of the Camco stock price until the closing, but the fixed cash component would limit the extent of the volatility of the purchase price.

     Columbia Financial and Camco negotiated the terms and conditions of the merger agreement and its exhibits between April 30 and June 4, 2001. After discussing a draft of the agreement on May 22, 2001, the Boards of Directors of Columbia Financial and Columbia Federal met on June 4, 2001, with Keefe, Bruyette & Woods and legal counsel to discuss the final agreement, its exhibits and the contemplated transaction. Included in the review was a detailed analysis by Keefe, Bruyette & Woods of the financial terms of the agreement. Following extensive discussion, Keefe, Bruyette & Woods stated that, as of June 4, 2001, the financial consideration provided in the merger agreement was fair to the shareholders of Columbia Financial from a financial point of view. The directors then unanimously agreed that the transaction negotiated with Camco would be in the best interests of the Columbia Financial shareholders and voted unanimously to approve the merger agreement.

     The foregoing discussion of the information and factors considered by the Board of Directors is not exhaustive but constitutes the material factors considered by the Board of Directors. In reaching its determination to approve and recommend the merger agreement, the directors did not assign any relative or specific weight to the foregoing factors, and individual directors may have weighed factors differently. The terms of the merger agreement were the product of arm's length negotiations between representatives of Columbia Financial and Camco.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.


OPINION OF KEEFE, BRUYETTE & WOODS

     On January 29, 2001, Columbia Financial retained Keefe, Bruyette & Woods to evaluate Columbia Financial's strategic alternatives as part of a stockholder enhancement program and to review and evaluate any specific proposals that might be received regarding a strategic alliance with Columbia Financial. Keefe, Bruyette & Woods, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings and distributions of listed and unlisted securities. Keefe, Bruyette & Woods is familiar with the market for common stocks of publicly traded banks, thrifts and bank holding companies. The Columbia Financial board selected Keefe, Bruyette & Woods on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger, and its previous relationship with Keefe, Bruyette & Woods, who managed its conversion from the mutual form of ownership to the stock form of ownership in 1998.

     In connection with its engagement, Keefe, Bruyette & Woods was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to stockholders of Columbia Financial. Keefe, Bruyette & Woods delivered its opinion to the board of directors of Columbia Financial that, as of June 4, 2001, the merger consideration is fair from a financial point of view to the stockholders of Columbia Financial. No limitations were imposed by Columbia Financial upon Keefe, Bruyette & Woods with respect to the investigations made or procedures followed by it in rendering its opinion. Keefe, Bruyette & Woods updated its opinion as of September 20, 2001, and has consented to the inclusion in this prospectus/proxy statement of the summary of its opinion to the Columbia Financial board of directors and to the reference to the entire opinion attached hereto as Annex B.

     THE FULL TEXT OF THE OPINION OF KEEFE, BRUYETTE & WOODS, WHICH IS ATTACHED AS ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT, INCLUDES CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY KEEFE, BRUYETTE & WOODS, AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF KEEFE, BRUYETTE & WOODS IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION.

     In rendering its opinion, Keefe, Bruyette & Woods:

     - reviewed the merger agreement;

     - reviewed Columbia Financial's Annual Reports to Shareholders and Proxy Statements for the fiscal years ended September 30, 1999 and 2000; unaudited financial statements for the six months ended March 31, 2001; Camco's Annual Reports for the fiscal years ended December 31, 1999 and 2000; Camco's unaudited financial statements for the three months ended March 31, 2001, and certain other information considered relevant;

     - discussed with senior management and the boards of directors of Columbia Financial and Columbia Federal the current position and prospective outlook for Columbia Financial;

     - considered historical quotations, levels of activity and prices of reported transactions in Columbia Financial's common stock;

     - reviewed financial and stock market data of other thrifts in a comparable asset range and asset composition as Columbia Financial;

     - reviewed certain recent business combinations with thrifts as the acquired company, which Keefe, Bruyette & Woods deemed comparable in whole or in part; and

     - performed other analyses that Keefe, Bruyette & Woods considered appropriate.


     In rendering its opinion, Keefe, Bruyette & Woods assumed and relied upon the accuracy and completeness of the financial information provided to it by Columbia Financial and Camco. In its review, with the consent of the Columbia Financial board, Keefe, Bruyette & Woods did not undertake any independent verification of the assets or liabilities of Columbia Financial or Camco, or the potential or contingent liabilities of Columbia Financial or Camco.

     In rendering its opinion, Keefe, Bruyette & Woods analyzed the consideration offered by Camco in relation to the following:

     - the results of the marketing efforts to solicit a potential acquirer for Columbia Financial (22 potential acquirers contacted; 12 reviewed confidential information; four preliminary proposals; one final proposal); and

     - certain comparable pending thrift merger and acquisition transactions, comparing merger consideration relative to tangible book value, last 12 months earnings, total assets, total deposits and premium to core deposits. Keefe, Bruyette & Woods analyzed this data in conjunction with the composition of Columbia Financial's earnings. Pending thrift merger and acquisition transactions consist of all transactions announced but not yet closed, as of May 14, 2001.

     The information in the following table summarizes the comparable group results analyzed by Keefe, Bruyette & Woods with respect to the merger. The summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods and should not be construed independently of the other information considered by Keefe, Bruyette & Woods in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods' analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors could create an incomplete or potentially misleading view of the evaluation process.

                                                                       Price to
                                               -----------------------------------------------------------------
                                                                                                    Core deposit
                                               Tang. Book        LTM EPS      Deposits    Assets      premium
                                  Number          (%)              (x)           (%)       (%)          (%)
Consideration to Columbia
Financial: $11.48(3):                           104.2 (1)           54.2 (2)     38.6       28.0        1.7

Median of pending transactions:     23          138.0               19.7         23.7       18.9        6.9

Median of completed
transactions:                       34          132.1               17.6         23.9       15.9        6.5

Median of pending transactions
with a total value
between $10 and $50 million:         8          123.0               21.1         19.2       25.0        6.9

Median of completed
transactions with a total
value between $10 and $50 million:  14          113.6               18.5         16.0       22.6        4.4


Median of pending transactions
with seller's equity to assets
between 15% and 30%:                 6          117.3               28.1         24.25      32.5        6.5

Median of completed
transactions with seller's
equity to assets between 15%
and 30%:                             7          121.2               23.6         21.8       32.9        6.5

Median of pending transactions
with seller's return on equity
between 1% and 5% :                  6          107.2               29.7         24.2       32.7        5.1

Median of completed
transactions with seller's
return on equity between 1%
and 5% :                             8          124.4               42.5         18.2       28.5        6.1

Median of pending transactions
in the Midwest region               11          133.5               19.8         20.8       28.2        7.3

Median of completed
transactions in the Midwest
region                              12          113.6               17.2         13.8       24.6        4.4

-------------------------

(footnotes on next page)

(1) Assumes Columbia Financial tangible book value of $11.08.
(2) Last twelve months (LTM) ended March 31, 2001, earnings per share of $.21.
(3) Consideration composed of $6.90 and .3681 shares of Camco stock, which had a market value of $4.58 based on the closing price of the Camco stock on June 3, 2001.

     Based on the above information and analysis, Keefe, Bruyette & Woods concluded that the implied purchase price of $11.48, which represents a 39% price premium over the $8.25 closing price of Columbia Financial common stock on the day the transaction was announced, is fair from a financial point of view to the shareholders of Columbia Financial.

     In preparing its analysis, Keefe, Bruyette & Woods made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods and Columbia Financial. The analyses performed by Keefe, Bruyette & Woods are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by those analyses, and do not purport to be appraisals or reflect the prices at which a business may be sold.

     Keefe, Bruyette & Woods will receive a fee of approximately $303,000 for services rendered in connection with advising and issuing a fairness opinion regarding this matter. As of the date of the prospectus/proxy statement, Keefe, Bruyette & Woods has received $100,000 of its fee, and the remainder of the fee is due upon the closing of the merger.


RECOMMENDATION OF THE BOARD OF DIRECTORS OF COLUMBIA FINANCIAL

     The board of directors of Columbia Financial unanimously recommends that the Columbia Financial shareholders vote FOR the adoption of the merger agreement. The board of directors believes that the terms of the merger are fair to, and in the best interests of, Columbia Financial's shareholders.


MERGER CONSIDERATION

     At the effective time of the merger, each outstanding Columbia Financial share will be converted into the right to receive $6.90 in cash and .3681 share of Camco stock, subject to possible adjustment as discussed below, and all Columbia Financial shares will be cancelled and extinguished. Based on the 2,625,950 Columbia Financial common shares issued and outstanding on September 18, 2001, the total number of shares of Camco stock to be issued to Columbia Financial shareholders would be approximately 966,613 and the total amount of cash to be distributed to Columbia Financial shareholders would be $18,119,055 (prior to the repayment of the loan from Columbia Financial to Columbia Financial's ESOP, see "Employee benefit plans" on page 34). Based on the number of shares of Camco stock issued and outstanding on September 18, 2001, the total number of outstanding shares of Camco stock after the merger would be 8,002,436.50, of which 12.08% would be held by the former Columbia Financial shareholders.

     Camco will not issue fractional shares in the merger. Each Columbia Financial shareholder who otherwise would be entitled to receive a fraction of a share of Camco stock will receive cash, based on the average of the bid and asked price quotes of Camco stock on Nasdaq on the last day of trading before the completion of the merger.

     The value of the total consideration that you will receive in exchange for each Columbia Financial common share will depend on the market value of a share of Camco stock on Nasdaq on the day of the closing. On June 4, 2001, the last day before the announcement of the execution of the merger agreement, the closing price of a common share of Camco stock on Nasdaq was $12.43. On September 20, the closing price of a common share of Camco stock on Nasdaq was $12.10.

     On the day the merger closes, the market price of Camco stock may be higher or lower than the price on the date the merger agreement was signed, on the date this document was mailed to you or on the date of the special meeting. Therefore, you cannot be assured of receiving any specific market value of Camco stock on the date of the closing of the merger.

     If the market value of a share of Camco stock on the closing date equals $9.25, then the value of the stock component would be $3.40 (.3681 multiplied by $9.25) and the total value of the per share merger consideration would be $10.30 ($3.40 in Camco stock plus $6.90 in cash). If the market price of a share of Camco stock falls below $9.25 based on the average closing prices of Camco stock for the ten trading days ending five calendar days prior to the date the merger is completed, Camco may choose to increase either the cash portion or the stock portion of the per share merger consideration so that the total value of the per share merger consideration that you will receive is not less than $10.30. Camco may choose, however, not to increase the per share merger consideration. If it chooses not to increase the per share merger consideration, then the board of directors of Columbia Financial has the right to terminate the merger agreement and abandon the merger. There is no assurance, however, that the board of directors will exercise such right by terminating the merger agreement. If the average market value of Camco stock falls below $9.25 per share and Camco chooses not to increase the per share merger consideration, the board of directors will evaluate the circumstances existing at the time and, in the exercise of the directors' fiduciary duties, determine whether a termination is in the best interests of the Columbia Financial shareholders.

     In order to provide you with a range of possible values for the total consideration you will receive from Camco for each of your Columbia Financial shares if the merger closes, we have set forth the following table. The following is an explanation of each of the columns in the table:

     COLUMN A

     We have set forth a range of possible market prices of Camco on Nasdaq, starting below the $9.25 per share price at which a price adjustment may occur and ending at a price in excess of the $14.59 highest price for Camco shares during the last 52 weeks.

     COLUMN B

     We have calculated the value of .3681 share of Camco stock based on the corresponding market price set forth in Column A.

     COLUMN C

     We have set forth in each line the constant $6.90 cash that will be paid by Camco for each share of Columbia Financial, regardless of the market price of Camco stock.

     COLUMN D

     We have set forth the total value of the sum of the $6.90 cash (Column C), plus the value of .3681 share of Camco stock (Column B) based upon the specific closing price of a share of Camco stock on Nasdaq (Column A).

               A                              B                            C                                D
        Closing price of                 Market value                                              Total value of the
        a share of Camco              of .3681 share of                Add $6.90           sum of .3681 share of Camco stock
        stock on Nasdaq                  Camco stock                   cash value                     plus $6.90 cash
       -----------------                 -----------                   ----------                     ---------------
           $ 8.25                          $  3.04                      $ 6.90                          $ 9.94
             8.75                             3.22                        6.90                           10.12
             9.25                             3.40                        6.90                           10.30
             9.75                             3.59                        6.90                           10.49
            10.25                             3.77                        6.90                           10.67
            10.75                             3.96                        6.90                           10.86
            11.25                             4.14                        6.90                           11.04
            11.75                             4.33                        6.90                           11.23
            12.25                             4.51                        6.90                           11.41
            12.75                             4.69                        6.90                           11.59
            13.25                             4.88                        6.90                           11.78
            13.75                             5.06                        6.90                           11.96
            14.25                             5.25                        6.90                           12.15
            14.75                             5.43                        6.90                           12.33

     The merger agreement contains provisions for certain additional possible reductions in the per share merger consideration based on the results of environmental testing to be conducted after the agreement was signed and possible penalties with respect to certain Columbia Financial benefit plans. Those provisions required that any adjustments be determined prior to the mailing of this prospectus/proxy statement. It has been determined by Columbia Financial and Camco that no adjustments for those reasons were required.


EXCHANGE OF CERTIFICATES EVIDENCING COLUMBIA FINANCIAL SHARES

     After the merger is effective, Camco or its exchange agent will mail to you a form letter of transmittal containing instructions for surrendering your Columbia Financial stock certificates. When you surrender your certificates for cancellation, together with a properly executed letter of transmittal, you will be entitled to receive cash in the amount of $6.90 per share and a certificate for the number of Camco shares to which you are entitled under the merger agreement. Until you surrender your certificates, Camco will not pay you any cash consideration or any dividends or other distributions and your rights as a shareholder of Camco will be suspended. No interest will be paid or accrued on any cash constituting merger consideration (including the cash in lieu of fractional shares) and unpaid dividends and distributions, if any, payable to holders of certificates for Columbia Financial shares.

     If you have lost or misplaced your Columbia Financial stock certificate, you should immediately call Corporate Trust Services of Fifth Third Bank at
(800) 837-2755. Corporate Trust Services will mail to you instructions for replacing the lost certificate.


EMPLOYEE MATTERS

     Each Columbia Financial or Columbia Federal employee whose employment is not specifically terminated will become an employee of Camco or Advantage Bank. Each Columbia Financial employee who becomes an employee of Camco or Advantage Bank will be eligible to participate in Camco or Advantage Bank employee plans, on the same basis as any newly-hired employee of Camco or Advantage Bank. Service with Columbia Financial or Columbia Federal will be treated as service with Camco or Advantage Bank to determine eligibility to participate, vesting and entitlement to benefits, but not for purposes of benefit accrual under each Camco or Advantage Bank employee plan. Each employee of Columbia Federal who does not have an employment agreement or severance agreement with Columbia Federal and who Camco or its subsidiaries elect not to hire or who is terminated within one year after the merger will be paid a severance payment equal to the product of two weeks of the employee's salary multiplied by the number of years of that employee's service to Columbia Federal, with a minimum payment equal to four weeks' salary and a maximum payment equal to 26 weeks' salary.


REPRESENTATIONS, WARRANTIES AND COVENANTS

     Camco, Camco Acquisition Corp., Advantage Bank, Columbia Financial and Columbia Federal have each made representations and warranties in the merger agreement regarding:

     - corporate organization,

     - authority and capitalization,

     - regulatory reports and filings,

     - financial condition,

     - past conduct of business,

     - taxes,

     - legal proceedings,

     - employment matters, and

     - environmental matters.

     In addition, Columbia Financial and Columbia Federal have made representations and warranties regarding:

     - investments,

     - properties,

     - material contracts,

     - insurance,

     - permits and licenses,

     - employee benefit plans, and

     - other matters.

     Columbia Financial may not solicit or initiate any proposals or offers from any person, or discuss or negotiate with any person or entity, regarding any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, Columbia Financial or Columbia Federal, except as required by the good faith exercise of the fiduciary duties of the board of directors of Columbia Financial. If Columbia Financial or Columbia Federal accepts an acquisition transaction prior to the earlier of the termination of the merger agreement or August 31, 2002, Columbia Financial must pay $1,250,000 to Camco.

     Columbia Financial and Columbia Federal have also agreed to do the following immediately before completion of the merger to the extent such actions are permitted by law and are consistent with generally accepted accounting principles:

     - establish and take such reserves and accruals to conform Columbia Federal's loan, accrual and reserve policies to Camco's policies;

     - implement policies regarding excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; and

     - recognize for financial accounting purposes the expenses of the merger and any restructuring charges related to or to be incurred in connection with the merger.


CONDUCT OF BUSINESS PENDING THE MERGER

     During the period between June 4, 2001, and the completion of the merger, Columbia Financial and Columbia Federal have agreed to conduct their business only in the ordinary and usual course, unless Camco agrees otherwise in writing. In addition, without the prior written consent of Camco, which consent shall not be unreasonably withheld, Columbia Financial and Columbia Federal have agreed not to:

     - issue, sell or dispose of any stock or other securities issued by Columbia Financial or Columbia Federal, other than Columbia Financial shares that are issued in connection with the exercise of outstanding Columbia Financial options;

     - declare or pay any dividends on Columbia Financial shares, other than quarterly cash dividends not in excess of $.07 per share;

     - make any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification of shares;

     - amend their articles of incorporation, code of regulations, charter or bylaws, except the amendment to Columbia Financial's articles of incorporation to eliminate Article Seventh and to amend the charter of Columbia Federal to eliminate a similar provision;

     - purchase, sell, assign or transfer any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible assets or properties;

     - mortgage, pledge, grant or permit to exist any lien or other encumbrance on any assets or properties, except in the ordinary course of business;

     - waive any rights of material value or cancel any material debts or claims;

     - incur or pay any material obligation or liability, other than liabilities and obligations incurred in the ordinary course of business and borrowings from the Federal Home Loan Bank;

     - except as otherwise provided in the merger agreement, enter into or amend any employment contract with any of their employees, increase the compensation payable to any employee or director, or any relative of an employee or director, or become obligated to increase such compensation;

     - except as provided in the merger agreement, adopt or amend in any material respect any employee or director benefit plan, severance plan or collective bargaining agreement or make any contributions, awards or distributions under any employee benefit plan that is not consistent with past practice;

     - acquire any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

     - make any material capital expenditure or commitment for any material addition to property, plant or equipment;

     - originate or issue a commitment to originate any loan secured by one- to four-family residential real estate or nonresidential real estate in an amount of $250,000 or more;

     - except for Federal Home Loan Bank advances, which will not exceed an aggregate amount of $7.0 million, plus any additional amount that may be obtained with the right of prepayment at any time without penalty or premium, and deposit taking in the ordinary course of business, borrow or agree to borrow any funds or directly guarantee or agree to guarantee any obligations of others;

     - establish any new lending programs or make any policy changes concerning who may approve loans;

     - enter into any securities transactions for their own account or purchase or otherwise acquire any investment security for their own account other than U.S. Government and agency obligations and deposits in an overnight account at the Federal Home Loan Bank;

     - increase or decrease the rate of interest paid on time deposits or certificates of deposits, except in a manner consistent with past practices and prevailing rates in Columbia Federal's market;

     - foreclose upon or otherwise take title or possession of any real property without first obtaining a Phase I Environmental Report that indicates that the property is free of pollutants, contaminants or hazardous or toxic materials; provided, however, that Columbia Federal will not be required to obtain such a report with respect to single-family, non-agriculture residential property of one acre or less to be foreclosed upon unless it has reason to believe such property may contain pollutants, contaminants or other waste materials; or

     - agree to take any of the actions described above.


CONDITIONS

     Camco, Camco Acquisition Corp., Advantage Bank, Columbia Financial and Columbia Federal may complete the merger only if the merger agreement is adopted by the holders of a majority of the outstanding Columbia Financial shares and the parties receive regulatory approvals from the Federal Deposit Insurance Corporation, the Ohio Division of Financial Institutions and the Office of Thrift Supervision. In addition, Camco, Camco Acquisition Corp. and Advantage Bank will not be required to complete the merger unless the following conditions are satisfied:

     - all of Columbia Financial and Columbia Federal's representations and warranties in the merger agreement are true in all material respects;

     - Columbia Financial and Columbia Federal have satisfied, in all material respects, their obligations in the merger agreement;

     - there have been no material adverse changes with respect to Columbia Financial or Columbia Federal since June 4, 2001, except changes resulting from the expenses of the merger and certain changes applicable to all financial institutions;

     - Columbia Financial's shareholders' equity at the time of the merger is at least $29 million, exclusive of expenses related to the merger and reserves, accruals and charges taken or established by Columbia Financial or Columbia Federal at the request of Camco, realized or unrealized gains or losses on securities classified as available for sale in Columbia

       Financial's audited financial statements, dividends paid in accordance with the merger agreement and expenses incurred to terminate Columbia Financial's recognition and retention plan; and

     - the holders of 10% or less of the outstanding Columbia Financial shares have dissented.

     Columbia Financial and Columbia Federal will not be required to complete the merger unless the following conditions are satisfied:

     - all of Camco, Camco Acquisition Corp. and Advantage Bank's representations and warranties in the merger agreement are true in all material respects;

     - Camco, Camco Acquisition Corp. and Advantage Bank have satisfied, in all material respects, their obligations in the merger agreement;

     - there have been no material adverse changes with respect to Camco since June 4, 2001; and

     - the market value of a Camco share is at least $9.25 based on the average closing price of Camco for the ten trading days ending five calendar days before the merger closes, except that this condition will be deemed satisfied if, in the event that the market value is less than $9.25, Camco elects to increase the amount of cash or shares given in exchange for Columbia Financial shares so that the total amount of the per share consideration to be paid for each Columbia Financial share is at least $10.30.

     Camco and Columbia Financial may waive any of the conditions unless the waiver is prohibited by law. In particular, you should be aware that, even after adoption of the merger agreement by the Columbia Financial shareholders, the board of directors may agree to waive the condition with respect to the market value of Camco shares and close the merger if it deems it to be in the best interests of the shareholders of Columbia Financial.


EFFECTIVE TIME

     Following the satisfaction or waiver of all conditions in the merger agreement, we will file Certificates of Merger as soon as practicable with the Secretary of State of the State of Ohio and the State of Delaware in order to complete the merger. We anticipate that we will complete the merger in November 2001.


TERMINATION AND AMENDMENT

     Either Camco or Columbia Financial may terminate the merger agreement under the circumstances described below, whether or not the shareholders already have voted to adopt the merger agreement. Termination may occur by the mutual agreement of Camco and Columbia Financial, or by either party if:

     - the merger is not consummated by February 28, 2002;

     - the conditions listed in the merger agreement have not been satisfied or waived; or

     - an event occurs that would prevent the satisfaction of or compliance with any of the conditions in the merger agreement.

     In the event that the merger agreement is terminated, the merger agreement will become void and have no effect, except that the provisions of the merger agreement relating to confidentiality of information and payment of expenses will survive the termination. Notwithstanding the foregoing, no party to the merger agreement will be released from any liabilities or damages arising out of its breach of any provision of the merger agreement.

     The merger agreement may be amended at any time before or after the special meeting of shareholders. An amendment of the merger agreement that materially and adversely affects the rights of the shareholders of Columbia Financial and which takes place after the special meeting of shareholders, however, will not be made without further approval of the Columbia Financial shareholders. If necessary, Columbia Financial will seek approval at a subsequent meeting of shareholders.


INTERESTS OF DIRECTORS AND OFFICERS

     Directors and officers of Columbia Financial and Columbia Federal have interests in the merger in addition to their interests solely as Columbia Financial shareholders.

     PAYMENT FOR STOCK OPTIONS. At the completion of the merger, each outstanding option to purchase Columbia Financial shares will be converted automatically into the right to receive a cash payment from Camco that is equal to the difference between the value of the per share merger consideration at the effective time of the merger and the exercise price per share of the option.

     ACCELERATION OF RECOGNITION AND RETENTION PLAN AWARDS. The Columbia Financial recognition and retention plan that was adopted by Columbia Financial's shareholders on July 15, 1999, included a provision that accelerated the vesting of all awards upon a change in control of Columbia Financial. A change in control is defined under the recognition and retention plan to include the execution of a merger agreement. As a result, on June 4, 2001, the date the merger agreement was executed, the unvested shares of Columbia Financial that were being held in the recognition and retention plan trust vested and the shares, together with the dividends paid on the shares and the earnings on the dividends, have been distributed to the award recipients, including directors and executive officers of Columbia Financial.

     EMPLOYEE BENEFIT PLANS. All employees of Columbia Financial or Columbia Federal immediately prior to completion of the merger who are employed by Camco or Advantage Bank immediately following the merger ("transferred employees") will be covered by Camco's employee benefit plans. Camco may determine, though, to continue Columbia Financial's health insurance plan for transferred employees in lieu of offering participation in Camco's health insurance plans.

     Before the completion of the merger, Columbia Financial will terminate the Columbia Financial employee stock ownership plan. All amounts accrued on the financial statements of Columbia Financial as ESOP expense will be paid by the ESOP trustee to Columbia Financial to reduce the outstanding balance of the current exempt loan from Columbia Financial to the ESOP. All Columbia Financial shares held by the ESOP trustee at the completion of the merger will be exchanged by the ESOP trustee for the per share merger consideration. The trustee will dispose of shares held in the suspense account of the ESOP for the purpose of retiring the ESOP loan. Any shares and other assets remaining in the suspense account following the repayment of the loan in full will be allocated as promptly as possible by the ESOP trustee to participants in accordance with the allocation provisions of the ESOP and applicable law. It is the intent of Columbia Financial and Camco that the ESOP be terminated concurrently with the completion of the merger and that the distribution be made as soon after completion of the merger as possible. No distribution will be made until a final determination letter is received from the IRS.

     CHANGE IN CONTROL PAYMENTS. Each of Messrs. Lynch, Raybourne, Schwartz and Adams and Ms. Margrave has an agreement with Columbia Federal that entitles the officer to payments if his or her employment is terminated in connection with a change in control. Therefore, if one of these officers is terminated without cause by Columbia Federal or Advantage Bank within six months prior to or one year after the merger, the officer will be entitled to a payment of up to three times the officer's salary and continued coverage under all benefit plans, subject to downward adjustments as necessary to comply with Section 280G of the Internal Revenue Code. Each of these officers will also receive these payments and benefits if the officer decides to terminate his or her employment with Advantage Bank within one year after the merger if there is a material change in the officer's employment.

     INDEMNIFICATION AND INSURANCE. For a period of three years after the merger is completed, Camco will indemnify the current and former officers and directors of Columbia Financial for their acts and omissions occurring prior to the completion of the merger to the extent permitted by Camco's certificate of incorporation and bylaws or the articles of incorporation and code of regulations of Columbia Financial. Similarly, for three years after the merger, Advantage Bank will indemnify Columbia Federal's current and former officers and directors to the extent permitted under Advantage Bank's articles of incorporation and constitution or Columbia Federal's charter and bylaws. There will be no indemnification for claims against Camco, its subsidiaries, Columbia Financial or Columbia Federal arising out of or in connection with the merger. Camco has also agreed to either (i) extend its directors' and officers' liability insurance to cover the directors and officers of Columbia Financial and Columbia Federal for three years following the completion of the merger or
(ii) add a rider to its existing directors' and officers' liability insurance policy to cover the acts and omissions of Columbia Financial and Columbia Federal's officers and directors and to continue the rider for three years.


RESALE OF CAMCO COMMON SHARES

     Camco has registered the Camco stock to be issued in the merger with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Camco shares will be freely transferable, except for Camco common stock received by persons who may be deemed to be affiliates of Columbia Financial. The term "affiliate" is defined in Rule 145 under the Securities Act and generally includes executive officers and directors. Columbia Financial affiliates may not sell their Camco common stock, except (a) in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act or (b) pursuant to an effective registration statement under the Securities Act covering their Camco common stock.


FEDERAL INCOME TAX CONSEQUENCES

     Camco and Columbia Financial have received an opinion of Vorys, Sater, Seymour and Pease LLP regarding the material federal income tax consequences of the merger. The opinion is based on factors and assumptions set forth in the opinion. An opinion of counsel represents only counsel's best legal judgment on the matters addressed in the opinion and has no binding effect on the Internal Revenue Service or any court, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the legal issues.

     The opinion provides that the merger will produce the following material federal income tax consequences:

     - The merger of Camco Acquisition Corp. with Columbia Financial will be treated as if the shareholders of Columbia Financial had sold each Columbia Financial share to Camco for $6.90 cash and .3681 shares of Camco common stock (or for the adjusted per share consideration totaling $10.30, if applicable).

     - Columbia Financial shareholders will recognize a gain or loss on the difference between (i) the value of the per share merger consideration (based on the average of the bid and asked prices of Camco shares on Nasdaq on the last day of trading before the completion of the merger) and (ii) the basis in their shares of Columbia Financial surrendered in the merger. The gain or loss will be long term if the Columbia Financial shares were held for more than twelve months.

     - The basis of the Camco common stock received by the Columbia Financial shareholders will be the fair market value of the Camco common stock on the effective date of the merger.

     - Neither Camco nor Columbia Financial will recognize any gain or loss resulting from the merger of Camco Acquisition Corp. into Columbia Financial.

     - The merger of Columbia Financial into Camco will be treated as a tax free liquidation under Section 332 of the Internal Revenue Code. Camco will recognize no gain or loss on the receipt of property received in connection with the liquidation of Columbia Financial. Columbia Financial will recognize no gain or loss on the distribution of any property in complete liquidation.

     - The tax basis of the assets of Columbia Financial in the hands of Camco will be the same as the basis of the assets in the hands of Columbia Financial immediately prior to the merger.

     - The merger of Columbia Federal into Advantage Bank will constitute a reorganization under Section 368 (a)(1)(A) of the Internal Revenue Code. No gain or loss will be recognized to either Columbia Federal or Advantage Bank.

     - The basis of the assets of Columbia Federal in the hands of Advantage Bank will the same as the basis of the assets in the hands of Columbia Federal immediately prior to the merger.

     - Any shareholder who perfects dissenters rights and receives the fair cash value of the shares of Columbia Financial will recognize gain or loss on the difference between the fair cash value and the shareholder's basis in the shares of Columbia Financial.


ACCOUNTING TREATMENT

     The merger will be treated as a purchase for accounting purposes. Accordingly, Camco will record the assets and liabilities of Columbia Financial on its books at fair value. The excess, if any, of the fair value of the assets received over the fair value of the liabilities assumed and consideration paid will be assigned to specific and unidentified intangible assets. The resulting intangible assets will not be amortized after December 31, 2001, but will be tested for impairment as prescribed under SFAS No. 142, "Goodwill and Intangible Assets."


                           DESCRIPTION OF CAMCO SHARES

AUTHORIZED STOCK

     Camco's authorized capital stock consists of 14,900,000 shares of common stock, par value $1.00 per share, and 100,000 shares of preferred stock, par value $1.00 share.

     The Camco board of directors is authorized to issue, without stockholder approval, the preferred shares and to fix the designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The issuance of preferred shares and any conversion rights that may be specified by the board of directors for the preferred shares could adversely affect the voting power of holders of the common shares. In addition, if the purchase price of the preferred shares is less than the book value of the common shares, the book value of the common shares could be adversely affected. No preferred shares will be issued in connection with the merger, and the board of directors has no present intention to issue any preferred shares.


SPECIAL MEETINGS

     Special meetings of stockholders of Camco may be called only by the president or by a majority of the board of directors of Camco.

PREEMPTIVE RIGHTS

     The Camco certificate of incorporation does not grant preemptive rights to the holders of Camco stock. Under Delaware law, preemptive rights do not exist unless they are specifically granted by the corporation's certificate of incorporation.


VOTING RIGHTS

     Camco stockholders are entitled to cast one vote per Camco share held on all matters submitted to stockholders for their approval. The certificate of incorporation does not provide for cumulative voting in the election of directors.


BOARD OF DIRECTORS

     Camco's bylaws provide for a classified board of directors divided into three classes and elected for three-year terms. Pursuant to the bylaws, the number of directors is currently fixed at eleven. Therefore, it would take two annual elections to replace a majority of the board. The bylaws require that any shareholder nomination for the election of directors must be submitted in writing, containing specific information regarding the nominee, by the later of the March 31st immediately preceding the annual meeting of stockholders or the sixtieth day before the first anniversary of the most recent annual meeting.

     Vacancies on Camco's board may be filled by a majority of the directors then in office. If a majority of the directors then in office constitutes less than a majority of the board, any stockholders holding at least 10% of Camco's stock may ask the Delaware Court to order an election to fill the vacancy and replace directors selected by those directors in office.

     Camco's certificate of incorporation authorizes the removal of a director for cause by a vote of not less than 80% of Camco's shares.


ANTITAKEOVER PROVISIONS IN CAMCO'S CERTIFICATE OF INCORPORATION AND BYLAWS

     The Camco certificate of incorporation and the Camco bylaws contain provisions that could deter or prohibit non-negotiated changes in the control of Camco. The Camco certificate of incorporation requires the approval of the holders of (i) at least 80% of Camco's outstanding shares of voting stock, and
(ii) at least a majority of Camco's outstanding shares of voting stock, not including shares held by a "Substantial Shareholder," to approve certain "Business Combinations" as defined below, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of substantially all of the assets of Camco must, subject to certain exceptions, be approved by the vote of the holders of a majority of Camco's outstanding voting shares. The increased voting requirements in the Camco certificate of incorporation apply in connection with Business Combinations involving a "Substantial Shareholder," except in cases where the proposed transaction has been approved in advance by three-fourths of the members of Camco's board of directors, provided that a majority of the members on the board are continuing directors (a continuing director being defined as a person who was (i) a member of the board on May 26, 1987, (ii) elected by the shareholders or appointed by the board after May 26, 1987, and prior to the date as of which the Substantial Shareholder in question became a Substantial Shareholder, or (iii) appointed as a director by three-fourths of the board if and only if a majority of the board at the time of appointment consisted of continuing directors).

     The term "Substantial Shareholder" is defined to include any individual, corporation, partnership or other entity, except for Camco or a subsidiary of Camco, that owns beneficially or controls, directly or indirectly, 15% or more of the outstanding voting shares of Camco. A "Business Combination" is defined to include:

     - any merger or consolidation of Camco or a subsidiary of Camco with or into any Substantial Shareholder or with or into any other corporation which, after such merger or consolidation, would be an Affiliate of a Substantial Shareholder, as defined in Camco's certificate of incorporation;

     - any sale, lease, exchange, mortgage, transfer, pledge or other disposition of all or a substantial part of the assets of Camco, or of a subsidiary of Camco, to any Substantial Shareholder (the term "substantial part" is defined to include more than 10% of Camco's total assets);

     - the adoption of any plan or proposal for the liquidation or dissolution of Camco, if, as of the record date for the determination of shareholders who are entitled to vote on the plan or proposal, any person is a Substantial Shareholder;

     - the issuance or transfer of Camco Equity Securities, as defined in Camco's certificate of incorporation, that have an aggregate value equaling or exceeding 60% of Camco's shareholders' equity to a Substantial Shareholder in exchange for cash, securities or other property; or

     - any reclassification of the securities of Camco, any recapitalization involving the securities of Camco or any reorganization, merger, or consolidation of Camco that has the effect of increasing, directly or indirectly, a Substantial Shareholder's proportionate share of outstanding shares of any class of equity securities of Camco or a subsidiary of Camco.

     In view of the various provisions of the Camco certificate of incorporation, the aggregate share ownership by the directors and officers of Camco may have the effect of facilitating the perpetuation of current management and discouraging proxy contests and takeover attempts. Officers and directors will have a significant influence over the vote on such a transaction and may be able to defeat it. The board of directors of Camco believes that these provisions are in the best interests of the shareholders because they encourage prospective acquirers to negotiate a proposed acquisition with the directors. These provisions could, however, adversely affect the market value of Camco's shares or deprive shareholders of the opportunity to sell their shares for premium prices.


                 COMPARISON OF RIGHTS OF HOLDERS OF CAMCO SHARES
                    AND HOLDERS OF COLUMBIA FINANCIAL SHARES

     As a result of the merger, the shareholders of Columbia Financial at the effective time of the merger will become stockholders of Camco. There are certain differences between the rights of Camco stockholders and the rights of Columbia Financial shareholders arising from the distinctions between the Camco certificate of incorporation and bylaws and the Columbia Financial articles of incorporation and code of regulations and the differences between Delaware and Ohio law. However, the rights of the holders of Camco stock and those of holders of Columbia Financial shares are similar in most material aspects. The differences are described below.


AUTHORIZED STOCK

     The Camco certificate of incorporation authorizes 14,900,000 shares of common stock and 100,000 shares of preferred stock. The Columbia Financial articles of incorporation authorize 7,000,000 common shares and 1,000,000 preferred shares.


DIRECTOR NOMINATIONS

     Camco stockholders generally must submit director nominations by the March 31st preceding the annual meeting, which is scheduled for the fourth Tuesday in May. Columbia Financial shareholders generally must submit director nominations not less than 60 days prior to the first anniversary of the most recent annual meeting of shareholders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Both the bylaws of Camco and the code of regulations of Columbia Financial provide for the indemnification of directors and officers under certain circumstances. The indemnification provisions of Camco and Columbia Financial are substantially similar.


ANTITAKEOVER PROVISIONS

     Certain provisions of the Camco certificate of incorporation and Camco bylaws, which we have outlined above, could deter or prohibit changes in majority control of the board of directors or non-negotiated acquisitions of control of Camco.

     The following is a discussion of provisions of the Columbia Financial articles of incorporation and code of regulations that could deter or prohibit changes in majority control of the board of directors or non-negotiated acquisitions of control of Columbia Financial.

     BOARD OF DIRECTORS. Certain provisions of Columbia Financial's articles of incorporation and code of regulations will impede changes in control of the board of directors of Columbia Financial. The regulations provide that the board of directors is to be divided into two classes, as nearly equal in number as possible, which shall be elected for staggered two-year terms.

     Columbia Financial's regulations provide that a director may be removed with or without cause by the affirmative vote of a majority of the shares entitled to elect directors in place of the director being removed, provided that, unless all directors, or all directors of a class, are removed, no director may be removed if votes cast against the removal, if cumulatively voted, would be sufficient to elect one director. The regulations further provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

     Neither Camco nor Columbia Financial permit cumulative voting in the election of directors.

     LIMITATIONS ON CALL OF MEETINGS OF SHAREHOLDERS. Columbia Financial's regulations provide that meetings of shareholders may only be called by Columbia Financial's Chairman of the board or President or by the holders of 25% of all outstanding shares.

     RESTRICTIONS ON ACQUISITIONS OF SECURITIES. The articles of incorporation provide that for a period of five years from the effective date of the conversion of Columbia Federal from mutual form to stock form, no person may acquire or offer to acquire, directly or indirectly, the beneficial ownership of more than 10% of any class of equity security of Columbia Financial. This provision does not apply to any employee stock benefit plan of Columbia Financial. In addition, during such five-year period, no shares beneficially owned in violation of the percentage limitation, as determined by Columbia Financial's board of directors, are entitled to vote in connection with any matter submitted to shareholders for a vote. If a majority of the shares present in person or by proxy at the special meeting vote in favor of the amendment to the articles of incorporation, this provision will be eliminated.

     AUTHORIZATION OF PREFERRED STOCK. Columbia Financial's articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock, which conceivably would represent an additional class of stock required to approve any proposed acquisition. Columbia Financial is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the dividend rates, liquidation price, redemption rights, conversion rights and other special rights of the shares. Issuance of the preferred shares could adversely affect the relative voting rights of holders of the common shares. In the event of a proposed merger, tender offer or other attempt to gain control of Columbia Financial that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred shares, therefore, may be to deter a future takeover attempt. The preferred shares, none of which have been issued by Columbia Financial, together with authorized but unissued common shares (the articles of incorporation authorizes the issuance of up to 7,000,000 shares of common stock), also could represent additional capital required to be purchased by the acquiror.

     INCREASED VOTING REQUIREMENT FOR CERTAIN MATTERS. Columbia Financial's articles of incorporation provide that the affirmative vote of holders of 75% of the voting power will be required to adopt any of the following matters if the board of directors recommends against it:

     - an amendment to the articles of incorporation of Columbia Financial;

     - an amendment to the code of regulations of Columbia Financial;

     - a change in the number of directors by action of the shareholders;

     - an agreement of merger or consolidation that provides for the merger or consolidation of Columbia Financial with or into one or more other corporations;

     - a combination or majority share acquisition that involves the issuance of shares of Columbia Financial and requires shareholder approval;

     - the sale, exchange, transfer or other disposition of all, or substantially all, of the assets of Columbia Financial; or

     - the dissolution of Columbia Financial.


ANTITAKEOVER STATUTES

     Certain state laws make a change in control of Camco and Columbia Financial more difficult, even if desired by the holders of the majority of the Camco or Columbia Financial shares. The Delaware antitakeover statutes that govern Camco differ substantially from the Ohio statutes that govern Columbia Financial.

     DELAWARE ANTI-TAKEOVER STATUTE. The Delaware General Corporation Law imposes limits on liability of persons who acquire more than 15% of the outstanding stock of a Delaware corporation, such as Camco, to effect a merger with or acquisition of such corporation for three years after the person's acquisition of stock of the corporation. Such a transaction may be effected, generally, if

     - the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans);

     - the Board of Directors of the corporation pre-approves the transaction;
       or

     - the transaction is subsequently approved by the target corporation's Board of Directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder).

     However, these provisions of the Delaware General Corporation Law do not apply to Delaware corporations with less than 2,000 shareholders or which do not have voting stock listed on a national exchange or listed for quotation with a registered national securities association. Camco has more than 2,000 shareholders and Camco stock is traded on a registered securities association. Camco could otherwise exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by this provision. At the present time, Camco has not adopted any such amendment.

     OHIO CONTROL SHARE ACQUISITION STATUTE. The Ohio Revised Code provides in
Section 1701.831 that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed "control share acquisition." A control share acquisition is defined as any acquisition of an issuer's shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

     - one-fifth or more, but less than one-third of the voting power;

     - one-third or more, but less than a majority of the voting power; or

     - a majority or more of the voting power.

     Assuming compliance with the notice and information filing requirements, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer and the directors and officers of the issuer. The control share acquisition statute does not apply to a corporation whose articles of incorporation or regulations so provide. Columbia Financial has not opted out of the application of the control share acquisition statute.

     OHIO MERGER MORATORIUM STATUTE. Chapter 1704 of the Ohio Revised Code prohibits specified business combinations and transactions between an "issuing public corporation" and an "interested shareholder" for at least three years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attains 10% ownership. An interested shareholder is a person who owns 10% or more of the shares of the corporation. An issuing public corporation is defined as an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by the merger moratorium provisions include mergers, consolidations, voluntary dissolutions, the disposition of assets and the transfer of shares. After the three-year period, a moratorium transaction may take place provided that certain conditions are satisfied, including that:

     - the board of directors approves the transaction;

     - the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder; or

     - the business combination results in shareholders, other than the interested shareholder, receiving a fair price plus interest for their shares.

     Although the merger moratorium provisions may apply, a corporation may elect not to be covered by the merger moratorium provisions, or subsequently elect to be covered, with an appropriate amendment to its articles of incorporation. Columbia Financial has not taken any corporate action to opt out of the Ohio merger moratorium statute.


                                  LEGAL MATTERS

     Vorys, Sater, Seymour and Pease LLP has rendered an opinion that the shares of Camco common stock to be issued to the Columbia Financial shareholders in connection with the merger have been duly authorized and, if issued pursuant to the merger agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Vorys, Sater, Seymour and Pease LLP has also passed upon the federal income tax consequences of the merger to Camco and Columbia Financial. Attorneys with the firm of Vorys, Sater, Seymour and Pease LLP hold, in the aggregate, approximately 11,911 shares of Camco stock.

                                     EXPERTS

     The consolidated financial statements of Camco at December 31, 2000, that are incorporated by reference in this prospectus/proxy statement have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report appearing in Camco's 2000 Annual Report to shareholders. The financial statements have been incorporated in reliance upon the report of Grant Thornton LLP and given upon their authority as experts in accounting and auditing.

     The financial statements of Columbia Financial at September 30, 2000, that are incorporated by reference in this prospectus/proxy statement have been audited by Von Lehman & Company Inc., independent certified public accountants, as stated in their report appearing in Columbia Financial's 2000 Annual Report to Shareholders. The financial statements have been incorporated in reliance upon the report and given upon their authority as experts in accounting and auditing.


               PROPOSALS FOR THE 2002 ANNUAL SHAREHOLDERS' MEETING

     Columbia Financial will only hold an annual meeting in 2002 if the merger has not been completed by February 28, 2002. If you intend to present a proposal at the 2002 annual meeting of shareholders, and if the proposal is not received by November 7, 2001, then the proxies designated by the board of directors of Columbia Financial for the 2002 annual meeting may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

     Shareholder proposals, other than those submitted pursuant to the Exchange Act, must be submitted in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Columbia Financial not fewer than 30 days nor more than 60 days prior to any such meeting; provided, however, that if notice or public disclosure of the meeting is given fewer than 31 days before the meeting, such written notice shall be delivered or mailed to the Secretary of Columbia Financial not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders.


                       WHERE YOU CAN FIND MORE INFORMATION

     Camco has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act for the Camco shares to be issued to Columbia Financial shareholders in the merger. This prospectus/proxy statement is a part of the Registration Statement on Form S-4. The rules and regulations of the Securities and Exchange Commission permit us to omit from this document information, exhibits and undertakings that are contained in the Registration Statement on Form S-4.

     In addition, Camco and Columbia Financial file reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You can read and copy the Registration Statement and its exhibits, as well as the reports, proxy statements and other information filed with the Securities and Exchange Commission by Camco and Columbia Financial, at the following location:

           Securities and Exchange Commission's Public Reference Room
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

     Please call the Securities and Exchange Commission for more information on the operation of the Public Reference Room at 1-800-SEC-0330. CAMCO AND COLUMBIA FINANCIAL ARE ELECTRONIC FILERS, AND THE SECURITIES AND EXCHANGE COMMISSION MAINTAINS A WEB SITE THAT CONTAINS REPORTS, PROXY AND INFORMATION STATEMENTS

AND OTHER INFORMATION REGARDING REGISTRANTS THAT FILE ELECTRONICALLY WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE FOLLOWING WEB ADDRESS:
(HTTP://WWW.SEC.GOV).

     The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus/proxy statement, which means that the companies can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus/proxy statement, except for any information superseded by information contained in later-filed documents incorporated by reference in this prospectus/proxy statement. You should read the information relating to the companies contained in this prospectus/proxy statement and the information in the documents incorporated by reference.

     This document incorporates by reference the documents listed below that we have previously filed with the Securities and Exchange Commission and any future filings made by it with the Securities and Exchange Commission before the special meeting of shareholders under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.


CAMCO
Commission Filings
(File No. 0-25196)                     Period/Date
------------------------------         -----------------------------------------

Annual Report on Form 10-K             Year ended December 31, 2000

Quarterly Reports on Form 10-Q         Quarters ended March 31 and June 30, 2001

Current Reports on Form 8-K            Filed on February 1 and June 5, 2001


COLUMBIA FINANCIAL
Commission Filings
(File No. 0-21385)                     Period/Date
------------------------------         -----------------------------------------

Annual Report on Form 10-K             Year ended September 30, 2000

Quarterly Reports on Form 10-Q         Quarters ended December 31, 2000,
                                       March 31, 2001, and June 30, 2001

Current Report on Form 8-K             Filed on June 5, 2001

     We have included copies of the Annual Report on Form 10-K for the year ended September 30, 2000, of Columbia Financial and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, of Columbia Financial, with this document.

     YOU CAN RECEIVE THE DOCUMENTS INCORPORATED BY REFERENCE (WITHOUT EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THIS PROSPECTUS/PROXY STATEMENT) WITHOUT CHARGE BY CALLING OR WRITING THE FOLLOWING
PERSONS:

     Camco Financial Corporation            Columbia Financial of Kentucky, Inc.
     6901 Glenn Highway                     2497 Dixie Highway
     Cambridge, Ohio  43725                 Ft. Mitchell, Kentucky  41017
     Attention:  Anita Frencik              Attention:  Carol S. Margrave
     (740) 435-2020                         (859) 331-2419

     PLEASE REQUEST DOCUMENTS BY OCTOBER 24, 2001. YOU MAY ALSO OBTAIN COPIES OF THE DOCUMENTS FROM THE SECURITIES AND EXCHANGE COMMISSION THROUGH ITS WEBSITE AT THE ADDRESS PROVIDED ABOVE.

     Following the merger, Camco will continue to be regulated by the information, reporting and proxy statement requirements of the Securities Exchange Act of 1934, as amended.

                                    Annex A


                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

                  THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into this 4th day of June, 2001, by and among Camco Financial Corporation, a Delaware corporation ("Camco"), Camco Acquisition Corp., an Ohio corporation formed by Camco for the purpose of facilitating the business combination ("Merger Sub"), Advantage Bank, a savings bank organized under Chapter 1161 of the Ohio Revised Code ("Advantage"), Columbia Financial of Kentucky, Inc., an Ohio corporation ("CFKY"), and Columbia Federal Savings Bank, a federal savings bank organized under the laws of the United States of America (the "Bank");

                                   WITNESSETH:

                  WHEREAS, the Boards of Directors of Camco, Advantage, CFKY and the Bank have determined that it is in the best interests of their respective companies and their respective shareholders to enter into certain business combination transactions in which Merger Sub will merge with and into CFKY (the "Corporate Merger") followed by the merger of CFKY, as the surviving corporation, with and into Camco (the "Holding Company Merger"), and the Bank will merge with and into Advantage (the "Bank Merger");

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, Camco, Merger Sub, Advantage, CFKY and the Bank, each intending to be legally bound, hereby agree as follows:

                                   ARTICLE ONE

                                   THE MERGERS

                  SECTION 1.01. THE MERGERS. (a) Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the Ohio General Corporation Law (the "OGCL") and applicable federal laws and regulations, Merger Sub shall merge with and into CFKY (the "Corporate Merger") in accordance with the provisions of Section 1701.78 of the OGCL and the separate corporate existence of Merger Sub shall cease at the Effective Time (hereinafter defined). CFKY shall be the surviving corporation of the Corporate Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Ohio. From and after the Effective Time, the Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of Merger Sub and CFKY and all obligations belonging or due to each of them.

                  (b) Immediately following the Corporate Merger, Camco shall cause the Holding Company Merger to be completed.

                  (c) Immediately following the Holding Company Merger, Camco shall cause the Bank Merger to be completed in accordance with the Agreement of Merger attached hereto as Exhibit "A" (the "Bank Merger Agreement").

                  (d) With the consent of CFKY, which consent shall not be unreasonably withheld, Camco, Merger Sub and Advantage may at any time change the method of effecting the combinations with CFKY and the Bank (including, without limitation, the provisions of this Article One) if and to the extent Camco deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or composition of the Per Share Merger Consideration, or (ii) be likely to materially delay or jeopardize receipt of any required regulatory approvals or materially delay or prevent the satisfaction of any conditions to the Closing. CFKY and the Bank shall, if requested by Camco, enter into one or more amendments to this Agreement prior to the Effective Time in order to effect any such change.

                  SECTION 1.02. CONVERSION AND CANCELLATION OF CFKY SHARES. At the Effective Time and as a result of the Corporate Merger, automatically and without further act of Camco, Merger Sub, Advantage, CFKY, the Bank or the holders of CFKY Shares (hereinafter defined), the following shall occur:

                  (a) Subject to adjustment as set forth in this Section 1.02(a), each CFKY Share issued and outstanding shall be cancelled and extinguished and, in substitution and exchange therefor, the holders thereof shall be entitled, subject to and upon compliance with Article Two of this Agreement, to receive from Camco Six and 90/100 Dollars ($6.90) and .3681 share of common stock of Camco (the "Per Share Merger Consideration") without any interest thereon from the Effective Time until the time of payment.

                           (i) The Camco common share portion of the Per Share Merger Consideration (the "Camco Share Consideration") shall be adjusted to reflect any stock split, stock dividend or distributions in, or combinations or subdivisions of, Camco common shares, which is paid, or for which a record date occurs, between the date hereof and the Effective Time. The Camco Share Consideration may be adjusted, in the discretion of Camco, pursuant to Section 7.03(d) of this Agreement.

                           (ii) No fractional shares will be issued, and cash will be paid in lieu of fractional shares based on the average of the bid and asked price quotes of the Camco common shares as reported on The Nasdaq National Market System ("Nasdaq") by a mutually agreed upon authoritative source on the last day of trading of Camco common shares prior to the Effective Time ("the Camco Market Value").

                           (iii) Subject to Section 8.01(d)(ii), if the
                           Environmental Costs Estimate (hereinafter defined) exceeds $150,000, the Per Share Merger Consideration shall be reduced by an amount equal to the quotient of (x) the amount by which the Environmental Costs Estimate exceeds $150,000, divided by (y) the number of issued and outstanding CFKY Shares on a fully-diluted basis, giving effect to the exercise of all outstanding options under the CFKY Option Plan (hereinafter defined).

                            (iv) Subject to Section 8.01(d)(ii), if the Benefit Plan Cost (hereinafter defined) exceeds $25,000 in the aggregate, the Per Share Merger Consideration shall be adjusted by an amount equal to the quotient of (x) the amount by which the Benefit Plan Cost exceeds $25,000, divided by (y) the number of issued and outstanding CFKY Shares on a fully-diluted basis, giving effect to the exercise of all outstanding options under the CFKY Option Plan.

                            (v) The adjustments to the Per Share Merger
                            Consideration pursuant to clauses (iii) and (iv) above shall be made only to the extent that the Environmental Costs Estimate and the Benefit Plan Cost are identified prior to the earlier of (A) September 15, 2001, or (B) the effective date of the Registration Statement (hereinafter defined).

                  (b) Shares of Merger Sub issued and outstanding before the Effective Time shall remain issued and outstanding after the Effective Time and shall automatically be converted into common shares of the Surviving Corporation.

                  (c) Any treasury shares held by CFKY and any CFKY shares owned by Camco for its own account shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  SECTION 1.03. CFKY OPTIONS. At the Effective Time, each outstanding option under the Columbia Financial of Kentucky, Inc. 1999 Stock Option and Incentive Plan (the "CFKY Option Plan") shall be converted into the right to receive a cash payment from Camco equal to the difference between (a) the value of the Per Share Merger Consideration based on the Camco Market Value at the Effective Time and (b) the exercise price per share of such option then exercisable. Any payments made to option holders in accordance with the foregoing shall be subject to applicable federal and state tax withholding obligations.

                  SECTION 1.04. CLOSING AND EFFECTIVE TIME. The closing of the Corporate Merger pursuant to this Agreement (the "Closing") shall take place at a date and time agreed upon by Camco and CFKY as soon as practicable after the satisfaction or waiver of the last of the conditions to the Corporate Merger set forth in Article Seven of this Agreement to be satisfied. On the day of the Closing, Camco, Merger Sub and CFKY shall cause a Certificate of Merger in respect of the Corporate Merger to be filed in the Office of the Ohio Secretary of State. The Corporate Merger shall become effective at the date and time indicated on such filing (the "Effective Time").

                  SECTION 1.05. ADOPTION BY SHAREHOLDERS. This Agreement shall be submitted for adoption by the shareholders of CFKY entitled to vote at a meeting of shareholders called for such purpose to be held at a time, date and place to be determined by the board of directors of CFKY, subject to applicable laws and regulations (the "CFKY Shareholders Meeting").

                  SECTION 1.06. REGULATORY FILINGS. (a) Camco shall prepare and cause to be filed with the Office of Thrift Supervision (the "OTS"), the Superintendent of the Division of Financial Institutions of the Ohio Department of Commerce (the "Division") and the Federal Deposit Insurance Corporation (the "FDIC") such applications, notices or other instruments as may be required for approval of the Corporate Merger (collectively, the "Regulatory Applications").

                  (b) Camco shall prepare and cause to be filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4, or such other form as may be required by the SEC (the "Registration Statement"), to register under the Securities Act of 1933 the Camco Shares to be issued to shareholders of CFKY in the Corporate Merger and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as possible. The Registration Statement shall include a combined proxy statement/prospectus serving as a prospectus of Camco for the Camco Shares to be issued in the Corporate Merger (the "Prospectus") and the proxy statement of CFKY for the CFKY Shareholders Meeting (the "Proxy Statement"). Camco and CFKY shall cooperate in the preparation of the Proxy Statement and the Prospectus and shall timely provide all information required to be included therein.

                  (c) Camco shall provide copies of the Registration Statement and all amendments to CFKY upon filing, keep CFKY reasonably informed as to the status of the Registration Statement and provide CFKY with copies of all comments from and responses to the SEC.

                  SECTION 1.07. ARTICLES OF INCORPORATION, CODE OF REGULATIONS AND DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The Articles of Incorporation and Code of Regulations of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Code of Regulations of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

                  SECTION 1.08 NAME OF SURVIVING CORPORATION. The name of the Surviving Corporation shall be Camco Acquisition Corp.


                                   ARTICLE TWO

                       EXCHANGE OF CFKY SHARE CERTIFICATES

                  SECTION 2.01. SHARE CERTIFICATES IN THE MERGER. (a) As soon as practicable after the Effective Time, Camco shall mail to each holder of record of CFKY Shares a form letter of transmittal (the "Transmittal Letter") including instructions for use in effecting the surrender for exchange of the certificates formerly evidencing the CFKY Shares cancelled and extinguished as a result of the Corporate Merger (collectively, the "Certificates" and individually, the "Certificate"). The Transmittal Letter shall specify that the risk of loss and title to Certificates shall pass only upon delivery of the Certificates as specified in the Transmittal Letter. Upon surrender of a Certificate for cancellation, together with such Transmittal Letter, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration, and the Certificate so surrendered shall thereafter be cancelled forthwith. Camco may, at its election, designate an exchange agent to discharge its duties pursuant to this Section 2.01.

                 (b) In the event that any holder of CFKY Shares is unable to deliver the Certificate, Camco, in the absence of actual notice that any CFKY Shares theretofore represented by any such Certificate have been acquired by a bona fide purchaser, shall deliver to such holder the Per Share Merger Consideration to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

                     (i) Evidence to the reasonable satisfaction of Camco that any such Certificate has been lost, wrongfully taken or destroyed;

                     (ii) Such security or indemnity as may be reasonably requested by Camco to indemnify and hold Camco and the exchange agent harmless; and

                     (iii) Evidence to the reasonable satisfaction of Camco that such person is the owner of the CFKY Shares theretofore represented by each Certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such Certificate for exchange pursuant to this Agreement.

                 (c) In the event that delivery of the Per Share Merger Consideration provided for herein is to be made to a person other than the person in whose name the Certificate surrendered is registered, the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and the person requesting such issuance or payment shall pay any transfer or other taxes required by reason of the issuance or payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Camco that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.01, each Certificate shall represent for all purposes only the right to receive the Per Share Merger Consideration.

                 (d) No dividends or other distributions declared after the Effective Time with respect to Camco shares and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate. After the subsequent surrender and exchange of a Certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Camco Shares represented by such Certificate.

                 (e) No consideration provided for herein shall be delivered by Camco to any former holder of CFKY Shares in accordance with this Agreement until such holder shall have complied with this Section 2.01.

                 (f) Any portion of the cash delivered to the exchange agent by Camco for payment of the Per Share Merger Consideration that remains unclaimed by the shareholders of CFKY for one year after the Effective Time shall be returned to Camco. Any shareholders of CFKY who have not theretofore complied with this Section 2.01 shall thereafter look only to Camco for the Per Share Merger Consideration. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any governmental entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Camco (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the exchange agent nor any party to this Agreement shall be liable to any holder of any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Camco and the exchange agent shall be entitled to rely upon the stock transfer books of CFKY to establish the identity of those persons entitled to receive the Per Share Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of CKFY Shares, Camco and the exchange agent shall be entitled to deposit any Per Share Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                  SECTION 2.02. PAYMENT IN SATISFACTION OF RIGHTS. All payments made upon the surrender of Certificates pursuant to this Article Two shall be deemed to have been made in full satisfaction of all rights pertaining to the CFKY shares theretofore evidenced by such Certificates.

                  SECTION 2.03. NO FURTHER REGISTRATION OR TRANSFER. After the Effective Time, there shall be no further registration or transfer of CFKY shares on the stock transfer books of CFKY. In the event that, after the Effective Time, Certificates evidencing such CFKY shares are presented for transfer, they shall be cancelled and exchanged as provided in this Article Two.

                  SECTION 2.04 DISSENTING CFKY SHARES. (a) Any holder of CFKY Shares who seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL (a "Dissenting Shareholder") shall be entitled to payment for such CFKY Shares only to the extent permitted by and in accordance with the provisions of the OGCL; provided, however, that if, in accordance with the OGCL, any Dissenting Shareholder shall forfeit such right to payment of the fair value of the CFKY Shares held by such Dissenting Shareholder, such CFKY Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration. Dissenting Shareholders shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded pursuant to the OGCL.

                 (b) CFKY shall give Camco (i) prompt notice of any written objections to the Corporate Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to the OGCL received by CFKY and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the OGCL. CFKY shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Camco, settle or offer to settle any such demands.

                                  ARTICLE THREE

               REPRESENTATIONS AND WARRANTIES OF CFKY AND THE BANK

                 CFKY and the Bank represent and warrant to Camco, Merger Sub and Advantage that each of the following statements is true and accurate in all material respects, except as otherwise disclosed in a schedule provided by CFKY and the Bank to Camco prior to the execution of this Agreement (the "CFKY Disclosure Schedule"):

                 SECTION 3.01. ORGANIZATION AND STANDING. (a) CFKY is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. CFKY is registered as a savings and loan holding company under the Home Owners' Loan Act (the "HOLA"). CFKY is in compliance in all material respects with all applicable local, state or federal laws and regulations.

                 (b) The Bank is a federal savings bank duly organized and validly existing under the HOLA and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. The Bank is a member of the Federal Home Loan Bank of Cincinnati (the "FHLB"). The deposit accounts of the Bank are insured up to applicable limits by the Savings Association Insurance Fund administered by the FDIC (the "SAIF"). The Bank is in compliance in all material respects with all applicable local, state or federal laws and regulations.

                 SECTION 3.02. QUALIFICATION. CFKY and the Bank are each either duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify would not have a material adverse effect on the business of CFKY or the Bank.

                 SECTION 3.03. AUTHORITY. (a) This Agreement has been (i) duly executed and delivered by CFKY and the Bank, (ii) approved by the boards of directors of CFKY and the Bank, and (iii) adopted by CFKY as the sole shareholder of the Bank.

                 (b) The Bank Merger Agreement has been (i) duly executed and delivered by the Bank, (ii) approved by the board of directors of the Bank, and
(iii) adopted by CFKY as the sole shareholder of the Bank.

                 (c) Subject to the adoption of this Agreement by the CFKY shareholders and to the filing of all requisite Regulatory Applications and the receipt of all requisite regulatory approvals, (i) subject to the amendment of the Articles of Incorporation of CFKY and the Charter of the Bank with respect to acquisitions of more than 10% of the outstanding common shares of CFKY, CFKY has all requisite corporate power and authority to enter into this Agreement and, to perform all of its obligations hereunder; (ii) subject to the amendment of the Articles of Incorporation of CFKY and the Charter of the Bank with respect to acquisitions of more than 10% of the outstanding common shares of CFKY, the Bank has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement and, to perform all of its obligations hereunder and thereunder; (iii) the execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by CFKY and the Bank; and (iv) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. ss.1818(b) or by the appointment of a conservator by the FDIC, (A) this Agreement is the valid and binding agreement of CFKY, enforceable against CFKY in accordance with its terms, and (B) this Agreement and the Bank Merger Agreement are the valid and binding agreements of the Bank, enforceable against the Bank in accordance with their terms.

                 SECTION 3.04. GOVERNING DOCUMENTS. (a) CFKY has made available, or will promptly make available, to Camco true and accurate copies of its Articles of Incorporation and Code of Regulations and has granted Camco access to all records of all meetings and other corporate actions occurring before the Effective Time by the shareholders, board of directors and committees of the board of directors of CFKY, except those portions of the records of various meetings that relate specifically to the consideration of the transactions contemplated by this Agreement.

                 (b) The Bank has made available, or will promptly make available, to Camco true and accurate copies of its Charter and Bylaws and has granted or will grant to Camco access to all records of all meetings and other corporate actions occurring before the Effective Time by the shareholders, board of directors and committees of the board of directors of the Bank.

                 (c) The minute books of CFKY and the Bank contain, in all material respects, complete and accurate records of all meetings and other corporate actions of their shareholders, boards of directors and committees of the boards of directors through May 15, 2001.

                 SECTION 3.05. NO CONFLICTS. The execution and delivery of this Agreement and, subject to the adoption of this Agreement by the shareholders of CFKY, and subject to the regulatory filings and approvals referenced in Section
1.06 of this Agreement, the consummation of the transactions contemplated hereby will not (a) subject to the amendment of the Articles of Incorporation of CFKY and the Charter of the Bank with respect to acquisitions of more than 10% of the outstanding common shares of CFKY and the Bank, conflict with or violate any provision of or result in the breach of any provision of the Articles of Incorporation or Code of Regulations of CFKY or the Charter or Bylaws of the Bank; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice or lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which CFKY or the Bank is a party or by which CFKY or the Bank or their property or assets is bound; (c) require the consent of any party to any agreement or commitment to which CFKY or the Bank is a party or by which CFKY or the Bank or their property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of CFKY or the Bank; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of CFKY or the Bank; or (e) violate or conflict with any applicable law, ordinance, rule or regulation, including, without limitation, the rules and regulations of, or conditions of approval of applications or notices to, the OTS, the Division or the FDIC.

                 SECTION 3.06. CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement by CFKY or the Bank or the consummation by CFKY or the Bank of the transactions contemplated hereby, except for the filings, authorizations consents or approvals referenced in Sections 1.05 and 1.06 of this Agreement.

                 SECTION 3.07. CAPITALIZATION. (a) The authorized capital of CFKY consists solely of (i) 6,000,000 common shares, without par value (the "CFKY Shares"), 2,625,950 of which are issued and outstanding and held of record by approximately 1,900 shareholders, 45,500 of which are held in CFKY's treasury and 252,600 of which are reserved for issuance upon the exercise of CFKY options, and (ii) 1,000,000 preferred shares, without par value, none of which is issued or outstanding. All of the outstanding CFKY Shares are duly authorized, validly issued, fully paid and nonassessable, were issued in full compliance with all applicable laws and regulations, and were not issued in violation of the preemptive right of any shareholder of CFKY. Upon the exercise of the CFKY options prior to the date of the Closing, the CFKY Shares to be issued in connection with the exercise of such CFKY options will be duly authorized, validly issued, fully paid and nonassessable, will be issued in full compliance with all applicable laws and regulations, and will not be issued in violation of the preemptive right of any shareholder of CFKY. Except for options awarded under the CFKY Option Plan (the "CFKY Options"), there are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating CFKY to issue, deliver or sell, cause to be issued, delivered or sold, or restricting CFKY from selling any additional CFKY Shares, or obligating CFKY to grant, extend or enter into any such agreement or commitment.

                 (b) The authorized capital of the Bank consists solely of 10,000,000 common shares without par value, 100 of which are issued and outstanding and held of record by CFKY. All of the outstanding common shares of the Bank are duly authorized, validly issued, fully paid and nonassessable, were issued in full compliance with all applicable laws and regulations, and were not issued in violation of the preemptive right of any other person or entity. There are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating the Bank to issue, deliver or sell, or to cause to be issued, delivered or sold, any additional common shares of the Bank.

                 SECTION 3.08. SEC DOCUMENTS AND REGULATORY REPORTS. (a) CFKY has delivered or made available to Camco a complete copy of all reports, prospectuses, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Act of 1933 (the "1933 Act"), as amended, and the Securities Act of 1934 (the "1934 Act"), as amended, and regulations issued pursuant thereto or mailed by CFKY or the Bank to the respective members or shareholders (the "CFKY SEC Documents"). The CFKY SEC Documents were timely filed and did not, as of the dates on which such reports were filed with the SEC, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                 (b) CFKY and the Bank has each duly filed with the OTS and the FDIC, as the case may be, in correct form the reports required to be filed under applicable law and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable law and regulation, and CFKY has previously delivered or made available to Camco accurate and complete copies of all such reports. In connection with the most recent examination of CFKY or the Bank by the OTS or the FDIC, neither CFKY nor the Bank was required to correct or change any action, procedure or proceeding which has not been corrected or changed as required.

                 SECTION 3.09. FINANCIAL STATEMENTS. (a) The consolidated statements of financial condition of CFKY and its subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of income, statements of shareholders' equity and statements of cash flows for each of the three fiscal years ended September 30, 2000, 1999 and 1998, together with the notes thereto, examined and reported upon by VonLehman & Company Inc., independent certified public accountants, complete copies of which have previously been delivered to Camco (the "CFKY Audited Financials"), have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis and fairly present the consolidated financial position of CFKY at such date and the consolidated results of its operations and cash flows for such periods.

                 (b) The unaudited consolidated statements of financial condition of CFKY as of March 31, 2001, and the related unaudited consolidated statements of income, shareholders' equity and cash flows for each of the six months ended March 31, 2001 and March 31, 2000, included in the CFKY quarterly report on Form 10-Q for the quarter ended March 31, 2001, as currently on file with the SEC and previously delivered to Camco (the "CFKY Interim Financials"), fairly present the consolidated financial position of CFKY at such date and the consolidated results of its operations and cash flows for such periods and have been prepared in accordance with GAAP applied on a consistent basis.

                 (c) The books and records of CFKY and the Bank are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of CFKY and the Bank.

                 (d) Except as disclosed in the CFKY Interim Financials, as of March 31, 2001, CFKY had no liabilities or obligations material to the business operations, condition (financial or otherwise) or prospects of CFKY and its consolidated subsidiaries taken as a whole, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

                 (e) The CFKY Audited Financials and CFKY Interim Financials did not, as of the dates thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading.

                 SECTION 3.10. ABSENCE OF MATERIAL ADVERSE CHANGE; CONDUCT OF BUSINESS. Since March 31, 2001: there have been no material adverse changes in the assets, liabilities, business, operations, condition (financial or otherwise) or prospects of CFKY or the Bank, taken as a whole; CFKY and the Bank have conducted business only in the ordinary and usual course; and CFKY and the Bank have not:


                 (a) Authorized the creation or issuance of, issued, sold or disposed of, or created any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities, or any obligation convertible into or exchangeable for, any shares of their capital stock;

                 (b) Declared, set aside, paid or made any dividend or other distributions on their capital stock or directly or indirectly redeemed, purchased or acquired any shares thereof or entered into any agreement in respect of the foregoing, except a cash dividend paid by CFKY on May 11, 2001 in the amount of $.07 per share;

                 (c) Effected any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

                 (d) Amended their Articles of Incorporation, Code of Regulations, Charter or Bylaws;

                 (e) Purchased, sold, assigned or transferred any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible asset or property;

                 (f) Mortgaged, pledged or granted or suffered to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet due and payable and such other liens, encumbrances or charges which do not materially adversely affect their financial position;

                 (g) Cancelled any material debts or waived any material claims other than for adequate consideration;

                 (h) Incurred any material obligation or liability (absolute or contingent), including, without limitation, any tax liability or any liability for borrowings from the FHLB, or paid any material liability or obligation (absolute or contingent) other than liabilities and obligations incurred or paid in the ordinary course of business and consistent with past practice;

                 (i) Experienced any material change in the amount or general composition of the Bank's deposit liabilities;

                 (j) Entered into or amended any employment contract with any of their employees, increased the compensation payable to any officer or director or any relative of any such employee or director, or become obligated to increase any such compensation;

                 (k) Except as set forth in Section 3.10(k) of the CFKY Disclosure Schedule, adopted or amended in any material respect any employee benefit plan, severance plan or collective bargaining agreement, made any awards or distributions under any employee benefit plan or made any contributions to any employee benefit plan not consistent with past practice or custom;

                 (l) Incurred any damage, destruction or similar loss, whether or not covered by insurance, materially affecting their businesses or properties;

                 (m) Acquired any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

                 (n) Made any material investment (except investments made in the ordinary course of business and consistent with past practice);

                 (o) Made any material capital expenditure or commitment for any material addition to property, plant or equipment; or

                 (p) Agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

                 SECTION 3.11. PROPERTIES. (a) A list and brief description of all material fixed assets owned by CFKY or the Bank (the "Personal Property") carried on the books of CFKY or the Bank as of the date hereof, is set forth in
Section 3.11(a) of the CFKY Disclosure Schedule. All Personal Property has been maintained in good working order, ordinary wear and tear excepted. CFKY or the Bank owns and has good title to all of the Personal Property, free and clear of any mortgage, lien, pledge, charge, claim, conditional sales or other agreement, lease, right or encumbrance, except (i) to the extent stated or reserved against in the CFKY Audited Financials and (ii) such other exceptions which are not material in character, amount or extent and do not materially detract from the value of or interfere with the use of the Personal Properties subject thereto or affected thereby.

                 (b) The documentation governing or relating to the loan and credit-related assets representing the loan portfolio of the Bank ("Loan Documentation") is legally sufficient in all material respects for the purposes intended thereby and creates enforceable rights of the Bank in accordance with the terms of such Loan Documentation, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents. To the knowledge of the Bank, no debtor under any of the Loan Documentation has asserted any claim or defense with respect to the subject matter thereof.

                 (c) A description of each parcel of real property owned by CFKY or the Bank (the "Real Properties") is set forth in Section 3.11(c) of the CFKY Disclosure Schedule. CFKY or the Bank is the owner of the Real Properties in fee simple and has good and marketable title to the Real Properties free of any liens, claims, charges, encumbrances or security interests of any kind, except (i) liens for real estate taxes and assessments not yet delinquent and
(ii) utility, access and other easements, rights of way, restrictions and exceptions which do not impair the Real Properties for the use and business being conducted thereon. No party leases any of the Real Properties from CFKY or the Bank.

                 (d) Neither CFKY nor the Bank has received notification from any governmental entity of contemplated improvements to the Real Properties or surrounding area or community by a public authority, the costs of which are to be assessed as special taxes against the Real Properties in the future.

                 (e) A description of all real property leased by CFKY or the Bank from a third party (the "Leased Real Property") is set forth in Section 3.11(e) of the CFKY Disclosure Schedule. True and correct copies of all leases pertaining to the Leased Real Property (the "Real Property Leases") and all attachments, amendments and addenda thereto have been delivered by CFKY and the Bank to Camco. The Real Property Leases create, in accordance with their terms, valid, binding leasehold interests of CFKY or the Bank in all of the Leased Real Property, free and clear of all liens, claims, charges, encumbrances or security interests of any kind. CFKY and the Bank have complied in all material respects with all of the provisions of the Real Property Leases required on their part to be complied with and are not in default with respect to any of their obligations (including payment obligations) under any of the Real Property Leases.

                 (f) A description of all personal property leased by CFKY or the Bank from a third party (the "Leased Personal Property") is set forth in
Section 3.11(f) of the CFKY Disclosure Schedule. The Personal Property Leases create, in accordance with their terms, valid and binding leasehold interests of CFKY or the Bank in all of the Leased Personal Property, free and clear of all liens, claims, charges, encumbrances or security interests of any kind. CFKY and the Bank have complied in all material respects with all of the provisions under the Personal Property Leases required on their part to be complied with and are not in default with respect to any of their obligations (including payment obligations) under any of the Personal Property Leases.

                 SECTION 3.12. ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses reflected on the CFKY Audited Financials is adequate as of the date hereof in all material respects under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans.

                 SECTION 3.13. INVESTMENTS. Section 3.13 of the CFKY Disclosure Schedule sets forth (a) a true, accurate and complete list of all investments, other than investments in the Personal Property, loans receivable of the Bank (the "Loan Assets") and the Real Properties, owned by CFKY or the Bank (the "Investments") as of the date hereof, the name of the registered holder thereof, the location of the certificates therefor or other evidence thereof and any stock powers or other authority for transfer granted with respect thereto, and
(b) a true, accurate and complete list of the names of each bank or other depository in which either CFKY or the Bank has an account or safe deposit box, including, without limitation, accounts with the FHLB, and the names of all persons authorized to draw thereon or to have access thereto. The Investments are owned by CFKY or the Bank free and clear of all liens, pledges, claims, security interests, encumbrances, charges or restrictions of any kind and may be freely disposed of by CFKY or the Bank at any time. There are no outstanding letters of credit issued by the Bank.

                 SECTION 3.14. DERIVATIVE TRANSACTIONS. Neither CFKY nor the Bank is a party to any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreements, repurchase agreements or reverse repurchase agreements or other derivative instruments.

                 SECTION 3.15. TAXES. (a) CFKY and the Bank have timely filed all federal, state, county and local income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other tax and information returns and reports required to have been filed by them through the date hereof, and have paid or accrued all taxes and duties (and all interest and penalties with respect thereto) due or claimed to be due by CFKY or the Bank. Neither CFKY nor the Bank has, to their knowledge, any liability for any taxes or duties (or interest or penalties with respect thereto) of any nature whatsoever in excess of those that have already been paid or accrued, and there is no basis for any additional material claims or assessments. True copies of the federal, state and local income tax returns of CFKY or the Bank for each of the three tax years ended September 30, 2000, 1999 and 1998, have been delivered to Camco.

                 (b) Section 3.15(b) of the CFKY Disclosure Schedule lists the type of return and applicable due date for each federal, state or local tax returns for which an extension of time has been granted to CFKY or the Bank. Except as set forth in Section 3.15(b) of the CFKY Disclosure Schedule, there are no federal, state or local tax returns or reports not filed which would be due but for an extension of time for filing having been granted. Neither CFKY nor the Bank has executed or filed with the Internal Revenue Service (the "IRS") or any state or local tax authority any agreement extending the period for assessment and collection of any tax, nor is CFKY or the Bank a party to any action or proceeding of any governmental authority for assessment or collection of taxes, except tax liens or levies against customers of the Bank. There is no outstanding assessment or claim for collection of taxes against CFKY or the Bank. Neither CFKY nor the Bank has received any notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental agency with respect to any federal, state or local taxes. No tax return of CFKY or the Bank is currently the subject of any audit by the IRS or any other governmental agency. No material deficiencies have been asserted in connection with the tax returns of CFKY or the Bank, and CFKY and the Bank have no reason to believe that any deficiency would be asserted relating thereto. Except as disclosed in
Section 3.15(b) of the CFKY Disclosure Schedule: (i) neither CFKY nor the Bank has ever been a member of an "affiliated group of corporations" (within the meaning of Section 1504(a) of the Code) filing consolidated returns, other than the affiliated group of which CFKY is the parent; and (ii) neither CFKY nor the Bank is a party to any tax sharing agreement, except the Tax Allocation Agreement dated January 11, 2001, between CFKY and the Bank.

                 SECTION 3.16. MATERIAL CONTRACTS. (a) Except as set forth in
Section 3.16(a) of the CFKY Disclosure Schedule, neither CFKY nor the Bank is a party to or bound by any written or oral (i) contract or commitment for capital expenditures in excess of $15,000 for any one project or $30,000 in the aggregate; (ii) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services involving payments to or by CFKY or the Bank of an amount exceeding $15,000 in the aggregate or extending for more than six months from the date hereof; (iii) contract or option for the purchase of any property, real or personal, for an amount exceeding $15,000; (iv) letter of credit or indemnity calling for payment of more than $15,000; (v) guarantee agreement; (vi) instrument granting any person authority to transact business on behalf of CFKY or the Bank; (vii) contracts or commitments to make loans (including unfunded commitments and lines of credit) to any one person (together with "affiliates" of that person) in excess of $100,000 in the aggregate, except for contracts or commitments entered into in the ordinary course of business; (viii) employment, management, consulting, deferred compensation, severance or other similar contract with any current or former director, officer or employee of CFKY or the Bank; (ix) note, debenture or loan agreement pursuant to which CFKY or the Bank has incurred indebtedness other than deposit liabilities and advances from the FHLB; (x) loan participation agreement; (xi) loan servicing agreement; (xii) contract or commitment relating to a real estate development project consisting of the development of more than one single family dwelling; (xiii) commitment to make any acquisition, development and construction loan; (xiv) commitment or agreement to do any of the foregoing; or (xv) other contract, agreement or commitment made outside the ordinary course of business. (The contracts, agreements, commitments and other arrangements described in clauses (i) through (xv) of this Section 3.16(a) are collectively referred to as the "Contracts").

                 (b) CFKY or the Bank has previously delivered or will make available to Camco upon request (i) copies of all of the Contracts and (ii) all form lending agreements and deposit forms used by the Bank in the ordinary course of business.

                 (c) Neither CFKY nor the Bank is in material default under any Contract, and no claim of such default by any party has been made or is now, to the knowledge of CFKY or the Bank, threatened, except to the extent such a default would not have a material adverse effect on CFKY and the Bank taken as a whole. There does not exist any event which, with notice or lapse of time or both, would constitute a material default by CFKY or the Bank under, or would excuse performance by any party thereto from, any Contract, except to the extent such a default would not have a material adverse effect on CFKY and the Bank taken as a whole.

                 SECTION 3.17. INSURANCE. All material properties and operations of CFKY and the Bank are insured in amounts and types as are customary for holding companies and savings banks similarly situated. The performance by the officers and employees of CFKY and the Bank of their duties is bonded in such amounts and against such risks as are usually insured against or bonded by entities similarly situated, under valid and enforceable policies of insurance or bonds issued by insurers or bonding companies of recognized responsibility, financial or otherwise. Section 3.17 of the CFKY Disclosure Schedule sets forth a true and complete list of all insurance coverages maintained by CFKY or the Bank.

                 SECTION 3.18. LITIGATION. Except as set forth in Section 3.18 of the CFKY Disclosure Schedule, (a) there are no material actions, suits, proceedings or investigations pending or threatened against or affecting the business, operations or financial condition of CFKY or the Bank in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, (b) neither the management of CFKY nor the Bank has any knowledge of any basis for any such action, suit, proceeding or investigation, and (c) neither CFKY nor the Bank is in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

                 SECTION 3.19. PERMITS AND LICENSES. CFKY and the Bank each has all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for it to conduct its business as presently conducted, and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this Agreement.

                 SECTION 3.20. BENEFIT PLANS; ERISA. (a) Section 3.20(a) of the CFKY Disclosure Schedule sets forth a true and complete list of all pension or profit-sharing plans, deferred compensation, consulting, bonus, group insurance plans or agreements and all other incentive, welfare or employee benefit plans or agreements maintained for the benefit of employees, former employees, directors or former directors of CFKY or the Bank. Copies of such plans and agreements, together with, when applicable, (i) the most recent actuarial and financial reports prepared with respect to any such plan, (ii) the three most recent annual reports filed with any governmental agency, and (iii) all rulings and determination letters received from governmental agencies and any open requests for rulings or letters that pertain to any such plan, have been delivered to Camco.

                 (b) Except as set forth in Section 3.20(b) of the CFKY Disclosure Schedule, CFKY and the Bank do not currently maintain any "employee pension benefit plan," as defined in Section 3(2) of ERISA (each such plan, together with any related trust or other funding mechanism, as maintained by CFKY or the Bank, a "Pension Benefit Plan"), which is intended to be qualified under Section 401(a) of the Code.

                 (c) Except as set forth in Section 3.20(c) of the CFKY Disclosure Schedule, neither CFKY nor the Bank currently maintains, nor have they ever maintained, any Pension Benefit Plan subject to the provisions of Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). With respect to any Pension Benefit Plan that is subject to Title IV of ERISA ("DB Plan"), CFKY and the Bank, in addition to meeting the standards described in Section 3.20(e), have complied with all minimum funding and contribution requirements and obligations imposed by the Code or ERISA and all applicable reporting, disclosure and Pension Benefit Guaranty Corporation ("PBGC") premium obligations imposed by the Code and ERISA. There are no outstanding waivers of any minimum funding standard (or open applications for a waiver of any minimum funding standard) and each DB Plan either has sufficient assets to meet all benefit liabilities or will be revised, as of or before the Effective Time, to eliminate any unfunded benefit liabilities under any DB Plan.

                 (d) CFKY and the Bank do not currently participate in, nor have they ever participated in, any multiemployer plan, as such term is defined in Section 3(37) of ERISA.

                 (e) Each Pension Benefit Plan has complied and complies currently in all material respects, both as to form and operation, with the provisions of ERISA and the Code, where required in order to be tax-qualified under Section 401(a) of the Code, and all other applicable laws, rules and regulations. Neither CFKY nor the Bank is aware of any event which might jeopardize the tax qualified status of any Pension Benefit Plan. Except as set forth in

Section 3.20(e) of the CFKY Disclosure Schedule, each Pension Benefit Plan which is intended to be qualified under Section 401(a) of the Code (i) has received a determination letter from the IRS which considers amendments made to the Code by the Tax Reform Act of 1986, or (ii) is maintained as part of a prototype or similar plan ("Prototype Plan") which has received a form of approval letter ("Approval Letter") from the IRS, which has been adopted by completion of an adoption (or similar form of) agreement subject to the Approval Letter and in a manner that entitles CFKY to rely on the Approval Letter, and which has not been subsequently amended in a manner that would affect CFKY's ability to rely on the Approval Letter. All reports required by any governmental agency with respect to each Pension Benefit Plan have been timely filed with such agency and, where required, distributed to participants and beneficiaries of such Pension Benefit Plan within the time required by law.

                 (f) Each "employee welfare benefit plan," as defined in
Section 3(1) of ERISA (each such plan together with any related trust or other funding mechanism, as maintained by CFKY or the Bank, a "Welfare Benefit Plan") has been administered in all material respects in compliance with the requirements of the Code and ERISA, and, where applicable, all state insurance laws, and all reports required by any governmental agency with respect to each Welfare Benefit Plan have been timely filed with such agency and, where required, distributed to participants and beneficiaries of such Welfare Benefit Plan within the time required by law. Each Plan which constitutes a "group health plan", as defined in Section 5000(b)(1) of the Code, is and has been administered in material compliance with the continuation of coverage provisions contained in Section 4980B of the Code.

                 (g) Neither CFKY nor the Bank nor, to the knowledge of CFKY or the Bank, any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no statutory, class or administrative exemption exists, or has been granted, under Section 408 of ERISA) or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no statutory, class or administrative exemption exists or has been granted, under Section 4975(c)(1) of the Code.

                 (h) Each Pension Benefit Plan which is intended to be an employee stock ownership plan ("ESOP"), as defined in Section 4975(e)(7) of the Code, is and has been administered in substantial compliance with the applicable provisions of Sections 4975 and 409 of the Code and the regulations thereunder. Any outstanding loan to which any such ESOP is a party constitutes an "exempt loan" as described in Section 54.4975-7 of the IRS regulations.

                 SECTION 3.21. ENVIRONMENTAL MATTERS. (a) CFKY and the Bank are in full compliance with all applicable Environmental Requirements (hereinafter defined). CFKY and the Bank have not received any written or oral communication from any organization, person or otherwise, which alleges that either (i) CFKY or the Bank is not in compliance with all applicable Environmental Requirements, or (ii) any properties or assets of CFKY or the Bank may have been affected by any Hazardous Substances (hereinafter defined). CFKY and the Bank possess all permits, registrations and other governmental authorizations required under any Environmental Requirements for the operation of the business of CFKY and the Bank.

                 (b) There is no Environmental Claim (hereinafter defined), investigation or inquiry pending or, to the knowledge of CFKY or the Bank, threatened against (i) CFKY or the Bank, (ii) any person or entity whose liability for any Environmental Claim has or may have been retained or assumed by CFKY or the Bank either contractually or by operation of law, or (iii) any real or personal property which CFKY or the Bank owns, leases, manages, supervises or participates in the management of, or, to the knowledge of CFKY or the Bank, in which CFKY or the Bank holds a security interest in connection with a loan or loan participation.

                 (c) To the knowledge of CFKY and the Bank, there are no present or past activities, conditions, or incidents, including, without limitation, the release or disposal of any Hazardous Substances, that could reasonably form the basis of any Environmental Claim against CFKY or the Bank or against any person or entity whose liability for any Environmental Claim has or may have been retained or assumed by CFKY or the Bank, either contractually or by operation of law. To the knowledge of CFKY and the Bank, none of the Real Properties or Leased Real Properties has been, or is (i) the site of the production, storage, use, release, disposal or treatment of Hazardous Substances, (ii) contaminated by Hazardous Substances, (iii) the site of any underground or aboveground storage tanks, or (iv) subject to any lien or claim which might give rise to a lien as a result of any release of Hazardous Substances or operation of any Environmental Requirement. To the knowledge of CFKY and the Bank, no Hazardous Substances have been integrated into any of the Real Properties or Leased Real Properties or any component thereof in such quantities and manner as may or do pose a threat to human health, violate any Environmental Requirement, or require abatement now or in connection with any renovation or demolition of such properties.

                 (d) Except as set forth in Section 3.21(d) of the CFKY Disclosure Schedule, none of CFKY, the Bank, their respective agents, representatives, or employees, any governmental entity, or any other person has conducted any environmental studies, site assessments, audits, or inspections of the Real Properties, Leased Real Properties or real property previously owned or leased by CFKY or the Bank. Section 3.21(d) of the CFKY Disclosure Schedule sets forth an accurate and complete list of outstanding loans of the Bank as to which the borrower has submitted (or is required to submit) to the Bank any environmental audits or reports regarding any real property securing such loan and a brief description of the environmental audit or report, to the extent applicable.

                  (e) As used in this Agreement:

                      (i) "Environmental Requirements" means all federal, state, local and other statutes, common law, regulations, rules, standards, ordinances, orders, decrees, and judgments relating to pollution, the environment, Hazardous Substances, occupational health and safety, or the protection of human health or the environment, all as may be from time to time modified;

                      (ii) "Hazardous Substances" means any and all substances or materials which are classified or considered to be hazardous or toxic to human health or the environment under any applicable Environmental Requirements and shall include, without limitation, any "Hazardous Substances" as defined in Section 101(14) of CERCLA (42 USC Section 9601(14)) or regulations promulgated thereunder, "solid waste", "hazardous waste", or "infectious waste" as such terms are defined in any Environmental Requirement, any "toxic and hazardous substances" as defined in 29 CFR Part 1910, petroleum and its products and byproducts, asbestos, polychlorinated biphenyls, nuclear fuel or materials, radioactive material, lead and lead-containing substances, molds and other infectious materials, and urea-formaldehyde; and

                      (iii) "Environmental Claim" means any claim, cause of action or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Hazardous Substance at any location, whether leased or owned, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Requirement.

                 SECTION 3.22. EMPLOYMENT MATTERS. CFKY and the Bank are in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and have not and are not engaged in any unfair labor practice, except where such failure to comply or such practice would not have a material adverse effect on the financial condition, results of operations, business or prospects of CFKY and the Bank taken as a whole. No unfair labor practice complaint against CFKY or the Bank is pending before any governmental agency or court and there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving CFKY or the Bank. No representation question exists in respect of the employees of CFKY or the Bank and no labor grievance which might have a material adverse effect upon CFKY or the Bank or the conduct of their businesses is pending or, to the knowledge of CFKY or the Bank, threatened. Neither CFKY nor the Bank has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of CFKY or the Bank, and, to the knowledge of CFKY and the Bank, there is no present effort nor existing proposal to attempt to unionize any group of employees of CFKY or the Bank.

                 SECTION 3.23. UNTRUE STATEMENTS AND OMISSIONS. The certificates, statements and other information furnished to Camco in writing by or on behalf of CFKY and the Bank in connection with the transactions contemplated hereby, including, but not limited to, disclosures and information set forth in the CFKY Disclosure Schedule, but excluding statements or information pertaining to parties unrelated to CFKY or the Bank, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 SECTION 3.24. PROXY MATERIALS. None of the information relating to CFKY or the Bank included in the Proxy Statement which is to be mailed to the shareholders of CFKY in connection with the CFKY Shareholders Meeting will, at the time the Proxy Statement is mailed or at the time of the meeting to which the Proxy Statement relates, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, except to the extent it contains information about Camco provided in writing to CFKY or the Bank by Camco.

                 SECTION 3.25. BROKERS. Except for amounts payable to Keefe, Bruyette & Wood, Inc. ("KBW"), as disclosed in Section 3.25 of the CFKY Disclosure Schedule, there are no claims or agreements for brokerage commission, finder's fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by CFKY or the Bank.

                 SECTION 3.26. REGULATORY ENFORCEMENT. Neither CFKY nor the Bank is subject to, or has received any notice or advice that it is or may become subject to, any order, agreement or memorandum of understanding of any federal or state agency charged with the supervision or regulation of banks or savings banks or engaged in the insurance of deposits or any other governmental agency having supervisory or regulatory authority with respect to CFKY or the Bank. Neither CFKY nor the Bank has received any notice or advice that it is not in substantial compliance with any statute or regulation, except as set forth in
Section 3.26 of the CFKY Disclosure Schedule.

                 SECTION 3.27. SUBSIDIARIES; EQUITY INTEREST. The term "Subsidiary" means an organization or entity which is consolidated or is eligible to be consolidated with a party to this Agreement for financial reporting purposes. Except for the Bank, CFKY has no Subsidiaries. The Bank has no Subsidiaries. Except for shares of the Bank owned by CFKY and shares of the FHLB of Cincinnati owned by the Bank or as set forth in Section 3.27 of the CFKY Disclosure Schedule, neither CFKY nor the Bank owns, beneficially or otherwise, any shares of Equity Securities (as defined below) or similar interest of any corporation, bank, business trust, association or similar organization. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of any issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. Neither CFKY nor the Bank is a party to any partnership or joint venture.

                 SECTION 3.28. CFKY OPTIONS AND RRP AWARDS. (a) Section 3.28(a) of the CFKY Disclosure Schedule lists the names of the holders, award dates, vesting dates, expiration dates, number of shares and exercise price (as such price may have been adjusted) of all unexercised CFKY Options.

                 (b) The CFKY Disclosure Schedule lists the names of the recipients, award dates, forfeitures, distribution dates and number of shares awarded and unawarded relating to and arising out of the RRP.

                 SECTION 3.29. FAIRNESS OPINION. CFKY has received an opinion of KBW to the effect that, as of the date hereof, the Per Share Merger Consideration is fair from a financial point of view to the shareholders of CFKY.

                 SECTION 3.30. REQUIRED VOTE; ANTI-TAKEOVER PROVISIONS. The affirmative vote of the holders of a majority of the issued and outstanding CFKY Shares is the only vote of shareholders of CFKY required to approve this Agreement and the transactions contemplated hereby on behalf of CFKY.

                                  ARTICLE FOUR

                        REPRESENTATIONS AND WARRANTIES OF
                         CAMCO, MERGER SUB AND ADVANTAGE

                 Camco, Merger Sub and Advantage represent and warrant to CFKY and the Bank that each of the following statements is true and accurate in all material respects:

                 SECTION 4.01. ORGANIZATION AND STANDING. (a) Camco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. Camco is registered as a savings and loan holding company under the HOLA. Camco is in compliance in all material respects with all applicable local, state and federal laws and regulations.

                 (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. Merger Sub is in compliance in all material respects with all applicable local, state and federal laws and regulations.

                 (c) Advantage is a savings bank duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. Advantage is in compliance in all material respects with all applicable local, state and federal laws and regulations.

                 SECTION 4.02. QUALIFICATION. Camco, Merger Sub and Advantage are each either duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify would not have a material adverse effect on the business of Camco, Merger Sub and Advantage taken as a whole.

                 SECTION 4.03. AUTHORITY. (a) This Agreement has been (i) duly executed and delivered by Camco, Merger Sub and Advantage, (ii) approved by the boards of directors of

Camco, Merger Sub and Advantage, and (iii) adopted by Camco as the sole shareholder of Merger Sub and Advantage.

                 (b) The Bank Merger Agreement has been (i) duly executed and delivered by Advantage, (ii) approved by the board of directors of Advantage, and (iii) adopted by Camco as the sole shareholder of Advantage.

                  (c) Subject to the filing of all requisite regulatory notices and the receipt of all requisite regulatory approvals, (i) Camco, Merger Sub and Advantage have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder; (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by Camco, Merger Sub and Advantage; and (iii) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. ss.1818(b) or by the appointment of a conservator by the FDIC, this Agreement is the valid and binding agreement of Camco, Merger Sub and Advantage enforceable against them in accordance with its terms.

         (d) No vote or action by the stockholders of Camco is required by applicable law, the Certificate of Incorporation of Camco or the Bylaws of Camco to consummate the transactions contemplated by this Agreement.

                 SECTION 4.04. GOVERNING DOCUMENTS. Camco has made available, or will promptly make available, to CFKY true and accurate copies of the Camco certificate of incorporation and bylaws, the Merger Sub articles of incorporation and code of regulations and Advantage articles of incorporation and constitution.

                 SECTION 4.05. NO CONFLICTS. The execution and delivery of this Agreement and, subject to regulatory filings and approvals referenced in Section
1.06 of this Agreement, the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of or result in the breach of any provision of the Certificate of Incorporation or Bylaws of Camco, the Articles of Incorporation and Code of Regulations of Merger Sub or the Articles of Incorporation and Constitution of Advantage; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice or lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which Camco or Advantage is a party or by which Camco or Advantage or its property or assets is bound; (c) require the consent of any party to any agreement or commitment to which Camco or Advantage is a party or by which Camco or Advantage or its property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of Camco or Advantage; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of Camco or Advantage; or (e) violate or conflict with any applicable law, ordinance, rule or regulation, including, without limitation, the rules and regulations of or conditions of approval of applications or notices to the OTS or the FDIC.

                 SECTION 4.06. CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement by Camco, Merger Sub or Advantage or the consummation by Camco, Merger Sub or Advantage of the transactions contemplated hereby, except for filings, authorizations, consents or approvals referenced in Section 1.06 of this Agreement.

                 SECTION 4.07. CAPITALIZATION. The authorized capital of Camco consists solely of (i) 14,900,000 shares of common stock, par value One Dollar ($1.00) per share (the "Camco Shares"), 6,952,927 of which are issued and outstanding, 126,019 of which are held in Camco's treasury, and 688,655 of which are reserved for issuance upon the exercise of outstanding stock options (the "Camco Options"), and (ii) 100,000 preferred shares, One Dollar ($1.00) par value per share, none of which is issued or outstanding. All of the outstanding Camco shares are, and, when issued in accordance with this Agreement, the Camco Shares to be issued upon exchange for the CFKY Shares shall be, duly authorized, validly issued, fully paid and nonassessable, issued in full compliance with all applicable laws, and not issued in violation of the preemptive right of any person. Except for the Camco Options, there are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating Camco to issue, deliver or sell, cause to be issued, delivered or sold, or restricting Camco from selling any additional Camco shares, or obligating Camco to grant, extend or enter into any such agreement or commitment.

                 SECTION 4.08. SEC DOCUMENTS. (a) Camco has delivered or made available to CFKY a complete copy of all reports, prospectuses, proxy statements, registration statements and all similar documents filed, or required to be filed pursuant to the 1933 Act or the 1934 Act (the "Camco SEC Documents"). The Camco SEC Documents were timely filed and did not, as of the dates on which such reports were filed with the SEC, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                 (b) Camco and Advantage have filed all reports and maintained all records required to be filed or maintained by them under various rules and regulations of the SEC, the OTS or the FDIC. All such documents and reports complied in all material respects with applicable requirements of laws and regulations in effect at the time of the filing of such documents and contained in all material respects the information required to be stated therein. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 SECTION 4.09. FINANCIAL STATEMENTS. (a) The consolidated statements of financial condition of Camco as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years ended December 31, 2000, 1999 and 1998, together with notes thereto, examined and reported upon by Grant Thornton, L.L.P. (the "Camco Audited Financials"), have been prepared in conformity with GAAP applied on a consistent basis and fairly present the financial position of Camco at such dates and the results of its operations and cash flows for such periods.

                 (b) The unaudited consolidated statements of financial condition of Camco as of March 31, 2001, and the related unaudited consolidated statements of earnings, stockholders' equity and cash flows for each of the three months ended March 31, 2001 and 2000 included in the Camco quarterly report on Form 10-Q for the quarter ended March 31, 2001, as currently on file with the SEC and previously delivered to CFKY (the "Camco Interim Financials"), fairly present the consolidated financial position of Camco at such date and the consolidated results of its operations and cash flows for such periods and have been prepared in accordance with GAAP applied on a consistent basis.

                 (c) The books and records of Camco are being maintained in material compliance with applicable legal and accounting requirements and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Camco.

                 (d) Except as disclosed in the Camco Interim Financials, as of March 31, 2001, Camco had no liabilities or obligations material to the business condition (financial or otherwise) of Camco taken as a whole, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

                 (e) The Camco Audited Financials and the Camco Interim Financials did not, as of the dates thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading.

                 SECTION 4.10. ABSENCE OF MATERIAL ADVERSE CHANGE. Since March 31, 2001, there have been no material adverse changes in the financial condition, assets, liabilities, obligations, properties, business or prospects of Camco and its consolidated subsidiaries, taken as a whole.

                 SECTION 4.11. ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses reflected on the Camco Audited Financials is adequate as of the date hereof in all material respects under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans.

                 SECTION 4.12. TAXES. Camco has timely filed all federal, state, county and local income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other tax and information returns and reports required to have been filed by it through the date hereof, and has paid or accrued all taxes and duties (and all interest and penalties with respect thereto) due or claimed to be due by Camco. Camco has no liability for any taxes or duties (or interest or penalties with respect thereto) of any nature whatsoever in excess of those that have already been paid or accrued, and there is no basis for any additional material claims or assessments, other than with respect to liabilities for taxes and duties which may have accrued since December 31, 2000, in the ordinary course of business. No proposed additional taxes, interest or penalties have been asserted by applicable taxing authorities.

                 SECTION 4.13. LITIGATION. Except as disclosed in the Camco SEC Documents, (a) there are no material actions, suits, proceedings or investigations pending or threatened against or affecting the business, operations or financial condition of Camco in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, (b) the management of Camco has no knowledge of any basis for any such action, suit, proceeding or investigation, and (c) Camco is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

                 SECTION 4.14. UNTRUE STATEMENTS AND OMISSIONS. The certificates, statements and other information furnished to CFKY in writing by or on behalf of Camco in connection with the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 SECTION 4.15. PROSPECTUS. None of the information relating to Camco in the Prospectus will, at the time the Prospectus is mailed to the CFKY shareholders or at the time of the CFKY Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

                 SECTION 4.16 REGULATORY ENFORCEMENT. Camco is not subject to, nor has it received any notice or advice that it is not in substantial compliance with any statute or regulation, or that it is or may become subject to, any order, agreement or memorandum of understanding of any federal or state agency charged with the supervision or regulation of savings banks, savings associations or holding companies of savings banks or savings associations or engaged in the insurance of deposits or any other governmental agency having supervisory or regulatory authority with respect to Camco, and Camco has received no notice from any governmental agency threatening to revoke any license, franchise, permit or governmental authority.

                 SECTION 4.17. EMPLOYMENT MATTERS. Camco and Advantage are in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and have not and are not engaged in any unfair labor practice, except where such failure to comply or such practice would not have a material adverse effect on the financial condition, results of operations, business or prospects of Camco and Advantage taken as a whole. No unfair labor practice complaint against Camco or

Advantage is pending before any governmental agency or court and there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving Camco or Advantage. No representation question exists in respect of the employees of Camco or Advantage and no labor grievance which might have a material adverse effect upon Camco or Advantage or the conduct of their businesses is pending or, to the knowledge of Camco or Advantage, threatened. Neither Camco nor Advantage has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Camco or Advantage, and, to the knowledge of Camco and Advantage, there is no present effort nor existing proposal to attempt to unionize any group of employees of Camco or Advantage.

                 SECTION 4.18. ENVIRONMENTAL MATTERS. (a) Camco and Advantage are in full compliance with all applicable Environmental Laws. Camco and Advantage have not received any written or oral communication from any organization, person or otherwise, which alleges that either (i) Camco or Advantage is not in compliance with all applicable Environmental Requirements, or (ii) any properties or assets of Camco or Advantage may have been affected by any Hazardous Substances. Camco and Advantage possess all permits, registrations and other governmental authorizations required under any Environmental Requirements for the operation of the business of Camco and Advantage.

                 (b) There is no Environmental Claim, investigation or inquiry pending or, to the knowledge of Camco or Advantage, threatened against (i) Camco or Advantage, (ii) any person or entity whose liability for any Environmental Claim has or may have been retained or assumed by Camco or Advantage either contractually or by operation of law, or (iii) any real or personal property which Camco or Advantage owns, leases, manages, supervises or participates in the management of, or, to the knowledge of Camco or Advantage, in which Camco or Advantage holds a security interest in connection with a loan or loan participation.

                 (c) To the knowledge of Camco and Advantage, there are no present or past activities, conditions, or incidents, including, without limitation, the release or disposal of any Material of Environmental Concern, that could reasonably form the basis of any Environmental Claim against Camco or Advantage or against any person or entity whose liability for any Environmental Claim has or may have been retained or assumed by Camco or Advantage, either contractually or by operation of law.

                 SECTION 4.19. STOCK OWNERSHIP. Neither Camco nor any of its "affiliates" or "associates," as the terms "affiliates" and "associates" are defined in ss. 1704.01(C)(1) of the OGCL, are "beneficial owners," as the term "beneficial owners" is defined in ss. 1704.01(C)(4) of the OGCL, of any of the outstanding common shares of CFKY.

                                  ARTICLE FIVE

                                    COVENANTS

                 SECTION 5.01. CONDUCT OF CFKY'S AND THE BANK'S BUSINESS. From the date of this Agreement until the Effective Time, CFKY and the Bank, except with the prior written consent of Camco, which shall not be unreasonably withheld, will each conduct its business only in the ordinary course, in accordance with past practices and policies and in compliance with all applicable statutes, rules and regulations. Notwithstanding the foregoing, without the prior written consent of Camco, which shall not be unreasonably withheld, neither CFKY nor the Bank will:

                  (a) Authorize or agree to authorize the creation or issuance of, or issue, sell or dispose of, or create any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities of which CFKY or the Bank is the issuer, or any obligations convertible into or exchangeable for any shares of its capital stock, other than CFKY shares issued in connection with the exercise of CFKY options;

                  (b) Declare, set aside, pay or make any dividend or other distribution on its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares thereof or enter into any agreement with respect to the foregoing, except for quarterly cash dividends which may be declared and paid in accordance with Section 5.04 of this Agreement;

                  (c) Effect any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

                  (d) Amend their articles of incorporation, code of regulations, charter or bylaws, except to amend the Articles of Incorporation of CFKY to eliminate Article Seventh and to amend the Charter of the Bank to eliminate Section 8.A.;

                  (e) Purchase, sell, assign or transfer any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible assets or property;

                  (f) Mortgage, pledge, grant or suffer to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet delinquent, assets pledged as collateral to secure borrowings from the FHLB or to secure public deposits and such other liens, encumbrances or charges which do not materially or adversely affect its financial position;

                  (g) Waive any rights of material value or cancel any material debts or claims;

                  (h) Incur any material obligation or liability (absolute or contingent), including, without limitation, any tax liability, or pay any material liability or obligation (absolute or contingent), other than liabilities and obligations incurred in the ordinary course of business and borrowings from the FHLB;

                  (i)      [Reserved];

                  (j) Except as specifically provided herein, enter into or amend any employment contract with any of its employees, increase the compensation payable to any employee or director or any relative of any such employee or director or become obligated to increase any such compensation;

                  (k) Except as specifically provided herein (or as required by applicable law), adopt or amend in any material respect any employee or director benefit plan, severance plan or collective bargaining agreement or make any contributions to or awards or distributions under any employee benefit plan not consistent with past practice or custom;

                  (l) Acquire any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

                  (m) Make any material capital expenditure or commitment for any material addition to property, plant, or equipment;

                  (n) Originate or issue a commitment to originate any loan secured by one- to four-family residential real estate in a principal amount of $250,000 or more or any loan secured by nonresidential real estate in a principal amount of $250,000 or more;

                  (o) Except for FHLB advances, the aggregate amount of which at any time shall not exceed Seven Million Dollars ($7,000,000), plus such additional amount as may be obtained with the right of prepayment at any time without penalty or premium, and deposit taking in the ordinary course of its business, borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others;

                  (p) Establish any new lending programs or make any changes in its policies concerning which persons may approve loans;

                  (q) Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than

                           U.S. Government and U.S. agency obligations and deposits in an overnight account at the FHLB;

                  (r) Increase or decrease the rate of interest paid on time deposits or certificates of deposits, except in a manner and pursuant to policies consistent with past practices in relation to rates prevailing in the Bank's market;

                  (s) Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I Environmental Report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials including asbestos and petroleum products; provided, however, that the Bank shall not be required to obtain such a report with respect to single-family, non-agriculture residential property of one acre or less to be foreclosed upon unless it has reason to believe such property may contain any such pollutants, contaminants, waste materials including asbestos or petroleum products; or

                  (t) Agree, whether in writing or otherwise, to take any action described in this Section 5.01.

                  SECTION 5.02. ACQUISITION TRANSACTIONS. CFKY and the Bank shall (i) not, directly or indirectly, solicit or initiate any proposals or offers from any person or entity, or discuss or negotiate with any such person or entity, regarding any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, CFKY or the Bank (collectively, "Acquisition Transactions"), (ii) not disclose to any person any information not customarily disclosed publicly or provide access to its properties, books or records or otherwise assist or encourage any person in connection with any of the foregoing, and (iii) give Camco prompt notice of any such inquiries, offers or proposals. The foregoing sentence shall not apply however to the consideration, negotiation and consummation of an Acquisition Transaction not solicited by CFKY or the Bank or any of their respective officers, directors, agents or affiliates if and to the extent that the board of directors of CFKY reasonably determines in good faith after consultation with KBW and upon written advice of counsel to CFKY that failure to consider such Acquisition Transaction could reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of CFKY; provided, however, that CFKY shall give Camco prompt notice of any such proposal of an Acquisition Transaction and keep Camco promptly informed regarding the substance thereof and the response of the board of directors of CFKY thereto.

                  SECTION 5.03. ACCOUNTING POLICIES. Before the Effective Time and at the request of Camco, CFKY or the Bank shall promptly (a) establish and take such reserves and accruals to conform the Bank's loan, accrual and reserve policies to Camco's policies; (b) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; and (c) recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, to the extent permitted by law and consistent with GAAP; provided, however, that neither CFKY nor the Bank shall be obligated to make any such changes or adjustments until the satisfaction of all conditions set forth in Sections 7.01(a) through (e), and further provided that no basis for termination of this Agreement by any party pursuant to Article Eight is then extant.

                  SECTION 5.04 CFKY DIVIDENDS. Prior to the Effective Time, the board of directors of CFKY may continue to declare and pay cash dividends on the CFKY Shares in an amount not to exceed $.07 per quarter at such times as are consistent with past practice; provided, however, that CFKY shall coordinate the declaration of any dividends with Camco for the quarter in which the Closing is expected to occur such that the CFKY Shareholders shall not receive a dividend for such quarter from both CFKY before the Effective Time and from Camco after the Effective Time.

                                   ARTICLE SIX

                               FURTHER AGREEMENTS

                  SECTION 6.01. REGULATORY APPROVALS; COOPERATION. (a) Camco, Merger Sub and Advantage shall use their best efforts to file within 60 days of the date hereof all Regulatory Applications required in order to consummate the Merger. Camco shall keep CFKY reasonably informed as to the status of the Regulatory Applications and make available to CFKY copies of the Regulatory Applications as filed and any supplementary filed materials and all responses from the regulatory authorities.

                  (b) CFKY and the Bank will cooperate and will cause their respective directors, officers, employees, agents and advisors to cooperate, to the extent reasonable or necessary, with Camco in connection with the preparation of the Regulatory Applications and the Registration Statement.

                  (c) Camco will cooperate and will cause its directors, officers, employees, agents and advisors to cooperate, to the extent reasonable or necessary, with CFKY in connection with the preparation of the Proxy Statement.

                  SECTION 6.02. SPECIAL MEETING OF SHAREHOLDERS OF CFKY. CFKY shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon this Agreement as required by applicable law. CFKY shall use its reasonable efforts to hold such meeting as soon as practicable following the date of this Agreement. The board of directors of CFKY shall (i) to the extent consistent with their fiduciary duties, recommend to its shareholders the adoption of this Agreement, the approval of the amendment to the Articles of Incorporation of CFKY to eliminate Article Seventh and the approval of the transactions contemplated hereby and any other matters to be submitted to the shareholders in connection therewith, and
(ii) use their reasonable efforts to obtain the necessary adoption by the shareholders of this Agreement and any amendments hereto, the amendment to the Articles of Incorporation of CFKY to eliminate Article Seventh and the transactions contemplated hereby. Notwithstanding the foregoing, if the board of directors of CFKY shall have reasonably determined in good faith in accordance with the provisions of Section 5.02 of this Agreement that such recommendation is reasonably likely to constitute a breach of its fiduciary duties to the shareholders of CFKY, then the board of directors of CFKY shall not be obligated to recommend to its shareholders adoption of this Agreement or to present this Agreement to the shareholders of CFKY for their adoption at the CFKY Shareholders Meeting or to hold the CFKY Shareholders Meeting for such purpose.

                  SECTION 6.03. AFFILIATES COMPLIANCE WITH THE 1933 ACT. (a)
Section 6.03 of the CFKY Disclosure Schedule identified all persons who CFKY reasonably believes to be "affiliates," as defined in paragraphs (c) and (d) of Rule 145 under the 1933 Act (the "Affiliates"). Until the Effective Time, CFKY shall identify to Camco each additional person whom it reasonably believes to have hereafter become its Affiliate.

                  (b) CFKY shall use its best efforts to obtain from each person who is identified as an Affiliate for delivery to Camco before the Effective Time a written agreement in which such Affiliate confirms that the Camco Shares received by such Affiliate in the Merger shall be transferable only in accordance with Rule 145 of the 1933 Act.

                  SECTION 6.04. EMPLOYEES. (a) All employees of the Bank as of the date of this Agreement who are actively employed at the Effective Time shall, upon satisfactory review of employment files and subject to Camco employee standards of performance, continue as employees of Advantage at the Effective Time and, with respect to employees who are not currently covered by a written employment or severance agreement with the Bank, shall be employed as at will employees at the same base compensation they are receiving from the Bank. Each Bank employee immediately before the Effective Time who is not currently covered by a written employment or severance agreement with the Bank and who Camco or Advantage elects not to employ after the Effective Time or whose employment is involuntarily terminated by Camco or one or more of its subsidiaries without cause within one year after the Effective Time shall receive an employment severance payment equal to the product of two weeks of the employee's then current salary multiplied by the number of total years of service as a Bank employee; provided, however, that the minimum severance payment shall equal four weeks' salary and the maximum severance payment shall equal twenty-six weeks' salary.

                  (b) Any employee who is currently covered by a written employment or severance agreement will continue his employment in accordance with the terms of such written agreement.

                  SECTION 6.05. EMPLOYEE BENEFITS. (a) On and after the Effective Time, Camco may, in its discretion, continue the health insurance plan currently sponsored by the Bank for the benefit of its employees or provide coverage under the health insurance plan maintained by Camco for the benefit of the employees of Camco and its subsidiaries; provided, however, that if Camco elects to provide coverage under the Camco health plan as of the Effective Time, any waiting periods or pre-existing condition limitations shall be waived for employees of the Bank who continue as employees of Advantage.

                  (b) CFKY and the Bank shall take all steps necessary to cease benefit accruals under the DB Plan and shall take all steps necessary to terminate CFKY's 401(k) Plan at or prior to the Effective Time (or, if the multiple employer plan through which it is maintained does not permit termination, to take all steps to ensure that no additional contributions are required or permitted after the Effective Time and that no additional benefits accrue after the Effective Time) and to liquidate the 401(k) Plan assets as soon as possible after the Effective Time. Subject to applicable law and regulation, employees of the Bank who become employees of Advantage shall become participants in the Camco 401(k) Plan as of the Effective Time, in accordance with the terms and conditions of such Plan as then in effect, with prior service credit given for their years of employment by the Bank for eligibility and vesting purposes.

                  (c) The CFKY ESOP shall be terminated and the net assets thereof shall be distributed as described in Section 6.06 as expeditiously as possible after the Effective Time.

                  (d) No additional contribution shall be made to the CFKY ESOP or CFKY's 401(k) Plan by Camco, Advantage, CFKY or the Bank except as necessary to make the minimum required payment under the current exempt loan (the "ESOP Loan") between CFKY and the CFKY ESOP or to satisfy any matching contribution required under the terms of CFKY's 401(k) Plan; provided, however, that all such contributions shall be deductible by CFKY and the Bank under Section 404 of the Code and the allocations of such contributions shall otherwise be in compliance with Section 415 of the Code.

                  (e) CFKY and the Bank have delivered true and complete copies of the DB Plan and the 401(k) Plan to Camco. CFKY and the Bank shall (i) use their reasonable best efforts to cause Pentegra to promptly file with the IRS an application for determination letters to the effect that the DB Plan and the 401(k) Plan each complies with all applicable provisions of the Code and that the trust associated with each such plan is exempt from taxes under Code Section 501, and (ii) promptly notify Camco of the amount of any fines, penalties or other costs that are assessed or threatened against CFKY or the Bank as a result of the failure to have previously obtained determination letters for the DB Plan and the 401(k) Plan (the "Benefit Plan Cost").

                  SECTION 6.06. TERMINATION OF CFKY ESOP. (a) Subject to the Code and relevant regulations, as soon as practicable following the date of this Agreement, CFKY and the Bank will (i) amend the ESOP to incorporate any additional provisions required by law and (ii) submit an application to the IRS requesting a determination letter to the effect that the CFKY ESOP, as initially established and as subsequently amended to comply with laws enacted after the CFKY ESOP was established, complies with Section 401(a) of the Code.

                  (b) Prior to the Effective Time, CKFY shall continue to accrue compensation expense with respect to the CFKY ESOP only to the extent necessary to make any principal and interest payments required to be made on the current exempt loan from CFKY to the CFKY

ESOP (the "ESOP Loan") between the date of this Agreement and the Effective Time. At the Effective Time, any amounts so accrued shall be applied toward repayment of the ESOP Loan, after which an appropriate number of CFKY shares shall be allocated as promptly as possible by the CFKY ESOP trustee to the accounts of CFKY ESOP participants, as defined in the CFKY ESOP (the "ESOP Participants") in accordance with the allocation provisions of the CFKY ESOP and applicable law; provided, however, that any such contribution shall be deductible by CFKY and the Bank under Section 404 of the Code and the allocations of such contribution shall otherwise be in compliance with Section 415 of the Code.

                  (c) All CFKY shares held by the trustee of the CFKY ESOP at the Effective Time shall be exchanged by the CFKY ESOP trustee for the Per Share Merger Consideration. The trustee of the CFKY ESOP shall surrender to Camco a number of shares held in the suspense account of the CFKY ESOP or pay cash, at the election of Camco, for the purpose of retiring the ESOP Loan. The number of Camco shares to be surrendered, if any, shall be based upon the fair market value of such shares at the time of surrender. Any Camco shares and other assets remaining in the suspense account following the repayment of the ESOP Loan in full shall be allocated as promptly as possible by the CFKY ESOP trustee to ESOP Participants in accordance with the allocation provisions of the CFKY ESOP and applicable law. It is the intent of the parties that the CFKY ESOP be terminated concurrently with the Effective Time and that the distributions be made as soon thereafter as possible, provided that no distribution shall be made until a final determination letter is received from the IRS.

                  (d) After the Effective Time, and while the determination letter application described in Section 6.06(a) is pending, the current administrator of the CFKY ESOP, or another administrator selected by Camco (subject to consultation with the then current trustee), shall continue to administer the CFKY ESOP subsequent to the Effective Time, and the current trustee of the CFKY ESOP, or such other trustee(s) selected by Camco (subject to consultation with the then current trustee) or the administrators, shall continue to be the Trustee subsequent to the Effective Time.

                  (e) Camco and CFKY agree that the CFKY ESOP shall be amended to the extent necessary to receive a favorable determination letter from the IRS as to the tax qualified status of the CFKY ESOP upon its termination under
Section 401(a) and 4975(e)(7) of the Code (the "Final Determination Letter"). Following the receipt of the Final Determination Letter, distributions of the account balances under the CFKY ESOP shall be made to the ESOP Participants. From and after the date hereof, in anticipation of such termination and distribution, CFKY and the Bank prior to the Effective Time, and Camco after the Effective Time, shall use their best efforts to obtain the favorable Final Determination Letter. In the event that CFKY and the Bank, prior to the Effective Time, and Camco after the Effective Time, reasonably determine that the CFKY ESOP cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be applied, allocated or distributed without causing the CFKY ESOP to lose its tax qualified status, CFKY and the Bank prior to the Effective Time and Camco after the Effective Time shall take such action as they may reasonably determine is necessary to preserve, to the extent possible, the tax status of the CFKY ESOP and its trust, the tax characterization of distributions to ESOP Participants, the allocation of the Per Share Merger Consideration as described in Section 6.06(c) to those employees who are ESOP Participants as of the Effective Time and the liquidation of the CFKY ESOP trust. All CFKY ESOP Participants shall fully vest and have a nonforfeitable interest in their accounts under the CFKY ESOP determined as of the termination date.

                  SECTION 6.07. RECOGNITION AND RETENTION PLAN. The existing RRP awards listed in Section 3.28(a) of the CFKY Disclosure Schedule will become earned and nonforfeitable upon the execution of this Agreement. No other awards shall be made under the RRP after the date of this Agreement. Prior to the Effective Time, CFKY shall terminate the RRP and shall direct the RRP committee and/or the trustee, if appropriate, to return any unawarded or forfeited CFKY Shares to CFKY and the committee and/or the trustee shall promptly effect such directive.

                  SECTION 6.08. ACCESS. Until the Effective Time, CFKY and the Bank shall afford to Camco, and Camco shall afford to CFKY and the Bank, and to their respective officers and representatives (including, without limitation, counsel, financial advisers and independent accountants), reasonable access to their properties, personnel, books, records and affairs. Such access shall include, but shall not be limited to, (i) permitting verification, by audit or otherwise, of any representation or warranty made hereunder; (ii) authorizing release of any information (including the work papers of such independent auditors and financial consultants); (iii) consistent with applicable regulations or procedures, furnishing regular and special examination reports since the date of this Agreement; and (iv) delivering copies of all documents or reports or correspondence filed and any correspondence with any federal regulatory or supervisory agency from the date of this Agreement. Each party shall furnish the other party with such additional financial and operating data and other information as to its businesses and properties as may be reasonably requested.

                  SECTION 6.09. CONFIDENTIALITY. The parties acknowledge the confidential and proprietary nature of the information as hereinafter described which has heretofore been exchanged and which will be received from each other hereunder (the "Information") and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement, or Information which is required to be furnished or used in connection with legal proceedings. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon the written request of the disclosing party, upon termination of this Agreement, the other parties will promptly return or destroy Information in their possession and certify to the disclosing party that the party has done so.

                  SECTION 6.10. PRESS RELEASES. Camco and CFKY shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without obtaining the prior consent of the other party, except as may be required by law or by obligations pursuant to any listing agreement with any national securities association.

                  SECTION 6.11. COSTS AND EXPENSES; TERMINATION FEE. Except as set forth in Section 6.18 of this Agreement and as set forth below, whether or not the Corporate Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Proxy Statement, the Registration Statement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Notwithstanding the foregoing, in the event (i) the board of directors of CFKY or the Bank accepts in any manner an Acquisition Transaction prior to the earlier of (x) termination of this Agreement for any reason other than in connection with a breach of this Agreement by CFKY or the Bank, or (y) August 31, 2002, or (ii) the board of directors of CFKY fails to recommend to the shareholders of CFKY approval of the Agreement and the Agreement is rejected by the shareholders of CFKY; or (iii) no meeting of shareholders is held on or before December 31, 2001, other than for reasons beyond the control of CFKY, then CFKY shall pay to Camco $1,250,000 in immediately available federal funds, as follows: (A) in the case of the execution of any definitive agreement or letter of intent in respect of an Acquisition Transaction prior to the earlier of (x) termination of this Agreement for any reason other than in connection with a breach of this Agreement by CFKY or the Bank, or (y) August 31, 2002, such payment shall be made within two days of the execution of such agreement or letter of intent, (B) in the case of the disapproval by the shareholders of CFKY of this Agreement where the board of directors of CFKY has failed to recommend approval, such payment shall be made within two days after the date of the CFKY Shareholders Meeting, and (C) if no meeting of shareholders is held by December 31, 2001, other than for reasons beyond the control of CFKY, such payment to be made within two days after December 31, 2001.

                  SECTION 6.12. REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                  SECTION 6.13. NOTIFICATION OF EVENTS. At all times from the date of this Agreement until the Effective Time, each party shall promptly notify the other in writing of any materially adverse business conditions threatening its normal business operations or of the occurrence of any event or the failure of any event to occur which might reasonably be expected to result in a breach of or a failure to comply with any representation, warranty, covenant, condition or agreement contained in this Agreement or of the commencement of any action, suit, proceeding or investigation against it.

                  SECTION 6.14. VOTING AGREEMENT. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Camco's willingness to enter into this Agreement, each of the directors and executive officers of CFKY and the Bank shall enter into a CFKY Shareholder Agreement in the form attached hereto as Exhibit B.

                  SECTION 6.15. [RESERVED].

                  SECTION 6.16. INDEMNIFICATION. (a) From the Effective Time and continuing for a period of three years thereafter, the current and former officers and directors of CFKY shall be indemnified by Camco from their acts and omissions occurring prior to the Effective Time to the extent permitted by the certificate of incorporation and bylaws of Camco or the articles of incorporation and code of regulations of CFKY and applicable law. From the Effective Time and continuing for a period of three years thereafter, the current and former officers and directors of the Bank shall be indemnified by Advantage for their acts and omissions occurring prior to the Effective Time to the extent permitted by the articles of incorporation and constitution of Advantage or the Charter and Bylaws of the Bank and applicable law. As a condition to receiving such indemnification, the party claiming indemnification shall assign to Camco, by separate writing, all right, title and interest in and to the proceeds of the claiming party's applicable insurance coverage, if any, including insurance maintained or provided by Camco or CFKY or the Bank to the extent of such indemnity. No person shall be entitled to such indemnification with respect to a claim (i) if such person fails to cooperate in the defense and investigation of such claim as to which indemnification may be made, (ii) made by such person against Camco, its subsidiaries, CFKY or the Bank arising out of or in connection with this Agreement, the transactions contemplated hereby or the conduct of the business of Camco, its subsidiaries, CFKY or the Bank, or
(iii) if such person fails to deliver such notices as may be required under any applicable directors and officers liability insurance policy to preserve any possible claims of which the claiming party is aware, to the extent such failure results in the denial of payment under such policy.

                  (b) Camco shall designate one of the following two alternatives for providing directors' and officers' liability coverage for the directors and officers of CFKY and the Bank: (i) CFKY shall obtain extended reporting or "tail" coverage for three years under the director and officer liability policy currently maintained by CFKY and the Bank or (ii) subject to CFKY and the Bank providing all requested information and representations to Camco's directors' and officers' liability insurance carrier, Camco shall add a rider, to be effective at the Effective Time, to Camco's existing directors' and officers' liability insurance policy covering the acts and omissions of the officers and directors of CFKY and the Bank occurring prior to the Effective Time and to continue such rider for a period of three years. Camco's obligation under this Section 6.16(b) shall be limited to an aggregate amount not to exceed 150% of the annual premium for the director and officer liability policy currently maintained by CFKY and the Bank.

                  SECTION 6.17. CONDUCT OF CAMCO BUSINESS. From the date of this Agreement until the Effective Time, Camco shall:

                  (a) Use all reasonable efforts to preserve intact its business organization and assets and maintain its rights, franchises and existing relationships with customer, suppliers, employees and business associates;

                  (b) Notify CFKY in writing within five business days of (i) the existence of any adverse business conditions threatening the normal business operations of Camco, (ii) the occurrence of any event or the failure of any event to occur which might result in a breach of or a failure to comply with any representations, warranty, covenant, condition or agreement by or pertaining to Camco contained in this Agreement, (iii) the commencement of any material action, suit, proceeding, or investigation against Camco, and (iv) the tender of any offer to acquire Camco by merger or otherwise;

                  (c) Take no action that would adversely affect the ability of Camco to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby without the imposition of a burdensome restriction or condition, or adversely affect the ability of Camco to perform its covenants and agreements under this Agreement; and

                  (d) Take all action necessary to cause to be listed on The Nasdaq Stock Market the Camco Shares to be issued pursuant to this Agreement.

                  SECTION 6.18. TITLE INSURANCE AND ENVIRONMENTAL STUDIES. (a) Camco may, in its discretion, and at its expense, obtain title insurance policies or commitments for any or all of the Real Properties.

                  (b) Camco and CFKY shall jointly select and retain an expert to perform environmental inspections of the Real Properties. The scope of such environmental inspections shall include (i) matters typically covered in an Environmental Site Assessment "Phase One" investigation in accordance with American Society for Testing Materials E 1527-00, (ii) a physical inspection (including sampling) of the Real Properties to identify the presence, location, amounts and condition of Hazardous Substances, (iii) any additional inspections or tests required to further investigate potential problems identified in the "Phase One" investigation and physical inspections, (iv) an estimate of the cost to take any remedial or other corrective actions and measures which the expert determines (A) are presently required by applicable law, (B) would be required to be taken in connection with any reasonable renovation or demolition of the property, or (C) are prudent in light of serious health or safety concerns (collectively, the "Environmental Costs Estimate"), and (v) such other items as may be agreed upon by Camco and CFKY.

                      If Camco and CFKY have not agreed upon an acceptable expert on or before June 15, 2001, Camco shall select an expert and shall give CFKY written notice identifying the expert selected by Camco. If CFKY objects to the expert selected by Camco, CFKY shall give written notice to Camco within five business days of receipt by CFKY of the notice from Camco identifying an expert acceptable to CFKY. The experts selected by Camco and CFKY shall then jointly select a third expert to conduct the inspections.

                      If it is necessary to engage a different expert to provide the Environmental Costs Estimate from that which conducts the environmental inspections, the same procedure described above shall be used for the selection of such other expert; provided, however, that the applicable date for agreeing upon a mutually acceptable expert in such case shall be five business days following the receipt of the report of the first expert who conducted the inspections.

                      Camco shall pay the fees and expenses of the expert; provided, however, if CFKY terminates this Agreement pursuant to Section 8.01(d)(ii), CFKY shall reimburse Camco for such fees and expenses.

                  SECTION 6.19. AMENDMENT TO CFKY ARTICLES AND CHARTER OF THE BANK. (a) The board of directors of CFKY shall take all steps necessary to amend the Articles of Incorporation of CFKY to eliminate Article Seventh and shall use its best efforts to cause the shareholders of CFKY to approve such amendment.

                  (b) The Bank shall take all steps necessary to amend the Charter of the Bank to eliminate Section 8.A. CFKY, as the sole shareholder of the Bank, agrees to vote its shares of the Bank in favor of the amendment to the Charter of the Bank to eliminate Section 8.A.

                                  ARTICLE SEVEN

                                 CLOSING MATTERS

                  SECTION 7.01. CONDITIONS TO OBLIGATIONS OF CAMCO, MERGER SUB, ADVANTAGE, CFKY AND THE BANK. Notwithstanding any other provision of this Agreement, the obligations of Camco, Merger Sub, Advantage, CFKY and the Bank to effect the Corporate Merger and the Bank Merger shall be subject to the fulfillment of each of the following conditions:

                  (a) This Agreement shall have been validly adopted by the affirmative vote of the holders of at least the number of outstanding CFKY Shares required under Ohio law and CFKY's Articles of Incorporation and Code of Regulations;

                  (b) All permits, approvals, consents, authorizations, exemptions or waivers of any federal or state governmental body or agency necessary or appropriate for consummation of the Merger shall have been obtained and all notices required to be filed shall have been filed and any objection or waiting period with respect to each such notice shall have expired;

                  (c) All waivers, consents and approvals of every person, in addition to those required under subsections (a) and (b) of this Section 7.01, necessary or appropriate for the consummation of the Corporate Merger and the Bank Merger shall have been obtained;

                  (d) There shall not be in effect any federal or state law, rule or regulation or any order or decision of a court of competent jurisdiction which prevents or materially delays the consummation of the Corporate Merger or the Bank Merger; and

                  (e) The Registration Statement (including any post-effective amendment thereto) shall have been declared effective by the SEC, and no proceeding shall be pending or, to the knowledge of Camco or CFKY, threatened by the SEC to suspend the effectiveness of the Registration Statement.

                  SECTION 7.02. CONDITIONS TO OBLIGATIONS OF CAMCO. In addition to the conditions contained in Section 7.01 of this Agreement, the obligations of Camco, Merger Sub and Advantage to effect the Corporate Merger and the Bank Merger shall also be subject to the fulfillment of each of the following conditions unless fulfillment is waived by Camco in writing:

                  (a) The representations and warranties of CFKY and the Bank contained in Article Three of this Agreement shall be true in all material respects at and as of the date hereof and at and as of the day of the Closing as if made at and as of such time, except as otherwise permitted or required by this Agreement or where such representation or warranty is expressly made as of a specific date;

                  (b) CFKY and the Bank shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by CFKY and the Bank before or on the day of the Closing;

                  (c) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of CFKY or the Bank after the date of this Agreement, except (i) changes resulting from action taken by CFKY or the Bank pursuant to Section 5.03 or
                  Section 6.07 of this Agreement, (ii) changes resulting from or attributable to reasonable expenses incurred in connection with the transactions contemplated by this Agreement, (iii) changes in law or regulations affecting financial institutions or their holding companies, (iv) changes in generally accepted accounting principles or regulatory accounting principles applicable to financial institutions and their holding companies, and (v) changes in economic conditions applicable to depository institutions generally or in general levels of interest rates;

                  (d) CFKY and the Bank shall each have delivered to Camco a certificate dated the day of the Closing and signed by the President of each of CFKY and the Bank to the effect set forth in subsections (a), (b) and (c) of this Section 7.02;

                  (e) There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges or seeks to prevent or delay the consummation of the Merger or seeks to impose material limitations on the ability of Camco to exercise full rights of ownership of the assets or business of CFKY and the Bank;

                (f) There shall not have been proposed, nor shall there be in effect, any federal or state law, rule, regulation, order or statement of policy that, in the reasonable judgment of Camco, would: (i) prevent or delay the consummation of the Merger or interfere with the reasonable operation of the business of CFKY or the Bank (ii) materially adversely affect the ability of Camco to enjoy the economic or other benefits of the Merger, or
                (iii) impose any material adverse condition, limitation or requirement on Camco in connection with the Merger;

                (g) CFKY and the Bank shall not have incurred any damage, destruction or similar loss, not covered by insurance, materially affecting its businesses or properties;

                (h) The shareholders' equity of CFKY on the day of the Closing and as calculated in accordance with GAAP shall not be less than $29.0 million, without giving effect to (i) reserves, accruals and charges taken or established by CFKY or the Bank at the request of Camco in accordance with Section 5.03 of this Agreement, (ii) reasonable expenses incurred in connection with the transactions contemplated by this Agreement, (iii) realized or unrealized gains or losses on securities classified as available for sale in the CFKY Audited Financials, (iv) dividends paid in accordance with Section 5.04 of this Agreement, or (v) expenses incurred pursuant to Section 6.07 of this Agreement;

                (i) CFKY and the Bank shall have complied with Section 5.03 hereof to the reasonable satisfaction of Camco;

                (j) Camco shall have received the affiliate letters required by
                Section 6.03 of this Agreement;

                (k) The holders of not more than 10% of the outstanding CFKY Shares shall have sought relief as Dissenting Shareholders; and

                (l) The Bank shall have provided Camco with adequate records with respect to the liquidation account, and such records are current and complete.

                The fulfillment of any one or all of the foregoing conditions may be waived in the sole discretion of the board of directors of Camco.

                SECTION 7.03. CONDITIONS TO OBLIGATIONS OF CFKY AND THE BANK. In addition to the conditions contained in Section 7.01 of this Agreement, the obligations of CFKY and the Bank to effect the Corporate Merger and the Bank Merger shall also be subject to the fulfillment of each of the following conditions:

                  (a) The representations and warranties of Camco, Merger Sub and Advantage contained in Article Four of this Agreement shall be true in all material respects at and as of the date hereof and at and as of the date of the Closing as if made at and as of such time, except as otherwise permitted or required by this Agreement or where such representation or warranty is expressly made as of a specific date;

                  (b) Camco, Merger Sub and Advantage shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them before or at the Closing;

                  (c) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of Camco after the date of this Agreement, except (i) changes resulting from or attributable to expenses incurred in connection with the transactions contemplated by this Agreement; (ii) changes in law or regulations affecting financial institutions or their holding companies; (iii) changes in generally accepted accounting principles or regulatory accounting principles applicable to financial institutions and their holding companies; and (iv) changes in economic conditions applicable to depository institutions generally or in general levels of interest rates;

                  (d) Camco, Merger Sub and Advantage shall each have delivered to CFKY a certificate dated the day of the Closing and signed by the President of each of Camco, Merger Sub and Advantage to the effect set forth in subsections (a) and (b) of this
                  Section 7.03, and a certificate dated the day of the Closing and signed by the President of Camco to the effect set forth in subsection (c) of this Section 7.03;

                  (e) The market value of a Camco Share shall be equal to or greater than $9.25 based on the Camco closing price for the ten trading days ending five calendar days prior to the date of the Closing; provided, however, that this condition shall be deemed to have been satisfied if the Camco Share market value, as described above, is less than $9.25 and Camco elects, in its sole discretion, to increase either the cash portion of the Per Share Merger Consideration or the Camco Share Consideration such that the value of the Per Share Merger Consideration, before giving effect to any adjustments pursuant to Section 1.02(a)(iii) and (iv) of this Agreement, shall be not less than $10.30; and

                  (f) CFKY shall have received the written opinion of KBW dated the date of the Proxy Statement to the effect that the Per Share Merger Consideration is fair to the holders of the CFKY Common Shares from a financial point of view as of such date.

                The fulfillment of any one or all of the foregoing conditions may be waived in the sole discretion of the board of directors of CFKY.

                                  ARTICLE EIGHT

                                   TERMINATION

                SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the date of the Closing, whether before or after approval by the shareholders of CFKY:

                (a) By mutual consent of the boards of directors of CFKY and Camco; or

                (b) By the board of directors of CFKY or Camco, in their sole discretion, if:

                        (i) The Merger shall not have been consummated on or before February 28, 2002;

                        (ii) Any event occurs which, in the reasonable opinion of either Camco or CFKY, would preclude satisfaction of any of the conditions set forth in Section 7.01 of this Agreement; or

                (c) By the board of directors of Camco, in its sole discretion, if any event occurs which, in the reasonable opinion of such board, would preclude compliance with any of the conditions set forth in Section 7.02 of this Agreement.

                (d) By the board of directors of CFKY, in its sole discretion, if:

                        (i) any event occurs which, in the reasonable opinion of such board, would preclude compliance with any of the conditions set forth in Section
                                7.03 of this Agreement; or

                        (ii) if the total adjustments to the Per Share Merger Consideration pursuant to Section 1.02(a)(iii) and (iv) of this Agreement would exceed $.30 per share.

                SECTION 8.02. WRITTEN NOTICE OF TERMINATION. In order to terminate this Agreement pursuant to Section 8.01, the party so acting shall give written notice of such termination to the other party. This Agreement shall terminate on the date such notice is given.

                SECTION 8.03. EFFECT OF TERMINATION. In the event of the termination of this Agreement, the provisions of this Agreement shall become void and have no effect; provided, however, that (a) the provisions set forth in Sections 6.09, 6.10 and 6.11 of this Agreement shall survive such termination and shall remain in full force and effect, and (b) a termination of this

Agreement shall not affect the liability of any party for an uncured breach of any term or condition of this Agreement.

                SECTION 8.04. AMENDMENT. This Agreement may be amended at any time before or after approval of this Agreement by the shareholders of CFKY, but after such approval no amendment shall be made which materially and adversely affects the rights of such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                SECTION 8.05. WAIVER. Any term, condition or provision of this Agreement (other than the requirement for shareholder approval) may be waived in writing at any time by action of the board of directors of the party which is, or whose shareholders are, entitled to the benefits thereof.

                                  ARTICLE NINE

                                  MISCELLANEOUS

                SECTION 9.01. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If addressed to Camco or Advantage:

                  Larry A. Caldwell
                  Chairman of the Board
                  Camco Financial Corporation
                  6901 Glenn Highway
                  Cambridge, Ohio  43725-9757

                  with a copy to:

                  Roger A. Yurchuck, Esq. and
                  Terri Reyering Abare, Esq.
                  Vorys, Sater, Seymour and Pease LLP
                  221 East Fourth Street
                  Atrium Two, Suite 2100
                  Cincinnati, Ohio  45202

If addressed to CFKY or the Bank:

                  Robert V. Lynch
                  President and Chief Executive Officer
                  Columbia Financial of Kentucky, Inc.
                  2497 Dixie Highway
                  Ft. Mitchell, KY  41017

                  with a copy to:

                  John C. Vorys, Esq. and
                  Cynthia A. Shafer, Esq.
                  Vorys, Sater, Seymour and Pease LLP
                  221 East Fourth Street
                  Atrium Two, Suite 2100
                  Cincinnati, Ohio  45202

                  SECTION 9.02. ENTIRE AGREEMENT. This Agreement (including the exhibits, documents and instruments referred to herein or therein) (a) constitutes the entire agreement of the parties and supersedes all other prior agreements and understandings, including the Confidentiality Agreement dated February 15, 2001, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to and shall not confer any rights or remedies hereunder upon any person other than Camco, Merger Sub, Advantage, CFKY and the Bank; (c) shall not be assigned by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Ohio, except to the extent that Delaware or federal law may be applicable.

                  SECTION 9.03. EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts which together shall constitute a single Agreement.

                  SECTION 9.04. HEADINGS. The headings of articles and sections herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                  SECTION 9.05. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty shall survive the Effective Time.

                  SECTION 9.06. LIABILITIES AND SPECIFIC PERFORMANCE. The termination fee provided for in Section 6.11 of this Agreement shall be the exclusive fee and remedy for a termination of this Agreement with respect to the matters described in Section 6.11 and the consideration, execution or consummation of an Acquisition Transaction. Other than with respect to such specific remedies, each party to this Agreement recognizes that, if it fails to perform, observe or discharge any of its obligations under this Agreement, remedies at law may not provide adequate relief to the other party or parties. Therefore, each party is hereby authorized to demand specific performance of this Agreement and is entitled to temporary and permanent injunctive relief in a court of competent jurisdiction at any time when any other party fails to comply with any of the provisions of this Agreement applicable to it, in addition to any other remedy that may be available in law or equity. To the extent permitted by applicable law, each party hereby irrevocably waives any defense that it might have based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance or injunctive relief.

                            [Signatures on next page]

                  IN WITNESS WHEREOF, Camco, Merger Sub, Advantage, CFKY and the Bank have caused this Agreement to be signed by their respective duly authorized officers on the date first above written.

ATTEST:                        CAMCO FINANCIAL CORPORATION


 /s/ Anita Frencik             By:  /s/ Richard C. Baylor
---------------------------        --------------------------------------------
Anita Frencik                        Richard C. Baylor
Assistant Secretary                  President

ATTEST:                        CAMCO ACQUISITION CORP.


 /s/ D. Edward Rugg            By: :  /s/ Richard C. Baylor
---------------------------        --------------------------------------------
D. Edward Rugg                        Richard C. Baylor
Secretary                             President


ATTEST:                        ADVANTAGE BANK


/s/ D. Edward Rugg             By: :  /s/ Richard C. Baylor
---------------------------        --------------------------------------------
D. Edward Rugg                        Richard C. Baylor
Assistant Secretary                   President


ATTEST:                        COLUMBIA FINANCIAL OF KENTUCKY, INC.


 /s/ Carol Margrave            By:  /s/ Robert V. Lynch
---------------------------        --------------------------------------------
Carol Margrave                        Robert V. Lynch
Secretary                             President and Chief Executive Officer


ATTEST:                        COLUMBIA FEDERAL SAVINGS BANK


 /s/ Carol Margrave            By: /s/ Robert V. Lynch
---------------------------        --------------------------------------------
Carol Margrave                        Robert V. Lynch
Secretary                             President and Chief Executive Officer

                                     Annex B



September 20, 2001


Board of Directors
Columbia Financial of Kentucky, Inc.
2497 Dixie Highway
Fort Mitchell, Kentucky

Dear Members of the Board:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Columbia Financial of Kentucky, Inc. ("CFKY"), of the consideration to be paid by Camco Financial Corporation ("Camco") in the merger (the "Merger") between CFKY and Camco. We have not been requested to opine as to, and our opinion does not in any manner address, CFKY's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement of Merger and Plan of Reorganization, dated June 4, 2001, by and among CFKY and Camco (the "Agreement"), at the effective time of the Merger, Camco will acquire all of CFKY's issued and outstanding shares of common stock. Camco will issue to the holders of CFKY's common stock $6.90 in cash and .3681 shares of Camco stock for each share of CFKY common stock outstanding. The options of CFKY that remain outstanding at the Effective Time will be cashed out at the difference between the value of the Per Share Merger Consideration as defined in the Agreement and the exercise price. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by CFKY including (i) Agreement of Merger and Plan of Reorganization by and among CFKY and Camco, (ii) Annual Report, Proxy Statement and Form 10-K for the years ended September 30, 1999 and 2000, (iii) the quarterly reports on Form 10-Q for the quarters ended December 31, 2000 and March 31, 2001; and (iii) other information we deemed relevant. We discussed with management and the boards of directors of CFKY and its wholly owned subsidiary, Columbia Federal Savings Bank, the current position and

Board of Directors
Columbia Financial of Kentucky, Inc.
September 20, 2001
Page 2

prospective outlook for CFKY. We considered historical quotations and the prices of recorded transactions in CFKY's common stock. We reviewed financial and stock market data of other savings institutions, particularly in the Midwestern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

For Camco, we reviewed (i) Annual Report, Proxy Statement and Form 10-K for the years ended December 31, 1999 and 2000, (ii) the quarterly report on Form 10-Q for the quarter ended March 31, 2001 and (iii) other information we deemed relevant.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by CFKY and Camco and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from CFKY, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of CFKY's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of CFKY or Camco. We have further relied on the assurances of management of CFKY and Camco that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to CFKY or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to CFKY in connection with the Merger and will receive a fee for such services. In addition, CFKY has agreed to indemnify us for certain liabilities arising out of our engagement by CFKY in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by Camco in the Merger is fair, from a financial point of view, to the stockholders of CFKY.

Board of Directors
Columbia Financial of Kentucky, Inc.
September 20, 2001
Page 3

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of CFKY used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of CFKY in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,


/s/ KEEFE, BRUYETTE, & WOODS, INC.
----------------------------------
Keefe, Bruyette, & Woods, Inc.

                                     ANNEX C
                                     -------

Section 1701.85   DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF SHARES.

         (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

             (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

             (3) The dissenting shareholder entitled to relief under division
(C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

             (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

             (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

         (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

         (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

         (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

                 (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

                 (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

                 (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

                 (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

             (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

         (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                      COLUMBIA FINANCIAL OF KENTUCKY, INC.

                      COLUMBIA FINANCIAL OF KENTUCKY, INC.,
                         SPECIAL MEETING OF SHAREHOLDERS
                                OCTOBER 31, 2001

     The undersigned shareholder of Columbia Financial of Kentucky, Inc. ("CFKY"), hereby constitutes and appoints John C. Layne and Daniel T. Mistler, or either of them, as the proxy or proxies of the undersigned with full power of substitution and resubstitution, to vote at the Special Meeting of Shareholders of CFKY to be held at the Holiday Inn, 2100 Dixie Highway, Ft. Mitchell, Kentucky, on October 31, 2001, at 11:00 a.m., local time (the "Special Meeting"), all of the shares of CFKY that the undersigned is entitled to vote at the Special Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Prospectus/Proxy
Statement:

1. The adoption of an amendment to the Articles of Incorporation of CFKY to eliminate Article Seventh:


            [ ]  FOR              [ ]  AGAINST            [ ]  ABSTAIN

2. The approval and adoption of the Agreement and Plan of Reorganization dated June 4, 2001, by and among Columbia Financial of Kentucky, Inc., Columbia Federal Savings Bank, Camco Financial Corporation, Camco Acquisition Corp. and Advantage Bank, and the transactions contemplated by that agreement:


            [ ]  FOR              [ ]  AGAINST            [ ]  ABSTAIN


IMPORTANT: PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.

3. In their discretion, upon such other business as may properly come before the Special Meeting or any adjournments thereof.

     The Board of Directors recommends a vote "FOR" the proposals listed on the reverse side.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF THIS PROXY IS EXECUTED AND RETURNED, BUT NO BOXES ARE MARKED, THE SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2.

     All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Special Meeting of Shareholders of CFKY and of the accompanying Proxy Statement is hereby acknowledged.

     Please sign exactly as your name appears on your Stock Certificate(s). Executors, Administrators, Trustees, Guardians, Attorneys and Agents should give their full titles.




----------------------------                ------------------------------
Signature                                   Signature



----------------------------                ------------------------------
Print or Type Name                          Print or Type Name



Dated: _____________________                Dated: _______________________


PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE USA.